   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 5, 1998

                                                REGISTRATION NO. 333-52065
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ---------------

                             AMENDMENT NO. 1

                                    TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------
                            TIER TECHNOLOGIES, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                ---------------
        CALIFORNIA                   7373                    94-3145844
     (STATE OR OTHER     (PRIMARY STANDARD INDUSTRIAL     (I.R.S. EMPLOYER
     JURISDICTION OF      CLASSIFICATION CODE NUMBER)      IDENTIFICATION
     INCORPORATION OR                                         NUMBER)
      ORGANIZATION)

                                ---------------
                        1350 TREAT BOULEVARD, SUITE 250
                        WALNUT CREEK, CALIFORNIA 94596
                                (925) 937-3950

  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Office)

                                ---------------
      JAMES L. BILDNER, CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER
                            TIER TECHNOLOGIES, INC.
                        1350 TREAT BOULEVARD, SUITE 250
                        WALNUT CREEK, CALIFORNIA 94596
                                (925) 937-3950

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)

                                ---------------
                                  Copies to:

       MORGAN P. GUENTHER, ESQ.                 D. BRADLEY PECK, ESQ.
 PAUL, HASTINGS, JANOFSKY & WALKER LLP           COOLEY GODWARD LLP
         345 CALIFORNIA STREET            4365 EXECUTIVE DRIVE, SUITE 1100
    SAN FRANCISCO, CALIFORNIA 94104          SAN DIEGO, CALIFORNIA 92121
            (415) 835-1600                         (619) 550-6000
                                ---------------

  APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                ---------------


  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                 SUBJECT TO COMPLETION, DATED JUNE 5, 1998

                                3,000,000 SHARES

                          [TIER TECHNOLOGIES(R) LOGO]

                              CLASS B COMMON STOCK

                                  -----------

  Of the 3,000,000 shares of Class B Common Stock offered hereby, 1,775,000 shares are being sold by the Company and 1,225,000 shares are being sold by the Selling Shareholders. See "Principal and Selling Shareholders." The Company will not receive any of the proceeds from the sale of the shares by the Selling Shareholders. The Company's Class B Common Stock is quoted on the Nasdaq National Market under the symbol "TIER." On May 6, 1998, the last reported sale price of the Class B Common Stock was $18.25 per share. See "Price Range of Class B Common Stock."

  The capital stock of the Company consists of Class A Common Stock and Class B Common Stock (collectively, the "Common Stock"). The two classes are substantially identical, except that the Class A Common Stock is entitled to ten votes per share on all matters and the Class B Common Stock is entitled to one vote per share on all matters, and each share of Class A Common Stock is convertible into one share of Class B Common Stock and converts automatically upon a transfer, except for certain limited permitted transfers. Holders of the Class B Common Stock, voting as a separate class, are entitled to elect two of the currently authorized five Directors of the Company, and holders of the Class A and Class B Common Stock, voting together as a single class, are entitled to elect three Directors. See "Principal and Selling Shareholders" and "Description of Capital Stock."

  SEE "RISK FACTORS" COMMENCING ON PAGE 6 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE CLASS B COMMON STOCK OFFERED HEREBY.

                                  -----------

 THESE SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS  THE
    SECURITIES AND EXCHANGE  COMMISSION OR ANY  STATE SECURITIES COMMISSION
     PASSED  UPON  THE  ACCURACY  OR  ADEQUACY  OF  THIS  PROSPECTUS.  ANY
       REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                    PRICE         UNDERWRITING       PROCEEDS         PROCEEDS
                      TO         DISCOUNTS AND          TO           TO SELLING
                    PUBLIC      COMMISSIONS (1)    COMPANY (2)    SHAREHOLDERS (2)
----------------------------------------------------------------------------------
Per Share.....       $                $                $                $
----------------------------------------------------------------------------------
Total (3).....      $                $                $                $

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) The Company and the Selling Shareholders have agreed to indemnify the Underwriters against certain liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2) Before deducting expenses payable by the Company and the Selling Shareholders, estimated at $580,000 and $250,000, respectively.
(3) The Company has granted to the Underwriters a 30-day option to purchase up to an additional 450,000 shares of Class B Common Stock solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to
    Company will be $  , $   and $  , respectively. See "Underwriting."

                                  -----------

  The shares of Class B Common Stock are offered by the several Underwriters, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that delivery of the shares of Class B Common Stock will be made at the offices of Adams, Harkness & Hill,
Inc., Boston, Massachusetts, on or about     , 1998.

ADAMS, HARKNESS & HILL, INC.               NATIONSBANC MONTGOMERY SECURITIES LLC

                  The date of this Prospectus is      , 1998.

TIER TECHNOLOGIES. TAKING THE RISK OUT OF CHANGE.

  Tier Technologies provides information technology services to Fortune 1000 companies and government entities, enabling these organizations to migrate their enterprise-wide IT systems to new technologies.

    [Graphic: A representation of the Tier Migration Solution methodology, indicating each of its four phases, Business Assessment and Scoping, Application Effectiveness Scoring, IT Strategy, Architecture and Prototyping
                  and Information Technology Implementation.]




  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING STABILIZING BIDS, SYNDICATE COVERING TRANSACTIONS OR THE IMPOSITION OF PENALTY BIDS. FOR A DISCUSSION OF THESE ACTIVITIES, SEE "UNDERWRITING."

  IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS AND SELLING GROUP MEMBERS (IF ANY) MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK OF THE COMPANY ON THE NASDAQ NATIONAL MARKET IN ACCORDANCE WITH RULE 103 OF REGULATION M. SEE "UNDERWRITING."

  "Tier Technologies" is a registered servicemark of the Company. All trademarks and trade names referred to in this Prospectus are the property of their respective owners.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and the Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus. Investors should carefully consider the risk factors related to the purchase of Class B Common Stock of the Company. See "Risk Factors."

                                  THE COMPANY

  Tier Technologies, Inc. ("Tier" or the "Company") provides information technology ("IT") consulting, application development and software engineering services that facilitate the migration of clients' enterprise-wide systems and applications to leading edge technologies. To adapt to change and remain competitive, large corporations and government entities have sought to harness their intellectual and informational capital by investing in advanced IT systems. The Tier Migration Solution is a methodology developed to evaluate or "score" the efficacy of a client's existing embedded IT capital. This approach allows the Company to supplement and replace IT systems incrementally, preserve viable components of the client's existing architecture and integrate advanced technologies to meet the client's specific business needs rather than buying or building totally new systems.

  Applying the Tier Migration Solution, the Company first assesses a client's existing business processes and defines the scope of the project, including a determination of the client's expectations for quantifiable business improvement. The Company then analyzes the client's existing IT system to determine which areas would benefit the most from the application of new technologies. When this assessment is completed, Tier develops a specific IT strategy that uses a system architecture consistent with the client's existing environment and takes advantage of new technologies. Tier then implements the recommended IT strategy. The Company applies the Tier Migration Solution to all client projects in combination with a formal internal risk assessment program that enables the Company to manage and benchmark projects on an on-going basis. Tier's Migration Solution seeks to "take the risk out of change."

  Through eleven offices located in the United States, Australia and the United Kingdom, the Company works closely with its clients to determine, evaluate and implement an IT strategy that allows the Company to rapidly adopt, deploy and transfer emerging technologies in a cost-effective manner. Tier combines its significant understanding of enterprise-wide IT systems with expertise in vertical industries, such as healthcare, financial services and government services, to provide clients with rapid and flexible migration solutions. The Company's clients consist primarily of Fortune 1000 companies with information-intensive businesses and government entities with large volume information and technology needs, including Humana Inc., Equifax Europe (UK) Ltd., the State of Missouri, the Commonwealth of Australia and Kaiser Foundation Health Plan, Inc.

  The Company seeks to become the leading provider of comprehensive IT migration solutions to Fortune 1000 companies and large government entities. The Company's strategy includes the following elements: (i) concentrate on migration opportunities; (ii) pursue strategic acquisitions; (iii) expand in key vertical markets; (iv) develop strategic partnerships; (v) expand its geographic presence; (vi) actively brand the Tier Migration Solution; and (vii) attract and retain highly skilled employees. This strategy has allowed the Company to increase revenues from $11.2 million in the six months ended March 31, 1997 to $21.8 million in the six months ended March 31, 1998. The Company's workforce has grown from 54 on January 1, 1995 to 231 on September 30, 1997 and to 338 on March 31, 1998.

  From December 1996 through the date of this Prospectus, Tier acquired seven IT service providers for a total cost of approximately $10.0 million in cash and Class B Common Stock, excluding future contingent payments, to broaden its client base, acquire additional technical expertise and supplement human resources in key vertical markets. The Company believes these acquisitions have enabled it to gain access to international labor markets and to compete effectively for highly skilled employees who have particular geographic preferences.

                                  THE OFFERING

Class B Common Stock offered by:
  The Company...........................    1,775,000 shares
  The Selling Shareholders..............    1,225,000 shares
Common Stock to be outstanding after the
offering(1)...............................  1,639,762 shares of Class A Common
                                            Stock
                                            9,626,535 shares of Class B Common
                                            Stock
Use of proceeds...........................  For working capital and general corporate purposes, including
                                            potential future acquisitions.
Nasdaq National Market symbol.............  TIER
--------
(1) Excludes 2,088,346 shares of Class B Common Stock issuable upon the exercise of stock options outstanding at March 31, 1998 (at a weighted average exercise price of $5.65 per share) under the Company's Amended and Restated 1996 Equity Incentive Plan and 20,000 shares of Class A Common Stock issuable upon the exercise of stock options outstanding at March 31, 1998 (at a weighted average exercise price of $3.58 per share). See Note 9 of Notes to Consolidated Financial Statements.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION

                                                                         NINE-MONTH     SIX MONTHS
                                                           NINE MONTHS   FISCAL YEAR       ENDED
                              YEAR ENDED DECEMBER 31,         ENDED         ENDED        MARCH 31,
                          ------------------------------- SEPTEMBER 30, SEPTEMBER 30, ---------------
                           1993    1994    1995    1996       1996         1997(1)     1997    1998
                          ------- ------- ------- ------- ------------- ------------- ------- -------
                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT
 OF INCOME DATA:
Revenues................   $3,651  $5,597 $12,373 $16,197    $11,790       $22,479    $11,206 $21,823
Cost of revenues........    3,026   4,419   9,066  11,616      8,669        14,917      7,676  14,437
                          ------- ------- ------- -------    -------       -------    ------- -------
Gross profit............      625   1,178   3,307   4,581      3,121         7,562      3,530   7,386
Costs and expenses:
 Selling and marketing..       37     272     627     975        577         1,836        871   1,416
 General and
  administrative........      369     816   1,560   2,574      1,774         4,397      2,007   3,703
 Depreciation and
  amortization..........       14      18      45      80         56           274         83     423
                          ------- ------- ------- -------    -------       -------    ------- -------
Income from operations..      205      72   1,075     952        714         1,055        569   1,844
Interest (income) and
 expense, net...........       16      17      61      74         50            99         52    (324)
                          ------- ------- ------- -------    -------       -------    ------- -------
Income before income
 taxes..................      189      55   1,014     878        664           956        517   2,168
Provision for income
 taxes..................        -       -     570     351        266           384        206     878
                          ------- ------- ------- -------    -------       -------    ------- -------
Net income..............  $   189 $    55 $   444 $   527    $   398       $   572    $   311 $ 1,290
                          ======= ======= ======= =======    =======       =======    ======= =======
Basic net income per
 share(2)...............  $  0.02 $     - $  0.04 $  0.11    $  0.08       $  0.11    $  0.07 $  0.17
                          ======= ======= ======= =======    =======       =======    ======= =======
Shares used in computing
 basic net income per
 share(2)...............   10,000  10,930  10,062   4,988      5,220         5,400      4,619   7,643
                          ======= ======= ======= =======    =======       =======    ======= =======
Diluted net income per
 share(2)...............  $  0.02 $     - $  0.04 $  0.10    $  0.07       $  0.10    $  0.06 $  0.14
                          ======= ======= ======= =======    =======       =======    ======= =======
Shares used in computing
 diluted net income per
 share(2)...............   10,000  10,930  10,062   5,246      5,478         5,794      4,793   8,953
                          ======= ======= ======= =======    =======       =======    ======= =======

                                                    MARCH 31, 1998
                                        --------------------------------------
                                                                 PRO FORMA
                                        ACTUAL  PRO FORMA(3) AS ADJUSTED(3)(4)
                                        ------- ------------ -----------------
                                                    (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash, cash equivalents and
 investments........................... $15,295   $14,843         $44,875
Working capital........................  20,133    20,062          50,094
Total assets...........................  35,388    36,436          66,468
Total long-term debt, less current
 portion...............................     129       129             129
Total shareholders' equity.............  30,195    31,624          61,656

--------
(1) In September 1997, the Company changed its fiscal year end to September 30.
(2) Computed on the basis described in Note 1 of Notes to Consolidated Financial Statements.
(3) Adjusted (i) to give effect to the exercise of options to purchase 70,000 shares of Class B Common Stock by certain Selling Shareholders prior to this offering at a weighted average exercise price of $4.80 per share in order to sell such shares in this offering and the associated tax benefit; and (ii) to reflect the purchase of certain assets of Simpson Fewster & Co. Pty Limited for a purchase price of $1.5 million effective as of April 1, 1998, including the issuance of 48,768 shares of the Company's Class B Common Stock.
(4) Adjusted to give effect to the sale of 1,775,000 shares of Class B Common Stock by the Company in this offering at the assumed public offering price of $18.25 per share and the application of the estimated net proceeds therefrom.

                                ----------------

  Tier was incorporated in the State of California in 1991. The Company maintains its principal executive offices at 1350 Treat Boulevard, Suite 250, Walnut Creek, California 94596. The Company's telephone number is (925) 937-3950.

                                ----------------

  Except as otherwise noted, all information in this Prospectus assumes (i) no exercise of the Underwriters' over-allotment option; and (ii) the exercise of options to purchase 70,000 shares of Class B Common Stock by certain Selling Shareholders prior to this offering in order to sell such shares in this offering. See "Capitalization," "Description of Capital Stock" and "Underwriting."

                                 RISK FACTORS

  The following risk factors should be considered carefully in addition to the other information in this Prospectus before purchasing the Class B Common Stock offered by this Prospectus. Except for the historical information contained herein, the discussion in this Prospectus contains certain forward-looking statements that involve risks and uncertainties. When used in this Prospectus, the words "believes," "expects," "anticipates," "intends," "estimates," "should," "will likely" and similar expressions are intended to identify such forward-looking statements. The cautionary statements made in this Prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this Prospectus. The Company's actual results could differ materially from those discussed here. Important factors that could cause or contribute to such differences include those discussed below, as well as those discussed elsewhere herein.

  Variability of Quarterly Operating Results. The Company's revenues and operating results are subject to significant variation from quarter to quarter due to a number of factors, including the number, size and scope of projects in which the Company is engaged; the contractual terms and degree of completion of such projects; start-up costs including software sublicense fees incurred in connection with the initiation of large projects; competitive pressures on pricing of the Company's services; any delays incurred in connection with, or early termination of, a project; employee utilization rates; the number of billable days in a particular quarter; the adequacy of provisions for losses; the accuracy of estimates of resources required to complete ongoing projects; demand for the Company's services generated by strategic partnerships and certain prime contractors; the Company's ability to increase both the number and size of engagements from existing clients; and economic conditions in the vertical and geographic markets served by the Company. Due to the relatively long sales cycles for the Company's services in the government services market, the timing of revenue is difficult to forecast. In addition, the achievement of anticipated revenues is substantially dependent on the Company's ability to attract, on a timely basis, and retain skilled personnel. A high percentage of the Company's operating expenses, particularly personnel and rent, are fixed in advance. Changes in the number, scope, duration or progress toward completion, of the Company's projects or in employee utilization rates would cause significant variations in operating results in any particular quarter. In addition, the Company typically reaches the annual limitation on its FICA contributions for many of its consultants before the end of the calendar year. As a result, payroll taxes as a component of cost of sales will vary from quarter to quarter during the fiscal year and will generally be higher at the beginning of the calendar year. Therefore, the Company believes that period-to-period comparisons of its operating results are not necessarily meaningful, should not be relied upon as indications of future performance and may result in volatility in the price of the Class B Common Stock. Due to the foregoing factors, among others, the Company's operating results will from time to time be below the expectations of the analysts and investors. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Concentration of Revenues; Dependence on Large Projects; Risk of Termination. The Company has derived, and believes that it will continue to derive, a significant portion of its revenues from a limited number of clients. For the six months ended March 31, 1998, the State of Missouri, Unisys Corporation ("Unisys"), Equifax Europe (UK) Ltd. ("Equifax") and Humana Inc. ("Humana") accounted for 20.5%, 19.6%, 11.9% and 11.5% of the Company's revenues, respectively. The volume of work performed for specific clients is likely to vary from year to year, and a major client in one year may not use the Company's services in a subsequent year. For example, Kaiser Foundation Health Plan, Inc. ("Kaiser") accounted for 68.1% of the Company's revenues in 1995 but only 9.3% of the Company's revenues in the six months ended March 31, 1998 as significant portions of the Company's engagement have been completed. Most of the Company's contracts are terminable by the client following limited notice and without significant penalty to the client. The completion, cancellation or significant reduction in the scope of a large project could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the amount of the Company's services required by any of its clients can be adversely affected by a number of factors, including technological developments and the internal budget cycles of such clients. As a result of the Company's focus in specific vertical markets, economic and other conditions that affect these industries could lead to a reduction in capital spending on IT projects, government spending cuts or general budgetary constraints, any of which would have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Clients."

  Need to Attract and Retain Professional Staff. The Company's success will depend in large part upon its ability to attract, retain, train, manage and motivate skilled employees, particularly project managers and other senior technical personnel. There is significant competition for employees with the skills required to perform the services the Company offers. In particular, qualified project managers and senior technical and professional staff are in great demand worldwide and competition for such persons is likely to increase. In addition, the Company requires that a significant number of its employees travel to client sites to perform services on its behalf, which may make a position with the Company less attractive to potential employees. There can be no assurance that a sufficient number of skilled employees will continue to be available to the Company, or that the Company will be successful in training, retaining and motivating current or future employees. The Company's inability to attract, retain and train skilled employees or failure of its employees to achieve expected levels of performance could impair the Company's ability to adequately manage and staff its existing projects and to bid for or obtain new projects, which would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Human Resources."

  Dependence on Key Personnel. The Company's success will depend in large part upon the continued services of a number of key employees, including its Chief Executive Officer and Chairman of the Board of Directors, James L. Bildner, and its President and Chief Technology Officer, William G. Barton. The loss of the services of either of Messrs. Bildner or Barton or of one or more of the Company's other key personnel could have a material adverse effect on the Company's business. Although the Company has entered into employment agreements with each of Messrs. Bildner and Barton, either of them may terminate their employment agreement at any time. If one or more of the Company's key employees resigns from the Company to join a competitor or to form a competing company, the loss of such personnel and any resulting loss of existing or potential clients to any such competitor could have a material adverse effect on the Company's business, financial condition and results of operations. In the event of the loss of any such personnel, there can be no assurance that the Company would be able to prevent the unauthorized disclosure or use of its technical knowledge, practices or procedures by such personnel. See "Business--Intellectual Property Rights" and "Management-- Employment Agreements."

  Control by Principal Shareholders; Voting Trust. All of the holders of Class A Common Stock have entered into a voting trust (the "Voting Trust") with respect to their shares of Class A Common Stock, which represents 63.0% of the Common Stock voting power after this offering. All power to vote shares held in the Voting Trust has been vested in the Voting Trust's trustees, Messrs. Bildner and Barton. As a result, Messrs. Bildner and Barton will be able to control the outcome of all corporate actions requiring shareholder approval, including changes in the Company's equity incentive plans for its employees, the election of a majority of the Company's directors, proxy contests, mergers involving the Company, tender offers, open-market purchase programs or other purchases of Common Stock that could give holders of the Company's Class B Common Stock the opportunity to realize a premium over the then-prevailing market price for their shares of Class B Common Stock. The concentration of voting control could have the effect of delaying or preventing a change in control of the Company and may affect the market price of the Class B Common Stock. The holders of the Class A Common Stock also hold a number of shares of Class B Common Stock that will represent 21.8% of the shares of Class B Common Stock outstanding after this offering. If such holders vote their shares of Class B Common Stock as a block, they may be able to elect all of the directors to be elected solely by the holders of the Class B Common Stock after this offering. In addition, as authorized by the California Corporations Code and based upon provisions in the Company's Amended and Restated Bylaws (the "Bylaws") and the concentration of voting control, Messrs. Bildner and Barton may take any action which may be taken at any meeting of shareholders, subject to certain exceptions related to the election of directors, by written consent without formally convening a meeting of shareholders. The Company believes that it may be necessary to increase the authorized number of shares under the Company's Amended and Restated 1996 Equity Incentive Plan prior to its next annual meeting and may circulate a resolution to that effect to its control shareholders for approval during the last quarter of fiscal 1998 or the first quarter of fiscal 1999. In addition, the Articles and Bylaws currently permit shareholders to require cumulative voting in connection with the election of directors, subject to certain requirements; however, the Articles and Bylaws also provide that cumulative voting will be eliminated effective as of the first record date for an annual meeting that the Company has equity securities listed on Nasdaq and has 800 or more holders of its equity securities. See "Description of Capital Stock." In addition, holders of an aggregate of 779,762 shares of Class A Common Stock have entered into agreements with the Company which may restrict their ability to transfer shares of Class A Common Stock following termination of employment with the Company. Such agreements would effectively delay the conversion of such shares of Class A Common Stock and may perpetuate the control of the Company by the Voting Trustees.

  Risks Associated with Rapid Technological Advances. The Company's success will depend in part on its ability to develop IT solutions that keep pace with continuing changes in technology, evolving industry standards and changing client preferences. There can be no assurance that the Company will be successful in developing such IT solutions in a timely manner or that if developed the Company will be successful in the marketplace. Delay in developing or failure to develop new IT solutions would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Strategy."

  Risks Associated with Possible Acquisitions. A principal component of the Company's business strategy is to grow by acquiring additional businesses to expand its presence in new or existing markets. From December 1996 through the date of this Prospectus, the Company acquired seven businesses. There can be no assurance that the Company will be able to identify, acquire or profitably manage additional businesses or to integrate successfully any acquired businesses into the Company without substantial expense, delay or other operational or financial problems. Acquisitions may also involve a number of special risks, including diversion of management's attention, failure to retain key personnel, amortization of acquired intangible assets, client dissatisfaction or performance problems with an acquired firm, assumption of unknown liabilities, or other unanticipated events or circumstances, any of which could have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that any acquired business will achieve anticipated revenues and operating results. The failure of the Company to manage its acquisition strategy successfully could have a material adverse effect on the Company's business, financial condition and results of operations. See "Acquisitions," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Strategy."

  Management of Growth. The Company's growth has placed, and is expected to continue to place, significant demands on its management, financial, staffing and other resources. The Company has expanded geographically by opening new offices domestically and abroad, and intends to open additional offices. The Company's ability to manage its growth effectively will require it to continue to develop and improve its operational, financial and other internal systems, as well as its business development capabilities, and to train, motivate and manage its employees. In addition, the Company's future success will depend in large part upon its ability to continue to estimate project parameters accurately, to maintain employee utilization rates and project quality and to meet delivery dates, particularly if the average size and number of the Company's projects continues to increase. If the Company is unable to manage its growth and projects effectively, such inability would have a material adverse effect on the quality of the

Company's services, its ability to retain key personnel, and its business, financial condition and results of operations. There can be no assurance that the Company's rate of growth will continue or that the Company will be successful in managing any such growth. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Risks Associated with Partnerships; Risk of Termination or
Nonperformance. The Company sometimes performs client engagements in partnership with third parties. In the government services market, the Company often joins with other organizations, such as Unisys or BDM International, Inc., to bid and perform an engagement. In these engagements, the Company is a subcontractor to the prime contractor of the engagement. In the commercial services market, the Company sometimes partners with software or technology providers to jointly bid and perform engagements. In both markets, the Company often depends on the software, resources and technology of its partners in order to perform the engagement. There can be no assurance that actions or failures attributable to the Company's partners or to the prime contractor will not also negatively affect the Company's business, financial condition or results of operations. In addition, the refusal or inability of a partner to permit continued use of its software, resources or technology would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Strategy" and "--Clients."

  Project Risks; Liability to Clients; Client Dissatisfaction. Many of the Company's engagements involve projects which are critical to the operations of its clients' businesses and provide benefits that may be difficult to quantify. The failure of the Company, or of the prime contractor on an engagement in which the Company is a subcontractor, to meet a client's expectations in the performance of its services could damage the Company's reputation and adversely affect its ability to attract new business, and could have a material adverse effect upon its business, financial condition and results of operations. The Company has undertaken, and may in the future undertake, projects in which the Company guarantees performance based upon defined operating specifications or guaranteed delivery dates. Unsatisfactory performance or unanticipated difficulties or delays in completing such projects may result in client dissatisfaction and a reduction in payment to, or payment of damages (as a result of litigation or otherwise) by, the Company, which could have a material adverse effect upon its business, financial condition and results of operations. In addition, unanticipated delays could necessitate the use of more resources than initially budgeted by the Company for a particular project, which also could have a material adverse effect upon its business, financial condition and results of operations. Any failure in a client's system could result in a claim for substantial damages against the Company, regardless of the Company's responsibility for such failure. There can be no assurance that the limitations of liability set forth in the Company's service contracts will be enforceable or will otherwise protect the Company from liability for damages. Although the Company maintains general liability insurance coverage, including coverage for errors or omissions, there can be no assurance that such coverage will continue to be available on reasonable terms, will be available in sufficient amounts to cover one or more claims or that the insurer will not disclaim coverage as to any future claim. The successful assertion of one or more claims against the Company that exceed available insurance coverage or changes in the Company's insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, would adversely affect the Company's business, financial condition and results of operations. See "Business-- Representative Engagements" and "--Clients."

  Reliance on Government Contracts; Risk of Termination. For the nine-month fiscal year ended September 30, 1997 and the six months ended March 31, 1998, approximately 45% of the Company's revenues were derived from sales to government agencies. A significant reduction in government funds available for agencies or departments to which Tier supplies IT services, either due to budget cuts or the imposition of budgetary constraints, or a determination by the particular federal, state or foreign government that funding of such agencies or departments should be reduced or discontinued, would have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the loss of a major government client, or any significant reduction or delay in orders by such client, would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Sales and Marketing" and "--Clients."

  Fixed Price Contracts; Budget Overruns. During the nine-month fiscal year ended September 30, 1997 and the six months ended March 31, 1998, 12.4% and 20.1%, respectively, of the Company's revenues were generated on a fixed price basis, rather than on a time and materials basis. The Company believes that the percentage of total revenues attributable to fixed price contracts will continue to be significant and may continue to grow. The Company's failure to estimate accurately the resources required for a fixed price project or its failure to complete its contractual obligations in a timely manner consistent with the project plan upon which its fixed price contract is based could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the Company may establish prices before project design specifications are finalized, which could result in a fixed price that proves to be too low and therefore adversely affects the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Substantial Competition. The IT services market is highly competitive and is served by numerous international, national and local firms. Market participants include systems consulting and integration firms, including national accounting firms and related entities, the internal information systems groups of its prospective clients, professional services companies, hardware and application software vendors, and divisions of large integrated technology companies and outsourcing companies. Many of these competitors have significantly greater financial, technical and marketing resources, generate greater revenues and have greater name recognition than the Company. In addition, there are relatively low barriers to entry into the IT services market, and the Company has faced, and expects to continue to face, additional competition from new entrants into the IT services market.

  The Company believes that the principal competitive factors in the IT services market include reputation, project management expertise, industry expertise, speed of development and implementation, technical expertise, competitive pricing, and the ability to deliver results on a fixed price as well as a time and materials basis. The Company believes that its ability to compete also depends in part on a number of competitive factors outside its control, including the ability of its clients or competitors to hire, retain and motivate project managers and other senior technical staff; the ownership by competitors of software used by potential clients; the price at which others offer comparable services; the ability of its clients to perform the services themselves; and the extent of its competitors' responsiveness to client needs. There can be no assurance that the Company will be able to compete effectively on pricing or other requirements with current and future competitors or that competitive pressures will not cause the Company's revenues or income to decline or otherwise materially adversely affect its business, financial condition and results of operations. See "Business-- Competition."

  Intellectual Property Rights; Limited Protection; Inability to Resell or Reuse Rights. The Company relies on a combination of trade secrets, nondisclosure and other contractual arrangements, and copyright and trademark laws to protect its intellectual property rights. The Company enters into confidentiality agreements with its employees, generally requires that its consultants and clients enter into such agreements and limits access to its proprietary information. There can be no assurance that the steps taken by the Company in this regard will be adequate to avoid the loss or misappropriation of its proprietary information, or that the Company will be able to detect unauthorized use of such information and take appropriate steps to enforce its intellectual property rights.

  A portion of the Company's business involves the development of software applications for specific client engagements. Ownership of such software is the subject of negotiation with each particular client and is typically assigned to the client. The Company also develops software application frameworks, and may retain ownership or marketing rights to these application frameworks, which may be adapted through further customization for future client projects. Certain clients have prohibited the Company from marketing the software and application frameworks developed for them entirely or for specified periods of time or to specified third parties, and there can be no assurance that clients will not demand similar or other restrictions in the future. Issues relating to the ownership of and rights to use software and application frameworks can be complicated, and there can be no assurance that disputes will not arise that affect the Company's ability to resell or reuse such software and application frameworks.

  Although the Company believes that its services and products do not infringe on the intellectual property rights of others, there can be no assurance that such a claim will not be asserted against the Company in the future, or that if asserted, any such claim will be successfully defended. See "Business-- Intellectual Property Rights."

  Risks of Conducting International Operations. For the nine-month fiscal year ended September 30, 1997 and the six months ended March 31, 1998, international operations accounted for 13.7% and 19.1% of the Company's total revenues, respectively. The Company believes that the percentage of total revenues attributable to international operations will continue to be significant and may continue to grow. In addition, a significant portion of the Company's sales are to large multinational companies. To meet the needs of such companies, both domestically and internationally, the Company must provide worldwide services, either directly or indirectly. As a result, the Company intends to expand its existing international operations and enter additional international markets, which will require significant management attention and financial resources and could adversely affect the Company's operating margins and earnings. In order to expand international operations, the Company will need to hire additional personnel and develop relationships with potential international clients through acquisition or otherwise. To the extent that the Company is unable to do so on a timely basis, any growth of the Company in international markets would be limited, and the Company's business, financial condition and results of operations would be materially and adversely affected.

  The Company's international business operations are subject to a number of risks, including, but not limited to, difficulties in building and managing foreign operations, enforcing agreements and collecting receivables through foreign legal systems, longer payment cycles, fluctuations in the value of foreign currencies and unexpected regulatory, economic or political changes in foreign markets. The Company does not generally engage in hedging transactions, but may do so in the future. There can be no assurance that these factors will not have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Year 2000. Many existing computer programs were designed and developed without considering the impact of the upcoming change in the century and consequently used only two digits to identify a year in the date field. If not corrected, many computer applications could fail or create erroneous results by or at the Year 2000 (the "Year 2000 Issue"). In connection with providing IT services to clients, the Company will evaluate existing systems and, to the extent such systems will become a part of the client's upgraded system, will correct any Year 2000 Issues, but does not specifically seek Year 2000 projects. Purchasing patterns of clients and potential clients may be affected by Year 2000 Issues as companies expend significant resources to make existing systems Year 2000 compliant. These expenditures may result in reduced funds available to fund migration projects, which could have a material adverse effect on the Company's business, financial condition and results of operations.

  The Company is in the process of formulating and implementing a program designed to ensure that all software used in connection with the Company's services and internal operations systems will manage and manipulate data involving the transition of dates from 1999 to 2000 without functional or data abnormality and without inaccurate results related to such dates. The Company currently anticipates that it will not incur material costs in connection with such program. While the Company has received assurances thus far from its service providers that they will be Year 2000 compliant, no assurance can be given that such compliance will in fact exist by the Year 2000. To the extent service providers to the Company are not Year 2000 compliant or the Company discovers issues within its internal systems, such failures could have a material adverse effect on the Company's business, financial condition and results of operations.

  Shares Eligible for Future Sale. Upon completion of this offering, the Company will have outstanding an aggregate of 1,639,762 shares of Class A Common Stock and an aggregate of 9,626,535 shares of Class B Common Stock, based upon the number of shares outstanding as of June 4, 1998. In addition to the 3,000,000 shares sold in this offering, 3,910,666 shares of the outstanding Class B Common Stock (which were sold in the Company's initial public offering or issued upon exercise of stock options covered by a registration statement) will be freely tradeable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"), unless such shares are purchased by "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act. The remaining 2,715,869 shares of Class B Common Stock and all of the outstanding shares of Class A Common Stock held by existing shareholders are restricted securities as that term is defined under the Securities Act (the "Restricted Shares"). Restricted Shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act. As a result of contractual restrictions and provisions of Rule 144, 144(k) and 701, additional shares will be available for sale in the public market as follows:
(i) 14,697 shares of Class B Common Stock will be eligible for immediate sale upon completion of this offering; (ii) 348,759 shares of Class B Common Stock will be eligible for sale under Rule 144 after July 28, 1998; (iii) 860,000 shares of Class A Common Stock and 763,620 shares of Class B Common Stock will be eligible for sale upon expiration of lock-up agreements 90 days after the date of this Prospectus; (iv) 779,762 shares of Class A Common Stock and 1,488,812 shares of Class B Common Stock will be eligible for sale upon expiration of lock-up agreements on December 17, 1998; and (v) the remaining 99,981 shares of Class B Common Stock will be eligible for sale from time to time thereafter upon expiration of their respective one-year holding periods under Rule 144. To the extent that a significant portion of such shares are sold by the holders thereof, such sales may adversely affect the market price of the Class B Common Stock. Pursuant to an agreement between the Company and the holders of 415,953 shares of Class B Common Stock, such holders are entitled to certain demand and piggyback registration rights with respect to such shares. If such holders, by exercising their demand registration rights, cause a large number of shares to be registered and sold in the public market, such sales could have an adverse effect on the market price for the Class B Common Stock. If the Company were required to include in a Company-initiated registration shares held by such holders pursuant to the exercise of their piggyback registration rights, such sales may have an adverse effect on the Company's ability to raise needed capital. See "Description of Capital Stock-- Registration Rights" and "Shares Eligible for Future Sale."

  Unspecified Use of Proceeds. The principal purposes of this offering are to increase the Company's working capital and to provide funds for general corporate purposes, including potential future acquisitions. The Company has not yet identified specific uses for the net proceeds, and, pending such uses, the Company expects that it will invest such net proceeds in investment-grade securities, including short-term, interest-bearing money market funds. Accordingly, the Company's management will have broad discretion as to the use of such net proceeds without any action or approval of the Company's shareholders. See "Use of Proceeds."

  Potential Volatility of Stock Price. A public market for the Class B Common Stock has existed only since the initial public offering of the Class B Common Stock in December 1997. There can be no assurance that an active public market will be sustained. The market for securities of early stage companies has been highly volatile in recent years as a result of factors often unrelated to a company's operations. Factors such as quarterly variations in operating results, announcements of technological innovations or new products or services by the Company or its competitors, general conditions in the IT industry or the industries in which Tier's clients compete, changes in earnings estimates by securities analysts and general economic conditions such as recessions or high interest rates could contribute to the volatility of the price of the Class B Common Stock and could cause significant fluctuations. Further, in the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against the issuing company. Such litigation could result in substantial costs and a diversion of management's attention and resources, which could have a material adverse effect on the Company's business, financial condition and results of operations. Any adverse determination in such litigation could also subject the Company to significant liabilities. There can be no assurance that such litigation will not be instituted in the future with respect to the Company.

  Issuance of Preferred Stock; Potential Adverse Effects to Holders of Common Stock. The Board of Directors has the authority to issue Preferred Stock and to determine the preferences, limitations and relative rights of shares of Preferred Stock and to fix the number of shares constituting any series and the designation of such series, without any further vote or action by the Company's shareholders. The Preferred Stock could be issued with voting, liquidation, dividend and other rights superior to the rights of the Class B Common Stock. The potential issuance of Preferred Stock may delay or prevent a change in control of the Company, discourage bids for the Class B Common Stock at a premium over the market price and adversely affect the market price and the voting and other rights of the holders of the Common Stock. See "Description of Capital Stock--Preferred Stock."

  No Dividends. The Company has never declared or paid cash dividends on its capital stock and does not anticipate paying any cash dividends in the foreseeable future. See "Dividend Policy."

                                 ACQUISITIONS

  From December 1996 through the date of this Prospectus, the Company made seven strategic acquisitions for a total cost of approximately $10.0 million in cash and shares of Class B Common Stock, excluding future contingent payments, all of which were structured and accounted for as asset purchases. See Notes 10 and 15 of Notes to Consolidated Financial Statements. Acquisition prices were determined based on arm's length negotiations with unaffiliated third parties. Factors considered by the Company in making such determinations included geographic opportunities, consulting resources and strategic client relationships offered through the acquisition.

  As of December 16, 1996, the Company acquired certain assets and liabilities of Chicago Consulting Alliance, LLC ("CCA"). CCA was based in Chicago, Illinois and provided consulting services for the custom design of software and computer systems for business applications. The CCA acquisition allowed the Company to expand its geographic and client base into the Chicago market. The cost of the acquisition was $170,000.

  As of December 31, 1996, the Company acquired certain assets and liabilities of Encore Consulting, Inc. ("Encore"), a Missouri-based corporation, which provided consulting services for computer systems integration under a government contract. The Encore acquisition added to Tier's established state government IT practice. The cost of the acquisition totaled $934,000. A $150,000 contingent payment is payable by the Company upon the renewal of this contract in July 1998.

  On January 2, 1997, the Company acquired certain assets and liabilities of Five Points Consulting, LLC ("Five Points"), which was based in Atlanta, Georgia. Five Points provided custom designed software and computer systems for special business applications. Tier acquired Five Points for its technological expertise with Java, as well as to expand into the southeastern United States. The cost of the acquisition totaled $284,000.

  On March 10, 1997 the Company acquired certain assets and liabilities of Tangent Group, Pty, Limited ("Tangent Group"), an Australian entity which provided computer systems consulting services. The Tangent Group acquisition provided Tier with a local base to support its Australian IT practice and a foundation for Tier's resource and recruiting needs for a project being conducted for the Australian federal government. The cost of the acquisition totaled $488,000. In addition, the Company will pay at least $120,000 in royalties over the first two-year period following the acquisition. The royalty is based on 3.0% of the Company's gross revenues generated by its Australian operations. The maximum amount of royalties to be paid over the first three-year period following the acquisition is approximately $240,000.

  On July 11, 1997, the Company acquired certain assets and liabilities of Albanycrest Limited ("Albanycrest"), a United Kingdom private limited company, which provided information and management consulting services on the design of software and computer systems. The Albanycrest acquisition added to Tier's financial services expertise and provided a platform for the expansion of Tier's international practice into the United Kingdom and Europe. The total purchase price, including contingent payments, was $1.4 million.

  As of March 1, 1998, the Company acquired certain assets and liabilities of Sancha Computer Services Pty Limited and Sancha Software Development Pty Limited (collectively, "Sancha"), each of which was an Australian company in the business of providing IT services. Tier acquired Sancha for its range of services designed for Australia's insurance providers. The purchase price of $5.2 million was paid $4.6 million in cash and the remainder through the issuance of 51,213 shares of Class B Common Stock, subject to certain transfer restrictions. Contingent payments of up to $1.6 million will be paid if certain performance criteria are met.

  As of April 1, 1998, the Company acquired certain assets and liabilities of Simpson Fewster & Co. Pty Limited ("SFC"), an Australian company that provided IT consulting services to develop and implement call center applications. The Company acquired SFC to enable it to provide additional services required by its Australian government and insurance clients. The purchase price of $1.5 million was paid $788,000 in cash and the remainder through the issuance of approximately 48,768 shares of Class B Common Stock. Contingent payments will be paid if certain performance criteria are met.

  While the Company in the ordinary course of business regularly evaluates and enters into negotiations relating to potential acquisition opportunities, as of the date of this Prospectus, there are no existing commitments or agreements with respect to any future acquisitions.

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the 1,775,000 shares of Class B Common Stock offered by the Company hereby, after deducting the estimated underwriting discounts and estimated offering expenses payable by the Company, are estimated to be approximately $30.0 million. The Company will not receive any proceeds from the sale of shares by the Selling Shareholders. See "Principal and Selling Shareholders."

  The Company intends to use the net proceeds from this offering for working capital and other general corporate purposes. In the normal course of business, the Company evaluates potential acquisitions of businesses that would complement or expand the Company's business. A portion of the net proceeds may be used for one or more such acquisitions, although the Company has no present commitments or agreements with respect to any such acquisitions and no portion of the net proceeds has been allocated for any specific acquisition. Pending such uses, the Company intends to invest the net proceeds of this offering in investment-grade securities, including short-term, interest-bearing money market funds.

                      PRICE RANGE OF CLASS B COMMON STOCK

  The following table sets forth the reported high and low sale prices of the Class B Common Stock on the Nasdaq National Market, under the symbol "TIER," for the periods indicated:

                                                                 HIGH   LOW
FISCAL 1998                                                     ------- ----
First Quarter (from December 17)............................... $10 3/4 $ 8 1/2*
Second Quarter.................................................  18 1/8   8 7/8
Third Quarter (through May 6)..................................  23 1/4  16 3/8

--------
*Initial public offering price per share.

  On May 6, 1998, the last reported closing price for the Class B Common Stock on the Nasdaq National Market was $18.25. As of May 5, 1998, there were approximately 62 holders of record of the Class B Common Stock.

                                DIVIDEND POLICY

  The Company has never declared or paid cash dividends on its Common Stock. The Company's credit facility contains restrictions on the Company's ability to pay cash dividends. The Company currently intends to retain future earnings, if any, to fund the development and growth of its business and does not anticipate paying any cash dividends in the foreseeable future.

                                CAPITALIZATION

  The following table sets forth the capitalization of the Company as of March 31, 1998 on an actual, pro forma and pro forma as adjusted basis. The capitalization information set forth in the table below is qualified by the more detailed Consolidated Financial Statements and Notes thereto include elsewhere in this Prospectus, and should be read in conjunction with such Consolidated Financial Statements and Notes.

                                                    MARCH 31, 1998
                                        ---------------------------------------
                                                                  PRO FORMA
                                        ACTUAL   PRO FORMA(1) AS ADJUSTED(1)(2)
                                        -------  ------------ -----------------
                                                    (IN THOUSANDS)
Short-term debt(3)..................... $    65    $    65         $    65
                                        =======    =======         =======
Long-term debt, less current
 portion(3)............................ $   129    $   129         $   129
                                        -------    -------         -------
Shareholders' equity:
  Preferred stock, no par value per
   share, 4,579,047 shares authorized
   and no shares issued and
   outstanding, actual, pro forma and
   pro forma as adjusted...............       -          -               -
  Class A common stock, no par value,
   1,659,762 shares authorized and
   1,639,762 shares issued and
   outstanding, actual, pro forma and
   pro forma as adjusted(4)............   1,638      1,638           1,638
  Class B common stock, no par value,
   42,600,000 shares authorized;
   7,732,767 shares issued and
   outstanding, actual, 7,851,535
   shares issued and outstanding, pro
   forma and 9,626,535 shares issued
   and outstanding, pro forma as
   adjusted(4).........................  27,906     29,335          59,367
  Notes receivable from shareholders...  (2,159)    (2,159)         (2,159)
  Foreign currency translation
   adjustment..........................     (96)       (96)            (96)
  Retained earnings....................   2,906      2,906           2,906
                                        -------    -------         -------
    Total shareholders' equity.........  30,195     31,624          61,656
                                        -------    -------         -------
      Total capitalization............. $30,324    $31,753         $61,785
                                        =======    =======         =======

--------
(1) Adjusted (i) to give effect to the exercise of options to purchase 70,000 shares of Class B Common Stock by certain Selling Shareholders prior to this offering at a weighted average exercise price of $4.80 per share in order to sell such shares in this offering and the associated tax benefit; and (ii) to reflect the purchase of certain assets of SFC for a purchase price of $1.5 million effective as of April 1, 1998, including the issuance of 48,768 shares of the Company's Class B Common Stock.
(2) Adjusted to give effect to the sale of 1,775,000 shares of Class B Common Stock offered by the Company hereby at the assumed offering price of $18.25 per share and the application of the estimated net proceeds therefrom.
(3) See Notes 6, 7 and 8 of Notes to Consolidated Financial Statements.
(4) Based on the number of shares outstanding as of March 31, 1998. Excludes
    (i) 20,000 shares of Class A Common Stock issuable upon the exercise of outstanding options (at an exercise price of $3.58 per share); and (ii) 2,088,346 shares of Class B Common Stock issuable upon the exercise of outstanding stock options under the Company's Amended and Restated 1996 Equity Incentive Plan (the "Plan") (at a weighted average exercise price of $5.65 per share). Also excludes 785,624 shares of Class B Common Stock reserved for issuance under the Plan and 100,000 shares of Class B Common Stock reserved for issuance under the Company's Employee Stock Purchase Plan. See "Management--Incentive Plans" and Note 9 to Notes to Consolidated Financial Statements.

                     SELECTED CONSOLIDATED FINANCIAL DATA

  The Selected Consolidated Financial Data set forth below for the years ended December 31, 1995 and December 31, 1996, and for the nine-month fiscal year ended September 30, 1997 have been derived from the Consolidated Financial Statements of the Company that have been audited by Ernst & Young LLP, independent auditors, whose report thereon is included herein. The Selected Consolidated Financial Data presented below for the years ended December 31, 1993 and December 31, 1994, for the nine months ended September 30, 1996 and for the six months ended March 31, 1997 and 1998 have been derived from the Company's unaudited consolidated financial statements and have been prepared on the same basis and, in the opinion of management, include all necessary adjustments, consisting only of normal recurring adjustments that the Company considers necessary to present fairly this information in accordance with generally accepted accounting principles. These historical results are not necessarily indicative of the results to be expected for any future periods. The Selected Consolidated Financial Data should be read in conjunction with, and are qualified by, the Consolidated Financial Statements and Notes thereto, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other financial information appearing elsewhere in this Prospectus.

                                                                       NINE-MONTH     SIX MONTHS
                                                         NINE MONTHS   FISCAL YEAR       ENDED
                             YEAR ENDED DECEMBER 31,        ENDED         ENDED        MARCH 31,
                          ----------------------------- SEPTEMBER 30, SEPTEMBER 30, ---------------
                           1993   1994   1995    1996        1996        1997(1)     1997    1998
                          ------ ------ ------- ------- ------------- ------------- ------- -------
                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT
 OF INCOME DATA:
Revenues................  $3,651 $5,597 $12,373 $16,197    $11,790       $22,479    $11,206 $21,823
Cost of revenues........   3,026  4,419   9,066  11,616      8,669        14,917      7,676  14,437
                          ------ ------ ------- -------    -------       -------    ------- -------
Gross profit............     625  1,178   3,307   4,581      3,121         7,562      3,530   7,386
Costs and expenses:
 Selling and marketing..      37    272     627     975        577         1,836        871   1,416
 General and
  administrative........     369    816   1,560   2,574      1,774         4,397      2,007   3,703
 Depreciation and
  amortization..........      14     18      45      80         56           274         83     423
                          ------ ------ ------- -------    -------       -------    ------- -------
Income from operations..     205     72   1,075     952        714         1,055        569   1,844
Interest (income) and
 expense, net...........      16     17      61      74         50            99         52    (324)
                          ------ ------ ------- -------    -------       -------    ------- -------
Income before income
 taxes..................     189     55   1,014     878        664           956        517   2,168
Provision for income
 taxes..................       -      -     570     351        266           384        206     878
                          ------ ------ ------- -------    -------       -------    ------- -------
Net income..............  $  189 $   55 $   444 $   527    $   398       $   572    $   311 $ 1,290
                          ====== ====== ======= =======    =======       =======    ======= =======
Basic net income per
 share(2)...............  $ 0.02 $    - $  0.04 $  0.11    $  0.08       $  0.11    $  0.07 $  0.17
                          ====== ====== ======= =======    =======       =======    ======= =======
Shares used in computing
 basic net income per
 share(2)...............  10,000 10,930  10,062   4,988      5,220         5,400      4,619   7,643
                          ====== ====== ======= =======    =======       =======    ======= =======
Diluted net income per
 share(2)...............  $ 0.02 $    - $  0.04 $  0.10    $  0.07       $  0.10    $  0.06 $  0.14
                          ====== ====== ======= =======    =======       =======    ======= =======
Shares used in computing
 diluted net income per
 share(2)...............  10,000 10,930  10,062   5,246      5,478         5,794      4,793   8,953
                          ====== ====== ======= =======    =======       =======    ======= =======

                                    DECEMBER 31,
                               ----------------------- SEPTEMBER 30, MARCH 31,
                               1993 1994  1995   1996      1997        1998
                               ---- ---- ------ ------ ------------- ---------
                                               (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET
 DATA:
Cash, cash equivalents and
 investments.................. $ 13 $ 22 $    - $  306    $   106     $15,295
Working capital...............  297  236    920  1,191      2,234      20,133
Total assets..................  647  907  2,316  4,133     10,823      35,388
Long-term debt, less current
 portion......................    -    5    156    576      1,608         129
Total shareholders' equity....  330  316    686  1,028      4,163      30,195

--------
(1) In September 1997, the Company changed its fiscal year end to September
    30.
(2) See Note 1 of Notes to Consolidated Financial Statements for an explanation of the determination of shares used in computing net income per share.

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                  OPERATIONS

OVERVIEW

  Tier provides IT consulting, application development and software engineering services that facilitate the migration of clients' enterprise-wide systems and applications to leading edge technologies. Through eleven offices located in three countries, the Company works closely with its Fortune 1000, government and other clients to determine, evaluate and implement an IT strategy that allows it to rapidly adopt, deploy and transfer emerging technologies while preserving viable elements of the client's installed IT base. The Company's revenues increased from $11.2 million in the six months ended March 31, 1997 to $21.8 million in the six months ended March 31, 1998. The Company's workforce has grown from 54 on January 1, 1995 to 231 on September 30, 1997 and to 338 on March 31, 1998.

  The Company's revenues are derived primarily from professional fees billed to clients on either a time and materials or a fixed price basis. Time and materials revenues are recognized as services are performed. Fixed price revenues are recognized using the percentage-of-completion method, based upon the ratio of costs incurred to total estimated project costs. During the nine-month fiscal year ended September 30, 1997 and the six months ended March 31, 1998, 12.4% and 20.1%, respectively, of the Company's revenues were generated on a fixed price basis. The Company believes that the percentage of total revenues attributable to fixed price contracts will continue to be significant and may continue to grow. The Company's risk management committee monitors all material projects, focusing primarily on factors such as size of revenue and credit exposure to the Company, number of resources employed, progress against defined project milestones, clarity of user expectations and definition of project scope. Substantially all of Tier's contracts are terminable by the client following limited notice and without significant penalty to the client. To date, the Company has generally been able to obtain an adjustment in its fees following a significant change in the assumptions upon which the original estimate was made, but there can be no assurance that the Company will be successful in obtaining adjustments in the future. Currently, the Company has no specific concerns with respect to potential losses or overruns under existing contracts.

  The Company has derived, and believes that it will continue to derive, a significant portion of its revenues from a small number of large clients. For many of these clients, the Company performs a number of different projects pursuant to multiple contracts or purchase orders. For the six months ended March 31, 1998, the State of Missouri, Unisys, Equifax and Humana accounted for 20.5%, 19.6%, 11.9% and 11.5% of the Company's revenues, respectively.

  Personnel and rent expenses represent a significant percentage of the Company's operating expenses and are relatively fixed in advance of any particular quarter. Senior executives manage the Company's personnel utilization rates by carefully monitoring its needs and basing most personnel increases on specific project requirements. To the extent revenues do not increase at a rate commensurate with these additional expenses, the Company's results of operations could be materially and adversely affected.

  From December 1996 through the date of this Prospectus, the Company made seven acquisitions for a total cost of approximately $10.0 million in cash and shares of Class B Common Stock, excluding future contingent payments, all of which were structured and accounted for as asset purchases. These acquisitions helped to expand the Company's operations in the United States, to establish the Company's operations in Australia and the United Kingdom, to broaden the Company's client base and technical expertise and to supplement its access to human resources. For the nine-month fiscal year ended September 30, 1997 and the six months ended March 31, 1998, international operations accounted for 13.7% and 19.1% of the Company's total revenues, respectively. The Company believes that the percentage of total revenues attributable to international operations will continue to be significant and may continue to grow. International operations may subject the Company to foreign currency translation adjustments and transaction gains and losses for amounts denominated in foreign currencies. The Company does not generally engage in hedging transactions, but may do so in the future.

  In September 1997, the Company changed its fiscal year end to September 30. Fiscal year 1997 is comprised of the nine months ended September 30, 1997.

RESULTS OF OPERATIONS

  The following table summarizes the Company's operating results as a percentage of revenues for each of the periods indicated:

                                                         NINE-MONTH   SIX MONTHS
                           YEAR ENDED      NINE MONTHS   FISCAL YEAR     ENDED
                          DECEMBER 31,        ENDED         ENDED      MARCH 31,
                          --------------  SEPTEMBER 30, SEPTEMBER 30, ------------
                           1995    1996       1996          1997      1997   1998
                          ------  ------  ------------- ------------- -----  -----
Revenues................   100.0%  100.0%     100.0%        100.0%    100.0% 100.0%
Cost of revenues........    73.3    71.7       73.5          66.4      68.5   66.2
                          ------  ------      -----         -----     -----  -----
Gross profit............    26.7    28.3       26.5          33.6      31.5   33.8
Costs and expenses:
  Selling and
   marketing............     5.0     6.0        4.9           8.1       7.8    6.5
  General and
   administrative.......    12.6    15.9       15.0          19.6      17.9   17.0
  Depreciation and
   amortization.........     0.4     0.5        0.5           1.2       0.7    1.9
                          ------  ------      -----         -----     -----  -----
Income from operations..     8.7     5.9        6.1           4.7       5.1    8.4
Interest (income) and
 expense, net...........     0.5     0.5        0.5           0.4       0.5   (1.5)
                          ------  ------      -----         -----     -----  -----
Income before income
 taxes..................     8.2     5.4        5.6           4.3       4.6    9.9
Provision for income
 taxes..................     4.6     2.1        2.2           1.8       1.8    4.0
                          ------  ------      -----         -----     -----  -----
Net income..............     3.6%    3.3%       3.4%          2.5%      2.8%   5.9%
                          ======  ======      =====         =====     =====  =====

SIX MONTHS ENDED MARCH 31, 1998 AND MARCH 31, 1997

  Revenues. Revenues increased 94.7% to $21.8 million for the six months ended March 31, 1998 from $11.2 million in the six months ended March 31, 1997. This increase resulted primarily from internal growth, including an expanded client base and several significant new contracts and related software sublicense fees, and from the inclusion of revenues from acquisitions completed from December 1996 to July 1997. The period ended March 31, 1998 also included one month of revenues from the Sancha acquisition completed during the quarter.

  Gross Profit. Cost of revenues consists primarily of those costs directly attributable to providing service to a client, including employee salaries and independent contractor costs, employee benefits and travel expenses. Gross profit increased 109.2% to $7.4 million for the six months ended March 31, 1998 from $3.5 million in the six months ended March 31, 1997. Gross margin increased to 33.8% for the six months ended March 31, 1998 from 31.5% in the six months ended March 31, 1997. The increase in gross margin was primarily attributable to higher margins on certain large contracts and an increased use of salaried as opposed to hourly employees, offset in part by software sublicense fees and other start-up costs incurred in implementing a significant new contract.

  Selling and Marketing. Selling and marketing expenses consist primarily of personnel costs, sales commissions, product literature and advertising and marketing expenditures. Selling and marketing expenses increased 62.6% to $1.4 million for the six months ended March 31, 1998 from $871,000 in the six months ended March 31, 1997. As a percentage of revenues, selling and marketing expenses decreased to 6.5% for the six months ended March 31, 1998 from 7.8% in the six months ended March 31, 1997. The increase in total selling and marketing expenses was primarily attributable to the addition of sales and marketing personnel and the Company's increased advertising and marketing efforts and was partially offset by the use of sales and marketing personnel in direct project start-up expenditures included in cost of revenues.

  General and Administrative. General and administrative expenses consist primarily of personnel costs related to general management functions, human resources, recruiting, finance, accounting and information systems, as well as professional fees related to legal, audit, tax, external reporting, and investor relations matters. General and administrative expenses increased 84.5% to $3.7 million for the six months ended March 31, 1998 from $2.0 million in the six months ended March 31, 1997. As a percentage of revenues, general and administrative expenses decreased to 17.0% for the six months ended March 31, 1998 from 17.9% in the six months ended March 31, 1997. The increase in total general and administrative expenses was primarily attributable to building the infrastructure to support, manage and control the Company's growth and the increased costs of being a public company.

  Depreciation and Amortization. Depreciation and amortization consists primarily of expenses associated with depreciation of equipment and improvements and amortization of certain other intangible assets resulting from acquisitions. Depreciation and amortization increased 409.6% to $423,000 for the six months ended March 31, 1998 from $83,000 in the six months ended March 31, 1997. As a percentage of revenues, depreciation and amortization increased to 1.9% for the six months ended March 31, 1998 from 0.7% in the six months ended March 31, 1997. The increase in total depreciation and amortization expenses was primarily attributable to the depreciation associated with increased capital expenditures and the amortization of increased intangible assets.

  Interest Income and Interest Expense, Net. The Company had net interest income of $324,000 for the six months ended March 31, 1998 compared to net interest expense of $52,000 for the six months ended March 31, 1997. This change was primarily attributable to the Company's repayment of all bank borrowings under its bank lines of credit and the interest income generated from its investment of proceeds from the initial public offering.

  Provision for Income Taxes. Provision for income taxes increased 326.2% to $878,000 for the six months ended March 31, 1998 from $206,000 in the six months ended March 31, 1997. The effective tax rate for the six months ended March 31, 1998 was 40.5%, compared to 39.8% for the six months ended March 31, 1997.

NINE-MONTH FISCAL YEAR ENDED SEPTEMBER 30, 1997 AND THE NINE MONTHS ENDED SEPTEMBER 30, 1996

  Revenues. Revenues increased 90.7% to $22.5 million for the nine-month fiscal year ended September 30, 1997 from $11.8 million in the nine months ended September 30, 1996. This increase resulted primarily from revenues associated with the five acquisitions completed since December 1996, internal growth, including $2.1 million from a significant new contract, and an increase in billing rates for the Company's IT consultants.

  Gross Profit. Gross profit increased 142.3% to $7.6 million for the nine-month fiscal year ended September 30, 1997 from $3.1 million in the nine months ended September 30, 1996. Gross margin increased to 33.6% for the nine-month fiscal year ended September 30, 1997 from 26.5% in the nine months ended September 30, 1996. The improvement in gross margin was primarily attributable to an increased use of salaried employees as opposed to hourly employees, higher billing rates, larger contracts and an increased use of fixed price contracts.

  Selling and Marketing. Selling and marketing expenses increased 218.2% to $1.8 million for the nine-month fiscal year ended September 30, 1997 from $577,000 in the nine months ended September 30, 1996. As a percentage of revenues, selling and marketing expenses increased to 8.1% for the nine-month fiscal year ended September 30, 1997 from 4.9% in the nine months ended September 30, 1996.

This increase was primarily attributable to the addition of sales and marketing personnel and the Company's increased participation in conferences and trade shows.

  General and Administrative. General and administrative expenses increased 147.9% to $4.4 million for the nine-month fiscal year ended September 30, 1997 from $1.8 million in the nine months ended September 30, 1996. As a percentage of revenues, general and administrative expenses increased to 19.6% for the nine-month fiscal year ended September 30, 1997 from 15.0% in the nine months ended September 30, 1996. This increase was primarily attributable to building the infrastructure to support, manage and control the Company's growth. The Company believes that general and administrative expenses will continue to increase as the Company grows but that such expenses will decrease as a percentage of revenues as the Company realizes economies of scale from its administrative infrastructure.

  Depreciation and Amortization. Depreciation and amortization increased 389.3% to $274,000 for the nine-month fiscal year ended September 30, 1997 from $56,000 in the nine months ended September 30, 1996. As a percentage of revenues, depreciation and amortization increased to 1.2% for the nine-month fiscal year ended September 30, 1997 from 0.5% in the nine months ended September 30, 1996. The increase in depreciation and amortization expense was primarily due to the depreciation associated with increased capital expenditures and the amortization of increased intangible assets.

  Interest Income and Interest Expense, Net. Interest income and interest expense, net increased 98.0% to a net expense of $99,000 for the nine-month fiscal year ended September 30, 1997 from a net expense of $50,000 in the nine months ended September 30, 1996. This increase was primarily attributable to the increase in borrowings under the Company's bank lines of credit to fund working capital, capital expenditures and acquisitions.

  Provision for Income Taxes. Provision for income taxes increased 44.4% to $384,000 for the nine-month fiscal year ended September 30, 1997 from $266,000 in the nine months ended September 30, 1996. The effective tax rate for fiscal 1997 was 40.2%, compared to 40.0% for the nine months ended September 30, 1996.

FISCAL YEARS ENDED DECEMBER 31, 1996 AND DECEMBER 31, 1995

  Revenues. Revenues increased 30.9% to $16.2 million for fiscal 1996 from $12.4 million in fiscal 1995. This increase was primarily attributable to an increase in billing rates, an increase in revenue from government service contracts and the overall growth of the business.

  Gross Profit. Gross profit increased 38.5% to $4.6 million for fiscal 1996 from $3.3 million in fiscal 1995. Gross margin increased to 28.3% for fiscal 1996 from 26.7% in fiscal 1995. This increase was primarily attributable to an increased use of salaried employees rather than hourly employees, higher billing rates, larger contracts and an increased use of fixed price contracts.

  Selling and Marketing. Selling and marketing expenses increased 55.5% to $975,000 for fiscal 1996 from $627,000 in fiscal 1995. As a percentage of revenues, selling and marketing expenses increased to 6.0% for fiscal 1996 from 5.0% in fiscal 1995. This increase was primarily attributable to the hiring of additional sales and marketing employees during the period.

  General and Administrative. General and administrative expenses increased 65.0% to $2.6 million for fiscal 1996 from $1.6 million in fiscal 1995. As a percentage of revenues, general and administrative expenses increased to 15.9% for fiscal 1996 from 12.6% in fiscal 1995. This increase was primarily attributable to building the infrastructure to support, manage and control the Company's growth.

  Depreciation and Amortization. Depreciation and amortization increased 77.8% to $80,000 for fiscal 1996 from $45,000 in fiscal 1995. This increase was primarily due to increased capital expenditures and the associated depreciation.

  Interest Income and Interest Expense, Net. Interest income and interest expense, net increased 21.3% to a net expense of $74,000 for fiscal 1996 from a net expense of $61,000 in fiscal 1995. This increase was primarily attributable to an increase in borrowings.

  Provision for Income Taxes. Provision for income taxes decreased 38.4% to $351,000 for fiscal 1996 from $570,000 in fiscal 1995. The effective tax rate for fiscal 1996 was 40.0% from 56.2% for fiscal 1995. The decrease in the effective tax rate was primarily attributable to a one-time tax expense of $165,000 taken in 1995 related to the Company's recording of deferred income taxes upon dissolution of Tier Group, a partnership, and the transfer of assets to the Company. Excluding this one-time tax expense, the effective tax rate for fiscal 1995 would have been 40.0%.

SELECTED QUARTERLY STATEMENTS OF INCOME

  The following tables set forth certain unaudited consolidated quarterly statement of income data for each of the nine quarters ending March 31, 1998. In the opinion of management, this information has been prepared on the same basis as the audited Consolidated Financial Statements contained herein and includes all necessary adjustments, consisting only of normal recurring adjustments, that the Company considers necessary to present fairly this information in accordance with generally accepted accounting principles. This information should be read in conjunction with the Consolidated Financial Statements of the Company and Notes thereto appearing elsewhere in this Prospectus. The Company's operating results for any one quarter are not necessarily indicative of results for any future period.

                                                          THREE MONTHS ENDED
                          ----------------------------------------------------------------------------------
                          MAR. 31, JUNE 30, SEPT. 30, DEC. 31, MAR. 31, JUNE 30, SEPT. 30, DEC. 31, MAR. 31,
                            1996     1996     1996      1996     1997     1997     1997      1997     1998
                          -------- -------- --------- -------- -------- -------- --------- -------- --------
                                                            (IN THOUSANDS)
CONSOLIDATED STATEMENT
 OF INCOME DATA:
Revenues................   $3,836   $4,068   $3,886    $4,407   $6,799   $7,343   $8,337    $9,150  $12,672
Cost of revenues........    2,972    2,982    2,715     2,947    4,729    4,814    5,374     5,680    8,756
                           ------   ------   ------    ------   ------   ------   ------    ------  -------
Gross profit............      864    1,086    1,171     1,460    2,070    2,529    2,963     3,470    3,916
Costs and expenses:
 Selling and marketing..      188      189      200       398      473      641      722       815      601
 General and
  administrative........      466      609      699       800    1,207    1,531    1,659     1,800    1,903
 Depreciation and
  amortization..........       16       19       21        24       59       79      136       171      252
                           ------   ------   ------    ------   ------   ------   ------    ------  -------
Income from operations..      194      269      251       238      331      278      446       684    1,160
Interest (income) and
 expense, net...........       15       17       18        24       28       33       38       (56)    (269)
                           ------   ------   ------    ------   ------   ------   ------    ------  -------
Income before income
 taxes..................      179      252      233       214      303      245      408       740    1,429
Provision for income
 taxes..................       72      101       93        85      121       97      166       300      579
                           ------   ------   ------    ------   ------   ------   ------    ------  -------
Net income..............   $  107   $  151   $  140    $  129   $  182   $  148   $  242    $  440  $   850
                           ======   ======   ======    ======   ======   ======   ======    ======  =======

                                                          THREE MONTHS ENDED
                          ----------------------------------------------------------------------------------
                          MAR. 31, JUNE 30, SEPT. 30, DEC. 31, MAR. 31, JUNE 30, SEPT. 30, DEC. 31, MAR. 31,
                            1996     1996     1996      1996     1997     1997     1997      1997     1998
                          -------- -------- --------- -------- -------- -------- --------- -------- --------
AS A PERCENTAGE OF
 REVENUES:
Revenues................   100.0%   100.0%    100.0%   100.0%   100.0%   100.0%    100.0%   100.0%   100.0%
Cost of revenues........    77.5     73.3      69.9     66.9     69.6     65.6      64.5     62.1     69.1
                           -----    -----     -----    -----    -----    -----     -----    -----    -----
Gross profit............    22.5     26.7      30.1     33.1     30.4     34.4      35.5     37.9     30.9
Costs and expenses:
 Selling and marketing..     4.9      4.6       5.1      9.0      7.0      8.7       8.7      8.9      4.7
 General and
  administrative........    12.1     15.0      18.0     18.2     17.6     20.8      19.9     19.7     15.0
 Depreciation and
  amortization..........     0.4      0.5       0.5      0.5      0.9      1.1       1.6      1.8      2.0
                           -----    -----     -----    -----    -----    -----     -----    -----    -----
Income from operations..     5.1      6.6       6.5      5.4      4.9      3.8       5.3      7.5      9.2
Interest (income) and
 expense, net...........     0.4      0.4       0.5      0.5      0.4      0.5       0.4     (0.6)    (2.1)
                           -----    -----     -----    -----    -----    -----     -----    -----    -----
Income before income
 taxes..................     4.7      6.2       6.0      4.9      4.5      3.3       4.9      8.1     11.3
Provision for income
 taxes..................     1.9      2.5       2.4      2.0      1.8      1.3       2.0      3.3      4.6
                           -----    -----     -----    -----    -----    -----     -----    -----    -----
Net income..............     2.8%     3.7%      3.6%     2.9%     2.7%     2.0%      2.9%     4.8%     6.7%
                           =====    =====     =====    =====    =====    =====     =====    =====    =====

  The Company's revenues and operating results are subject to significant variation from quarter to quarter due to a number of factors, including the number, size and scope of projects in which the Company is engaged; the contractual terms and degree of completion of such projects; start-up costs including software sublicense fees incurred in connection with the initiation of large projects; competitive pressures on pricing of the Company's services; any delays incurred in connection with, or early termination of, a project; employee utilization rates; the number of billable days in a particular quarter; the adequacy of provisions for losses; the accuracy of estimates of resources required to complete ongoing projects; demand for the Company's services generated by strategic partnerships and certain prime contractors; the Company's ability to increase both the number and size of engagements from existing clients; and economic conditions in the vertical and geographic markets served by the Company. Due to the relatively long sales cycles for the Company's services in the government services market, the timing of revenue is difficult to forecast. In addition, the achievement of anticipated revenues is substantially dependent on the Company's ability to attract, on a timely basis, and retain skilled personnel.

  A high percentage of the Company's operating expenses, particularly personnel and rent, are fixed in advance. Changes in the number, scope, duration or progress toward completion, of the Company's projects or in employee utilization rates would cause significant variations in operating results in any particular quarter. In addition, the Company typically reaches the annual limitation on its FICA contributions for many of its consultants before the end of the calendar year. As a result, payroll taxes as a component of cost of revenues will vary from quarter to quarter during the fiscal year and will generally be higher at the beginning of the calendar year. As a result, the Company believes that period-to-period comparisons of its operating results are not necessarily meaningful, should not be relied upon as indications of future performance and may result in volatility in the price of the Company's Class B Common Stock in the public market. Due to the foregoing factors, among others, the Company's operating results will from time to time be below the expectations of the public market analysts and investors.

LIQUIDITY AND CAPITAL RESOURCES

  Prior to its initial public offering, the Company financed its operations principally through cash flows from operating activities, the private placement of equity securities and proceeds from borrowings under asset-based lines of credit. The Company closed its initial public offering of Class B Common Stock in December 1997 and received net proceeds totaling approximately $24 million, including proceeds from the exercise of the over-allotment option in January 1998. To date, the Company has used $3.1 million of the proceeds from the initial public offering to repay outstanding indebtedness, $5.5 million for business combinations and $600,000 for capital equipment and leasehold improvements, with the remainder held as cash, cash equivalents and investments.

  The Company's principal capital requirement is to fund working capital to support its growth, including potential future acquisitions. In March 1998, the Company entered into a $10 million revolving credit facility (the "Credit Facility"). The Credit Facility allows the Company to borrow the lesser of the sum of 85% of eligible accounts receivable or $10 million. The Credit Facility bears interest, at the Company's option, at the adjusted LIBOR rate plus 2.5% or an alternate base rate plus 0.5%. The alternate base rate is the greater of the bank's base rate or the federal funds effective rate plus 0.5%. The Credit Facility is secured by all of the Company's assets and contains certain restrictive covenants, including limitations on amounts of loans the Company may extend to officers and employees, the incurrence of additional debt and the payment of dividends. The Credit Facility requires the maintenance of certain financial ratios, including a minimum quarterly net income requirement and a limit on total liabilities to earnings before interest, taxes, depreciation and amortization. As of March 31, 1998, there were no borrowings outstanding under the Credit Facility.

  Net cash (used in) provided by operating activities was $(177,000) in fiscal 1995, $491,000 in fiscal 1996, $(1.6) million in the nine-month fiscal year ended September 30, 1997 and $130,000 in the six months ended March 31, 1998. Throughout these periods, the Company experienced increases in receivables as a result of increases in the Company's sales volume, which were partially offset by increases in accounts payable and accrued expenses in those periods.

  Net cash used in investing activities totaled $116,000, $297,000, $3.0 million and $14.7 million for fiscal 1995, fiscal 1996, the nine-month fiscal year ended September 30, 1997 and the six months ended March 31, 1998, respectively. These activities consisted primarily of purchases of equipment and leasehold improvements in fiscal 1995 and fiscal 1996. In the nine-month fiscal year ended September 30, 1997 and the six months ended March 31, 1998, the Company made several acquisitions in addition to the purchase of equipment and leasehold improvements. In the six months ended March 31, 1998, the Company made significant purchases of marketable securities.

  Net cash provided by financing activities totaled $271,000, $112,000, $4.4 million and $21.6 million for fiscal 1995, fiscal 1996, the nine-month fiscal year ended September 30, 1997 and the six months ended March 31, 1998, respectively. In the nine-month fiscal year ended September 30, 1997, the Company raised gross proceeds of $2.2 million through the issuance of 420,953 shares of Series A Preferred Stock and increased its borrowing by $2.1 million under its former credit facility. In the six months ended March 31, 1998, the Company raised $23.9 million in its initial public offering of Class B Common Stock and paid $2.8 million outstanding under its line of credit.

  The Company anticipates that its existing capital resources, including cash provided by operating activities and available bank borrowings, together with the anticipated net proceeds from this offering, will be adequate to fund the Company's operations for at least the next 12 months. There can be no assurance that changes will not occur that would consume available capital resources before such time. The Company's capital requirements depend on numerous factors, including potential acquisitions, the timing of the receipt of accounts receivable and employee growth. To the extent that the Company's existing capital resources, together with the anticipated net proceeds of this offering, are insufficient to meet its capital requirements, the Company will have to raise additional funds. There can be no assurance that additional funding, if necessary, will be available on favorable terms, if at all.

YEAR 2000

  The Company is in the process of formulating and implementing a program designed to ensure that all software used in connection with the Company's services and internal operations systems will manage and manipulate data involving the transition of dates from 1999 to 2000 without functional or data abnormality and without inaccurate results related to such dates. The Company currently anticipates that it will not incur material costs in connection with such program. While the Company has received assurances thus far from its service providers that they will be Year 2000 compliant, no assurance can be given that such compliance will in fact exist by the Year 2000. To the extent service providers to the Company are not Year 2000 compliant or the Company discovers issues within its internal systems, such failures could have a material adverse effect on the Company's business, financial condition and results of operations.

                                   BUSINESS

  Tier Technologies, Inc. ("Tier" or the "Company") provides information technology ("IT") consulting, application development and software engineering services that facilitate the migration of clients' enterprise-wide systems and applications to leading edge technologies. Tier provides IT migration solutions by applying the Tier Migration Solution, a methodology by which the Company evaluates or "scores" the efficacy of a client's existing imbedded IT capital against its business goals. Tier has branded its Migration Solution around such themes as: "How do you fix the machine without turning it off"SM and "Taking the risk out of change."SM Through eleven offices located in three countries, the Company works closely with its Fortune 1000, government and other clients to determine, evaluate and implement an IT strategy that allows it to rapidly adopt, deploy and transfer emerging technologies while preserving viable elements of the client's installed IT base. Tier combines significant understanding of enterprise-wide IT systems with expertise in vertical industries such as healthcare, financial services and government services to provide clients with rapid and flexible migration solutions. By helping clients maintain their core IT systems, Tier provides high value, cost-effective, flexible solutions that minimize the risks associated with migration to new technologies.

BACKGROUND

  Today, large corporations and government agencies often face a number of challenges, including a rapidly changing operating environment, intense competitive pressures and accelerating technological change. To adapt to change and remain competitive, these organizations have sought to harness their intellectual and informational capital by investing in advanced IT systems. As these organizations have become increasingly dependent on more complex IT systems, their ability to integrate advanced technologies in a rapid, reliable and cost-effective manner has become critical to their success.

  The migration of enterprise-wide IT systems, which is the process of incrementally supplementing and replacing IT system components to integrate advanced technologies, has become a key competitive strategy. This process enables an organization to preserve the imbedded capital in its installed base of IT systems, to obtain the benefits of technological innovations and to mitigate some of the risks, costs and delays inherent in full system replacements. Migration provides organizations with an important alternative to the traditional limits of a "buy versus build" analysis. Several forces are driving the increased use of rapid migration strategies. As a result of the increasing pace of technological change along with rapid changes in competitive and business environments, the useful lives of new technologies have tended to shorten dramatically. To capture more of the benefits of these technologies, IT projects must be designed and completed relatively quickly or they risk being out of date upon completion. Organizations are re-using existing IT components both to preserve the significant imbedded capital represented by those systems and to achieve new functionality. For example, mainframe computers are now being used as high volume servers in distributed computing environments because of their data storage capacity and transaction processing speeds. As the length and scope of an IT project expands, so too does the likelihood that the project will fail to satisfy time, cost or functionality expectations. Consequently, organizations seek high-impact IT solutions that can be implemented quickly.

  Given the complex and mission-critical nature of IT systems, many organizations choose to outsource the development and eventual migration of these systems to new technologies. According to Dataquest Incorporated, the worldwide market for IT professional services was estimated to be $187 billion in 1997, with a projected annual growth rate of approximately 17% through the year 1999. The Company believes that successful IT service providers will be characterized by (i) significant experience in the migration of enterprise-wide IT systems; (ii) an ability to adopt, deploy and transfer relevant, emerging technologies rapidly and reliably; (iii) an understanding of the client's industry, business and existing IT environments; (iv) successful management of the risks inherent in large system projects; and (v) the ability to deliver services on a global basis.

THE TIER MIGRATION SOLUTION

  Tier works closely with its clients to determine, evaluate and implement an IT strategy that allows it to rapidly adopt, deploy and transfer emerging technologies while preserving viable elements of the client's installed IT base. Tier combines its significant understanding of enterprise-wide IT systems with its expertise in vertical industries, such as healthcare, financial services and government services, to provide clients with rapid and flexible migration solutions to their IT needs. By helping clients to maintain their core IT systems, Tier believes it provides high value, cost effective, flexible solutions that minimize the risks associated with system improvements.

  The Tier Migration Solution is applied to all of the Company's projects. Initially, the Company assesses a client's existing business processes and clearly defines the scope of the project, including a determination of the client's expectations for quantifiable business improvement. The Company then analyzes the client's existing IT system to determine which areas would benefit the most from the application of new technologies. When this assessment is completed, Tier develops a specific IT strategy that uses a system architecture consistent with the client's existing environment and takes advantage of new technologies. Tier then implements the recommended IT strategy. Throughout all phases, Tier's risk management committee regularly evaluates the risks inherent in the project. If the risk management committee detects areas of concern, it investigates the matter at an early stage and takes appropriate corrective action to mitigate potential costs and delays. The Tier Migration Solution seeks to "take the risk out of change."

STRATEGY

  The Company seeks to become the leading provider of comprehensive IT migration solutions to Fortune 1000 companies and large government entities. The Company's strategy includes the following elements:

  Concentrate on Migration Opportunities. The Company focuses on the migration of enterprise-wide IT systems to leading edge technologies for Fortune 1000 companies and large government entities. The Company maintains proficiency in relevant mainstream and legacy technologies, while also developing expertise in high demand, emerging technologies that are expected to facilitate the Company's development and deployment of IT solutions. This strategy allows Tier to function effectively in open architecture IT environments and to rapidly adopt, deploy and transfer emerging technologies within existing IT systems.

  Pursue Strategic Acquisitions. Tier considers potential acquisitions which may expand the Company's presence in key geographic or vertical marketplaces, supplement the Company's technical scope or industry expertise or allow it to acquire additional human resources or strategic client relationships. Given the highly fragmented nature of the IT services marketplace, the Company believes significant acquisition opportunities exists. Since December 1996, Tier has acquired seven IT service providers in order to add three domestic and four international locations, broaden the Company's technical expertise in areas such as Java and expand its professional resources by 159 IT consultants.

  Expand in Key Vertical Markets. The Company intends to increase its client base and leverage its expertise by focusing its sales, marketing and development efforts on high-value opportunities in certain vertical markets, such as healthcare, financial services, government services and telecommunications. Within those markets, Tier has developed expertise in areas such as child welfare services, child support services and procurement processes. The Company believes that large organizations with intensive information processing needs provide the best near-term market opportunities for the Company's services.

  Develop Strategic Partnerships. The Company develops strategic partnerships with service and technology providers pursuant to which Tier jointly bids and performs certain engagements. These relationships offer Tier identifiable revenue opportunities. The Company believes these relationships provide a number of competitive advantages, including (i) enabling the Company to broaden its client base; (ii) allowing the Company to project its staffing needs and more fully maximize employee utilization; and (iii) maintaining the Company's technological leadership through the deployment of leading edge applications.

  Expand Geographic Presence. The Company intends to expand its operations by opening additional offices in targeted domestic and international locations to augment its current operations in the United States, Australia and the United Kingdom. Tier integrates domestic and multi-national resources to deliver timely, cost-effective IT solutions on a local level. By expanding its geographic presence, the Company has increased its access to international labor markets and is able to compete more effectively for highly skilled employees who have particular geographic preferences. The Company believes that the local delivery of services is a significant differentiating factor among IT service providers.

  Actively Brand the Tier Migration Solution. The Company intends to continue to develop market recognition and acceptance of the Company's services by branding the Tier Migration Solution. Tier believes it has differentiated and sold the Company's Migration Solution with the Tier logo and themes such as "How do you fix the machine without turning it off?" and "Taking the risk out of change." The Company believes that significant opportunity exists to develop brand recognition and loyalty.

  Attract and Retain Highly Skilled Employees. The Company maintains programs and personnel to identify, hire, train and retain highly skilled IT professionals because it believes these professionals are a critical element in its ability to deliver high quality services to clients. The Company offers competitive compensation and benefits including stock option and other stock-based awards, and has developed a career advancement program that offers employees career enrichment opportunities, individualized up-training and cross-training programs, on-the-job learning opportunities and annual training allowances.

SERVICES AND METHODOLOGY

  The Company provides IT consulting, application development and software engineering services which facilitate the migration of its clients' existing IT systems to leading edge technologies. These services are typically provided on an enterprise-wide basis. Tier's methodology for providing migration services combines the ability to evaluate or "score" the efficacy of the client's imbedded IT capital in comparison to its stated business goals, with a formal risk assessment program to manage and benchmark projects on an on-going basis. Tier maintains a high level of vertical market and industry expertise. As a result, the Company is able to understand the environment and business rules in which its clients operate. This approach allows Tier to retain, reuse, repeat and distribute its experiential knowledge throughout the Company and to achieve significant improvements in cost, quality and time to deployment on client projects.

 Services

  The Company seeks to rapidly implement cost-effective IT solutions through a flexible combination of one or more of the following services:

  Repeatable Transfer Solution. In some situations, the Company identifies existing, transferable IT applications or components that satisfy a portion of the client's needs. Tier addresses the client's remaining functional elements through either custom built applications or packaged software. Transfer solutions greatly shorten the development cycle by providing a working system as the starting point for the IT solution. For example, between government agencies, the Company has successfully transferred components of IT systems that it has built to solve complex child support and welfare requirements.

  Custom Build. The Company often custom builds an IT solution or component for the client. The Company has developed custom applications in several vertical markets, including healthcare, financial services, government services and telecommunications, using advanced languages such as Java, Forte, PowerBuilder and COOL:Gen. The Company's technical professionals have implemented custom applications on a variety of platforms and working environments, such as mainframe, Windows NT, UNIX and other distributed platforms, using a number of databases, including Oracle, Sybase, DB2, SQL Server and Informix. Tier has also developed Internet/intranet, data warehouse, web-enabled legacy and e-commerce applications, as well as applications in the more established mainframe and client/server environments.

  Packaged Software. When the most appropriate solution for a client includes a commercially available application package, the Company evaluates, recommends, implements and integrates applications software. The Company has developed expertise with commercial applications in areas such as operations resource management, e-commerce and procurement.

 Methodology

  The Company has developed the Tier Migration Solution over numerous client engagements and relies on this methodology to provide services in various industries and technical environments. The four-phase scaleable, repeatable and leverageable methodology is modular in design and the various phases can be tailored depending on the scope of a client's needs.

                                     LOGO
    [Graphic: A representation of Tier's four phase methodology for meeting clients' IT needs.]

  Phase I-Business Assessment and Scoping. The Company establishes the scope of each project and determines expectations for quantifiable business improvement. The Company assesses the client's current business processes, identifies improvement opportunities and inventories the existing IT applications and systems. Tier consultants bring industry and technical expertise to each engagement and employ current business engineering techniques, such as workflow analysis, process mapping, use-case analysis and business rules definition. Typically, Tier consultants interview key management personnel, lead group discussions, conduct workshops, review existing business process documentation and inventory the existing application portfolio. The work product is a business requirements and scope document that provides a clear charter for the project and a risk management assessment map to measure project performance throughout the project's life cycle.

  Phase II-Application Effectiveness Scoring. The Company develops a technology portfolio analysis to determine how best to leverage the client's capital investment in its existing IT system. Tier conducts an in-depth analysis of the existing IT application portfolio using a qualitative method of "scoring" to determine which areas would benefit most from the application of new technologies. The resulting matrix correlates the client's business functions with the most suitable IT solution. Once agreed to by the client, the application scoring matrix becomes a roadmap to assist in determining whether to replace or re-use components of the client's existing IT system.

  Phase III-IT Strategy, Architecture and Prototyping. The Company develops a specific IT migration strategy to address the development, transfer or acquisition of new IT solutions and their integration into the client's existing business environment. Tier may model critical business rules to test the underlying assumptions of the IT migration solution and often prepares an early look-and-feel prototype to allow the user to visualize the resulting integrated IT environment. Ultimately, Tier provides clients with a defined IT architecture designed to meet the client's expectations specified at the beginning of the engagement.

  Phase IV-Information Technology Implementation. Tier implements the IT solution. The Company employs rapid IT processes and incorporates the Company's collective experience in managing enterprise-wide IT projects in areas such as packaged software implementation, custom software development, quality assurance and testing, systems integration, client testing and acceptance, implementation and help desk support. The output of this final phase is an implemented IT solution set. Following installation, the Company and the client conduct a post-project assessment to evaluate the effectiveness of the new IT solution against the business improvement goals established in Phase I. In addition, the Company provides post-implementation services, such as on-going software maintenance and enhancements, help desk support and training of end users and in-house IT staff.

  Across all four phases of its methodology, Tier employs a comprehensive risk management process. The Company believes that its emphasis on risk management is a critical component of its methodology, particularly in a market that increasingly demands service providers to undertake large scale projects while maintaining a high success rate. Given the importance of this process, the Company's risk management committee (the "Committee") includes the Company's Chief Executive, Technology and Financial Officers. Using the risk management assessment map developed in Phase I of Tier's Migration Solution, the Committee evaluates projects on a regular basis against a checklist of risk factors and assigns a status that determines the frequency of intervention and review required. The Committee focuses on the following risk factors: size of revenue and credit exposure to the Company, number of resources employed, progress against defined project milestones, clarity of user expectations, definition of project scope, use of new technology, effectiveness of project management personnel and other quantitative and qualitative measures as may be appropriate to a particular project. If the Committee detects areas of concern, it investigates the matter at an early stage and takes appropriate corrective action to mitigate potential costs and delays.

REPRESENTATIVE ENGAGEMENTS

  The following are examples of Tier's IT migration engagements:

  Healthcare Process Improvement. In an engagement for a national HMO, Tier completed the implementation of a Medicare compliance system that reduced the HMO's application process cycle time from six weeks to two days, which in turn accelerated its Medicare collections. By adding an improved input and analysis "front end" to the HMO's existing insurance claims processing system, Tier leveraged the most beneficial components of the HMO's existing technology infrastructure. In a second project for the HMO, Tier developed an enterprise-wide budget development system to allow the HMO's nationwide staff of controllers, analysts and cost center managers to run financial simulations and receive real-time feedback. The project increased the quality of the client's budgets and significantly reduced their development time. The new system was integrated with the HMO's existing accounting and finance applications to provide a financial control solution at a fraction of the cost of a complete system replacement. Over a four-year period, Tier has completed more than a dozen strategic projects for the HMO.

  International Risk Management Application. Tier is currently performing a multi-national engagement for a worldwide financial services and information company to develop a global check authorization system. This $10 million, 18-month project encompasses the redesign of business processes, a full migration of application software, specifications for the selective replacement of system hardware and the creation of a data warehouse for decision support. Tier was chosen over its competitors for its industry expertise in process redesign, simulation modeling, technical architecture, database design, rapid application development, project management and its ability to rapidly implement this complex project.

  Child Welfare Case Management Solution. Tier, in conjunction with Unisys, developed and implemented an integrated child welfare case management system for a state government's health and human services department. By focusing on improved workflow, integrated data management and the use of distributed client/server technology, the Company believes the case management system will increase the amount of time available for the case worker to work directly with families, while also improving the quality and timeliness of information. The case management system supports the state's child protective services intake hotline, report investigation, case planning and outcome management and financial and staff management.

  Transportation System Solutions. Tier successfully completed a multi-phased $1.3 million migration project for a state's department of transportation to develop a fleet management system, including a preventive maintenance program and a mechanized warranty system. The Company's IT solution utilized an advanced client/server technology and leveraged components from two existing mainframe systems. The system provides complete fleet management services to over 200 users throughout the state. The client performed an extensive cost-benefit analysis prior to developing the system and determined that the improved service of the equipment will pay for the system within two years. Tier is currently performing an $8.8 million, multi-phased client/server project to redesign the department's multiple legacy transportation management systems into one highly integrated decision making tool.

SALES AND MARKETING

  The Company markets and sells its services through a direct sales force. As of March 31, 1998, Tier employed 12 full-time, dedicated sales and marketing staff. In addition, the Company's senior management is closely involved in a significant portion of the Company's sales and marketing activities. Most of the Company's sales professionals have extensive work experience in the IT industry, often as strategic IT consultants or managers. In order to more clearly define the delivery of its services and to reflect the needs of its clients, the Company has organized its sales and marketing effort into two strategic business units ("SBUs"): Commercial Services, which targets healthcare, financial services, telecommunications and other commercial markets and Government Services, which targets the fast-growing health and human services and state strategic IT markets.

  The Company's focus on the vertical markets defined by these SBUs broadens its knowledge and expertise in these selected industries and generates additional client engagements. As a result of its focused sales channel approach, the Company believes that it is able to penetrate markets quickly and with lower sales acquisition costs.

  The sales team derives leads through (i) strategic partnerships with third parties under which the Company jointly bids and performs certain engagements;
(ii) industry networking and referrals from existing clients; (iii) government requests for proposals; (iv) directed sales activities identified by other strategic business units within the Company; and (v) a national marketing program. The Company believes that its use of these multiple sales and marketing activities results in a shorter sales cycle than generally experienced by other providers.

  The Company's marketing program includes targeted software industry trade shows; joint marketing through strategic partnership arrangements; participation in user groups; provision of speakers to technology conferences; publication of white papers, articles and direct client newsletters; and distribution of marketing materials through print advertising, direct mail, media and public relations announcements.

CLIENTS

  The Company's clients consist primarily of Fortune 1000 companies with information-intensive businesses and government entities with large volume information and technology needs. Tier's sales and marketing objective is to develop relationships with clients which result in both repeat and long-term engagements. Of the Company's clients with revenues in excess of $50,000 in fiscal 1996, 88% (15 of 17) were clients in the nine-month fiscal year ended September 30, 1997 and generated revenues in excess of $50,000 in such subsequent period.

  Tier has derived, and believes that it will continue to derive, a significant portion of its revenues from a small number of large clients, many of which engage the Company on a number of projects. For the six months ended March 31, 1998, the State of Missouri, Unisys, Equifax and Humana accounted for 20.5%, 19.6%, 11.9% and 11.5% of the Company's revenues, respectively.

  The following is a list of representative clients of the Company within the last twelve months:

FINANCIAL SERVICES/INSURANCE              TELECOMMUNICATIONS
Allstate Insurance Company                GTE Mobilnet Incorporated
Bank of America, N.T. & S.A.              Time Customer Service, Inc.
Bank of Melbourne                         Telstra Corporation Limited
Bay View Capital Corporation              US West Communications, Inc.
Equifax Europe (UK) Ltd.
FAI Insurances Limited                    GOVERNMENT
General Electric Capital Services,        Broken Hill Properties Information
Inc.                                       Technology Pty Ltd
MMI General Insurance Ltd.                Commonwealth of Australia*
National Australia Bank                   Cook County, Illinois
Royal & Sun Alliance Insurance            Murray-Darling Basin Commission
Australia Limited                         State of Arizona*
                                          State of Missouri (multiple
HEALTH CARE                               agencies)
Blue Cross/Blue Shield of Florida,        State of Nevada*
Inc.                                      State of Wisconsin
FORTIS Australia Limited
Hospital Benefit Fund of Western
Australia Inc.
Humana Inc.
Kaiser Foundation Health Plan, Inc.
Southshore Hospital

OTHER INDUSTRIES
Chevron Information Technology
Company
E & J Gallo Wineries

Kodak Australasia Limited
Matson Navigation Company, Inc.
The Boeing Company
TruServ Corporation
US Foodservice, Inc.

--------
* Indicates that the Company was engaged as a subcontractor for certain project engagements for the client.

  In its Government Services SBU, the Company sometimes obtains project engagements through prime contractors such as Unisys and BDM International, Inc. For example, in a project for the State of Arizona, Tier was responsible for the complete IT strategy, architecture, design, software development and testing as a subcontractor to Unisys, which was engaged by the State to implement a new child welfare system. The Company believes that it has been able to secure large, complex government projects with low acquisition costs by capitalizing on the reputation, marketing infrastructure and government relationships of these prime contractors, while at the same time allowing the prime contractors to leverage Tier's IT competency in their bid proposals. The Company will continue to seek subcontracting relationships with parties such as Unisys and BDM International, Inc.

  Until fiscal 1997, Company revenues were generated primarily through Tier's domestic operations. For the nine-month fiscal year ended September 30, 1997 and the six months ended March 31, 1998, international operations accounted for 13.7% and 19.1% of the Company's total revenues, respectively. See Note 12 to Notes to Consolidated Financial Statements. The Company believes that the percentage of total revenues attributable to international operations will continue to be significant and may continue to grow.

HUMAN RESOURCES

  Tier's approach to managing human resources has allowed the Company to meet its staffing needs while also achieving a low level of employee turnover. As of March 31, 1998, the Company had a workforce of 338, including 291 IT consultants of which 143 were salaried employees, 50 were hourly employees and 98 were independent contractors (who were primarily located in Tier's international offices). The workforce also includes 12 sales and marketing employees and 35 general and administrative employees. Of the Company's total workforce at March 31, 1998, 60.9%, 30.5% and 8.6% were located in the United States, Australia and the United Kingdom, respectively.

  The Company employs a Vice President, Staffing, a Director of Recruiting, four full-time recruiters and two part-time recruiters who pursue a three level employee-sourcing strategy. The primary sources include employee referrals, job fairs, Internet job postings and direct recruiting. Tier also has established national and international sources through preferred-rate partnerships with recruiting suppliers. If peak staffing demand exceeds these resources, the Company engages recruiting agencies on a contingent basis at market rates. The Company attracts and retains employees by offering significant technical training opportunities including an intensive training program for new entry-level employees, a stock option award program and a competitive benefits and compensation package. Given the rapid pace of technological evolution, the Company recognizes that skill obsolescence is a fundamental concern for IT professionals. As a key component of the Company's employee retention program, Tier has developed a program that enables each employee to specify their career goals and develop a plan to achieve those goals. The program includes specific career enrichment opportunities, individualized up-training and cross-training, on-the-job learning opportunities and challenging assignments. As part of the program, each consultant works under the guidance of a practice manager and senior technology expert within their practice. All employees receive annual training allowances which can be utilized for an array of career development needs such as internal and external seminars and computer-based training. The Company believes that there is a shortage of, and significant competition for, IT professionals and that its future success is highly dependent upon its ability to attract, train, motivate and retain skilled IT consultants with the advanced technical skills necessary to perform the services offered by the Company.

COMPETITION

  The IT services market is highly competitive and is served by numerous international, national and local firms. Market participants include systems consulting and integration firms, including national accounting firms and related entities, the internal information systems groups of its prospective clients, professional services companies, hardware and application software vendors, and divisions of large integrated technology companies and outsourcing companies. Many of these competitors have significantly greater financial, technical and marketing resources, generate greater revenues and have greater name recognition than the Company. In addition, there are relatively low barriers to entry into the IT services market, and the Company has faced, and expects to continue to face, additional competition from new entrants into the IT services market.

  The Company believes that the principal competitive factors in the IT services market include reputation, project management expertise, industry expertise, speed of development and implementation, technical expertise, competitive pricing and the ability to deliver results on a fixed price as well as a time and materials basis. The Company believes that its ability to compete also depends in part on a number of competitive factors outside its control, including the ability of its clients or competitors to hire, retain and motivate project managers and other senior technical staff; the ownership by competitors of software used by potential clients; the price at which others offer comparable services; the ability of its clients to perform the services themselves; and the extent of its competitors' responsiveness to client needs. There can be no assurance that the Company will be able to compete effectively on pricing or other requirements with current and future competitors or that competitive pressures will not cause the Company's revenues or income to decline or otherwise materially adversely affect its business, financial condition and results of operations.

INTELLECTUAL PROPERTY RIGHTS

  Tier's success has resulted, in part, from its methodologies and other proprietary intellectual property rights. The Company relies upon a combination of nondisclosure and other contractual arrangements and trade secret, copyright and trademark laws to protect its proprietary rights and the proprietary rights of third parties from whom the Company licenses intellectual property. The Company enters into confidentiality agreements with its employees and limits distribution of proprietary information. There can be no assurance that the steps taken by the Company in this regard will be adequate to deter the misappropriation of proprietary information or that the Company will be able to detect unauthorized use of this information and take appropriate steps to enforce its intellectual property rights.

  Software developed by Tier in connection with a client engagement is typically assigned to the client. In limited situations, the Company may retain ownership, or obtain a license from its client, which permits Tier or a third party to market the software for the joint benefit of the client and Tier or for the sole benefit of Tier.

FACILITIES

  Tier's principal executive offices are located at 1350 Treat Boulevard, Suite 250, Walnut Creek, California. The Company's lease on these premises covers approximately 9,745 square feet and expires November 30, 2001. The Company also operates through facilities in Atlanta, Georgia; Chicago, Illinois; Jacksonville, Florida; Jefferson City, Missouri; Louisville, Kentucky; Phoenix, Arizona; Swallowfield, England; and Canberra, Melbourne and Sydney, Australia, none of which are owned by the Company. Tier anticipates that additional space will be required as its business expands and believes that it will be able to obtain suitable space as needed.

LEGAL PROCEEDINGS

  The Company is not currently a party to any legal proceedings.

                                  MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS AND OTHER SIGNIFICANT EMPLOYEES

  The executive officers, directors and other significant employees of the Company and their ages as of May 1, 1998, are as follows:

NAME                                AGE                      POSITION
----                                ---                      --------
James L. Bildner...................  44 Chairman of the Board and Chief Executive Officer
William G. Barton..................  41 President, Chief Technology Officer and Director
George K. Ross.....................  56 Executive Vice President, Chief Financial Officer
                                        and Director
James Weaver.......................  40 President, Government Services Division
Andrew Armstrong...................  47 Managing Director, UK
Tom Thomson........................  46 Managing Director, UK
John Starkey.......................  54 Managing Director, Australia
Bradley H. Nickels.................  36 Senior Vice President, Business Development and
                                        Operations, Government Services Division and
                                        Secretary
Jacqueline R. Hampton..............  45 Vice President, Business Development and
                                        Operations, Commercial Services Division
Bryan D. McCaul....................  40 Vice President, Resource Management
Judith LaMotte.....................  48 Vice President, Staffing
John W. Reasner....................  59 Vice President, Human Resources
F. Thomas Latham...................  52 Vice President, Business Development, Commercial
                                        Services Division
Albert A. Arthur...................  45 Vice President, Business Development, Government
                                        Services Division
Samuel Cabot III(1)(2)(3)..........  57 Director
Ronald L. Rossetti(1)(2)(3)........  54 Director

--------
(1)Member of the Compensation Committee of the Board of Directors.
(2)Member of the Audit Committee of the Board of Directors.
(3)Class B Director.

  Mr. Bildner joined Tier as Chairman of the Board in November 1995 and became Chief Executive Officer in December 1996. From December 1994 to December 1996, Mr. Bildner was employed as a principal of Argus Management Corporation, a management consulting firm. In 1984, Mr. Bildner founded J. Bildner & Sons, Inc., a specialty retailer, and served as its Chairman of the Board and Chief Executive Officer from its inception to December 1994. J. Bildner & Sons, Inc. filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code in July 1988 and emerged from reorganization in October 1989. Mr. Bildner received an A.B. from Dartmouth College and a J.D. from Case Western Reserve School of Law.

  Mr. Barton, one of the initial founders of the Company, has served as Chief Technology Officer since February 1998 and as President and a Director since 1991. From 1991 until February 1998, he also served as Chief Operating Officer of the Company. From 1990 to 1991, Mr. Barton was employed as an IT management consultant at Titan Consulting, an IT consulting firm. From 1979 to 1990, Mr. Barton held various positions leading to Director of Advanced Business Systems at American Express Card Services, a financial services company. Previously, Mr. Barton held positions within the IT industry as a systems analyst, software engineer and programmer. He received a B.S. in Business Administration and Management from the University of Phoenix and a Presidential/Key Executive MBA from Pepperdine University.

  Mr. Ross has been a Director of the Company since January 1996, has served as Executive Vice President since February 1998, and has served as Chief Financial Officer since February 1997. From

February 1997 until February 1998, Mr. Ross also served as Senior Vice President. From September 1992 to January 1997, Mr. Ross was a partner at Capital Partners, a private equity investment firm. Between 1979 and 1992, Mr. Ross was Corporate Vice President, Controller for Axel Johnson, Inc., a highly diversified private holding company. Mr. Ross has also held corporate and operating positions with RJR Nabisco, Inc. and served as a senior consultant with Ernst & Young LLP. Mr. Ross received a B.A. from Ohio Wesleyan University and an MBA from Ohio State University. Mr. Ross is a certified public accountant.

  Mr. Weaver joined Tier as President, Government Services Division in May 1998. From June 1997 until May 1998, Mr. Weaver served as Vice President, Government Solutions of BDM International, Inc., an IT company, where he was responsible for SBU strategic planning, policy and procedure development, client base expansion and overall business planning and development. From March 1995 until June 1997, he served as National Program Director, Public Sector for Unisys Corporation, an IT company. Prior to that time, he served as Director Public Sector Services with Lockheed Information Management Services and District Manager with the Commonwealth of Virginia, Division of Child Support Enforcement. Mr. Weaver received a B.A. in Psychology from California State College and is pursuing an M.S. in Agency Management and Administration from California University.

  Mr. Armstrong joined the Company as Managing Director, UK in July 1997 in connection with the Company's acquisition of Albanycrest. Mr. Armstrong was employed by Albanycrest as Managing Director from November 1996 until July 1997. From 1995 to 1996, Mr. Armstrong served as an independent consultant. From 1992 to 1995, he was employed as principal project manager for Siemens Nixdorf Information Systems Ltd., an IT company. From 1990 to 1992, Mr. Armstrong was an independent consultant and prior to that time he was employed with The Macleod Group and with Armstrong Associates Ltd./Data Center Management Ltd.

  Mr. Thomson joined Tier as Managing Director, UK in July 1997 in connection with the Company's acquisition of Albanycrest. From 1996 to July 1997, Mr. Thomson was Senior Project Manager for Siemens Nixdorf Information Systems Ltd. From 1993 to 1996, he served as Senior Project Manager with Perot Systems, a worldwide IT services company. From 1989 to 1993, Mr. Thomson was Senior Project Manager for Oasis.

  Mr. Starkey joined the Company in August 1997 as Managing Director, Australia. From 1992 to 1997, Mr. Starkey was employed with Texas Instruments, a digital signal processing solutions company, most recently serving as Regional Director Asia, Australia and New Zealand. From 1988 to 1992, Mr. Starkey was with Cincom serving as General Manager of Australia and New Zealand. Prior to that time Mr. Starkey was employed with Computer Power and was New South Wales Manager for Computer Science of Australia.

  Mr. Nickels, one of the initial founders of the Company, has served as Senior Vice President, Business Development and Operations, Government Services Division since April 1998. He served as Vice President of the Government Services SBU from January 1996 until April 1998. From October 1991 to December 1995, he served as a principal consultant and project manager at the Company. From 1988 to 1992, Mr. Nickels was a project manager at American Express Travel Related Services. Mr. Nickels received a B.S. in Computer Science from Arizona State University.

  Ms. Hampton joined the Company as Vice President, Business Solutions SBU in June 1997. She has served as Vice President, Business Development and Operations, Commercial Services Division since April 1998. From September 1995 to April 1997, Ms. Hampton was Vice President for Worldwide Professional Services at Netscape Communications, an Internet browser company. From April 1992 to September 1995, Ms. Hampton served as Vice President of Professional Services, Western Area, for Sybase, a software provider. From 1989 to 1992, she was a managing consultant at Oracle Corporation. Between 1983 and

1989 she held various senior management and consulting positions with Ernst & Young LLP and Andersen Consulting. She received a B.S. in Biochemistry and Microbiology from San Diego State University and an MBA from Boston University.

  Mr. McCaul has served as Vice President, Resource Management since April 1998. From March 1993 until April 1998, he served as Vice President and Chief Information/Technology Officer of the Company. From 1990 to March 1993, he was a senior consultant and trainer for Montare International, a technology consulting firm. From 1986 to 1990, Mr. McCaul was a senior systems analyst with Texas Instruments Software, a software provider. Mr. McCaul received a B.S. in Business Administration and an M.S. in Computer Science from the University of Kansas.

  Ms. LaMotte joined the Company in February 1997 as Director of Staffing and Field Human Resources and is now serving as Vice President, Staffing. From 1994 to 1997, Ms. LaMotte served as Director, Staffing and Field Human Resources Operations at Sybase, Inc., a professional services company. From 1990 to 1994, she was an independent consultant and contract recruiter for Adaptec, Inc., a hardware and software data transfer solutions company, and from 1988 to 1990 Ms. LaMotte served as Human Resources Manager for Apple Computer. Ms. LaMotte received a B.S. in International Relations from Georgetown University and a Masters Degree in Industrial and Labor Relations from Cornell University.

  Mr. Reasner joined the Company as Vice President, Human Resources in January 1997. From 1989 to December 1996, Mr. Reasner served as Vice President--Human Resources for Pilkington, Barnes, Hind, a global contact lens and solution manufacturer where he was responsible for its world-wide human resources function. Mr. Reasner received a B.A. from Monmouth College.

  Mr. Latham has served as Vice President, Business Development, Commercial Services Division since April 1998. From August 1996 until April 1998, he served as Vice President, Commercial Services SBU. From March 1995 to August 1996, Mr. Latham was the President of Distributed Business Technology Solutions, an IT consulting company. From February 1993 to February 1995, he was a Senior Director at Florida Power and Light, one of the country's largest providers of electricity-related services. From 1981 to February 1993, he served as Vice President, Strategic Business Systems and Vice President, Technology at American Express.

  Mr. Arthur joined Tier in February 1997 as Director, National Account Sales and has served as the Company's Vice President, Business Development, Government Services Division since April 1998. He served as Vice President, Strategic Business Development of the Company from June 1997 until April 1998. From April 1996 to March 1997, Mr. Arthur was employed by Texas Instruments Software, where he was the Trading Area Manager for the western United States and Canada. From August 1995 until April 1996, he served as Director of Financial Business Development (Bay Area) for Oracle Corporation, a software provider. From 1988 until August 1995, he served as Global Account Manager for Bank of America, N.T. & S.A. He received an A.B. degree from Stanford University.

  Mr. Cabot has served as a Director of the Company since January 1997. He has served as president of Samuel Cabot Inc., a manufacturer and marketer of premium quality exterior stains and architectural coatings, since 1978. He is also on the board of directors of Plasticolors, Inc., Blue Cross/Blue Shield of Massachusetts, Inc., the National Paint and Coatings Association and the Associated Industries of Massachusetts. Mr. Cabot received an A.B. from Dartmouth College and an MBA from Boston University.

  Mr. Rossetti has served as a Director of the Company since November 1995. Since February 1997, he has served as President of Riverside Capital Partners, Inc., a venture capital investment firm. From 1976 until September 1994, Mr. Rossetti was President, Chief Executive Officer and a director of Nature Food Centers, Inc. Mr. Rossetti is also on the Boards of Directors of General Nutrition Co. and City Sports, the advisory board of Hamilton Associates and serves as a trustee of Northeastern University. He received a B.S. from Northeastern University.

  Executive officers of the Company are appointed by the Board of Directors and serve at the discretion of the Board. All directors hold office until the next annual meeting of the Company, or until their successors have been duly elected and qualified. There are no family relationships between any of the executive officers or directors of the Company.

  The Bylaws authorize a range of directors, numbering between five and nine. Currently, the Company has designated a Board of five directors. The Company is actively seeking two additional qualified directors, unaffiliated with the Company, which process the Company anticipates will be completed within six months of this offering. Upon an increase in the number of directors to seven, the holders of shares of Class B Common Stock will elect three directors and the remaining four directors will be elected by holders of Class A and Class B Common Stock, voting together. See "Description of Capital Stock."

COMMITTEES OF THE BOARD OF DIRECTORS

  The Board of Directors maintains an Audit Committee and a Compensation Committee. The Audit Committee, consisting of Messrs. Rossetti and Cabot, reviews the results and scope of the annual audit and the services provided by the Company's independent auditors. The Compensation Committee, consisting of Messrs. Rossetti and Cabot, establishes the compensation of officers of the Company and administers the Company's compensation programs, including the grant of stock options.

DIRECTOR COMPENSATION

  The members of the Company's Board of Directors are reimbursed for reasonable travel expenses incurred in attending Board meetings. In addition, non-employee members of the Board of Directors receive a grant, upon their initial appointment, of fully vested options to purchase 5,000 shares of Class B Common Stock and an annual grant, upon their re-election thereafter, of fully vested options to purchase 5,000 shares of Class B Common Stock under the Company's Amended and Restated 1996 Equity Incentive Plan. See "-- Incentive Plans."

EMPLOYMENT AGREEMENTS

  In December 1996, the Company entered into an employment agreement with James L. Bildner, the Company's Chairman of the Board and Chief Executive Officer, for a term which currently expires on August 1, 2001. Under the agreement, as amended as of February 16, 1998, Mr. Bildner receives an annual base salary of $455,000 and is eligible to receive an annual incentive bonus of up to 85% of base salary based on achievement of certain Company performance milestones or other goals to be determined by the Compensation Committee. For calendar year 1998, the Compensation Committee has determined that at least 50% of all incentive compensation earned by Mr. Bildner will be paid in the form of options to purchase Class B Common Stock having an exercise price equal to the fair market value of the Class B Common Stock on the date of grant. The remaining 50% will be paid in cash or options, at Mr. Bildner's election. Any options issued as annual incentive compensation for 1998 will be granted on December 31, 1998. Under the agreement, Mr. Bildner also received a $50,000 relocation loan, which bears interest at 5.75% per annum and is forgivable over a three-year period beginning on December 31, 1996 (the "Relocation Loan"), and a monthly housing allowance of $2,750 (for a three-year period beginning December 31, 1996), payable in advance upon request of Mr. Bildner. The agreement also provides, among other things, that if Mr. Bildner's employment with the Company is terminated (i) by the Company for cause (as defined in the agreement), other than Mr. Bildner's conviction of a felony, the Company will pay to Mr. Bildner his base salary and benefits for a period of 24 months from the date of termination; or (ii) by the Company without cause or by Mr. Bildner for good reason (as defined in the agreement), the outstanding principal balance and accrued interest under the Relocation Loan will be forgiven, all outstanding unvested options held by Mr. Bildner will immediately vest and the Company will pay Mr. Bildner a lump sum amount equal to the discounted present value of 24 months of a base salary plus 100% of the maximum amount of all incentive compensation Mr. Bildner could have earned during the year in which the termination occurs. Benefits substantially similar to those set forth in clause (ii) above are provided in the event of termination of Mr. Bildner's employment due to death or disability and, upon any event of termination, the Company will take all action required to release Mr. Bildner from any personal guaranties of Company indebtedness. Pursuant to this agreement Mr. Bildner also received an option to purchase 80,000 shares of Class A Common Stock and 120,000 shares of Class B Common Stock at an exercise price equal to 100% of the fair market value of such stock on the date of grant, which vested immediately. He also received an option for 120,000 shares of Class A Common Stock and 180,000 shares of Class B Common Stock, all of which has vested except 33.3% which will vest on December 31, 1998. See "--Executive Compensation" and "Certain Transactions."

  In December 1996, the Company entered into an employment agreement with William G. Barton, the Company's President and Chief Technology Officer, for a term which currently expires on August 1, 2001. Under the agreement, as amended as of February 16, 1998, Mr. Barton receives an annual base salary of $310,000 and is eligible to receive an annual incentive bonus of up to 75% of base salary based on achievement of certain Company performance milestones or other goals to be determined by the Compensation Committee. For calendar year 1998, the Compensation Committee has determined that at least 50% of all incentive compensation earned by Mr. Barton will be paid in the form of options to purchase Class B Common Stock having an exercise price equal to the fair market value of the Class B Common Stock on the date of grant. The remaining 50% shall be paid in cash or options, at Mr. Barton's election. Any options issued as annual incentive compensation for 1998 will be granted on December 31, 1998. Under the agreement, Mr. Barton also received an education loan up to $50,000, which bears interest at 5.75% per annum and is forgivable over approximately three years (the "Education Loan"). The agreement also provides, among other things, that if Mr. Barton's employment with the Company is terminated (i) by the Company for cause (as defined in the agreement), other than Mr. Barton's conviction of a felony, the Company will pay to Mr. Barton his base salary and benefits for a period of 24 months from the date of termination; or (ii) by the Company without cause or by Mr. Barton for good reason (as defined in the agreement), the outstanding principal balance and accrued interest under the Education Loan will be forgiven, all outstanding unvested options held by Mr. Barton will immediately vest and the Company will pay Mr. Barton a lump sum amount equal to the discounted present value of 24 months of base salary plus 100% of the maximum amount of all incentive compensation Mr. Barton could have earned during the year in which the termination occurs. Benefits substantially similar to those set forth in clause (ii) above are provided in the event of termination of Mr. Barton's employment due to death or disability and, upon any event of termination, the Company will take all action required to release Mr. Barton from any personal guaranties of Company indebtedness. Pursuant to this agreement, Mr. Barton received an option to purchase 120,000 shares of Class A Common Stock and 180,000 shares of Class B Common Stock, at an exercise price equal to 110% of the fair market value of such stock on the date of grant, all of which has vested except 33.3% which will vest on December 31, 1998. See "--Executive Compensation" and "Certain Transactions."

  In February 1997, the Company entered into an employment agreement with George K. Ross, the Company's Executive Vice President and Chief Financial Officer, for a term which expires on August 1, 2001. Under the agreement, as amended as of February 16, 1998, Mr. Ross receives an annual base salary of $230,000 and is eligible to receive an annual incentive bonus of up to 65% of base salary based on achievement of certain Company performance milestones or other goals to be determined by the Compensation Committee. For calendar year 1998, the Compensation Committee has determined that at least 50% of all incentive compensation earned by Mr. Ross will be paid in the form of options to purchase Class B Common Stock having an exercise price equal to the fair market value of the Class B Common Stock on the date of grant. The remaining 50% will be paid in cash or options, at Mr. Ross' election. Any options issued as annual incentive compensation for 1998 will be granted on December 31, 1998. In the event the agreement is terminated by Mr. Ross for good reason (as defined in the agreement) or by the Company other than for cause (as defined in the agreement), Mr. Ross will be entitled to receive his full salary for a period of six months from the date of such termination and a pro rata portion of all incentive compensation Mr. Ross could have earned during the year the termination occurs. The agreement also provides that the

Company offer an unsecured relocation loan of up to $20,000, bearing simple interest at 5.81% per annum, which amount shall be forgiven over three years so long as Mr. Ross remains employed by the Company. Pursuant to this agreement, Mr. Ross received an option to purchase 105,000 shares of Class B Common Stock, at an exercise price equal to 100% of the fair market value of such stock on the date of grant, which option vests ratably on the first three annual anniversaries of the grant. In the event of a sale of substantially all of the assets of the Company, a change in control of the Company or upon the termination of James L. Bildner as Chief Executive Officer of the Company, the option fully vests immediately. See "--Executive Compensation" and "Certain Transactions."

  The valuation of options to be issued as annual incentive compensation for calendar year 1998 pursuant to the employment agreements described above shall be in the sole discretion of the Compensation Committee using the Black-Scholes option valuation methodology. Accordingly, the Company can not estimate the number of options to be issued pursuant to such employment agreements as annual incentive compensation at this time.

EXECUTIVE COMPENSATION

  The following table sets forth certain information concerning compensation earned by the Company's Chief Executive Officer and each of the four other most highly compensated executive officers for the twelve-month period ended September 30, 1997 (collectively, the "Named Executive Officers"):

                          SUMMARY COMPENSATION TABLE

                                                                     LONG-TERM
                                    ANNUAL COMPENSATION(1)         COMPENSATION
                                ------------------------------  -------------------
                                                                 NUMBER OF SHARES
                                                  OTHER ANNUAL      UNDERLYING
NAME AND PRINCIPAL POSITION(*)   SALARY   BONUS   COMPENSATION  OPTIONS GRANTED (#)
------------------------------  -------- -------- ------------  -------------------
James L. Bildner(2)........     $242,293 $171,931   $43,749(3)        720,000
 Chairman of the Board and
  Chief Executive Officer
Williams G. Barton(4)......      209,856  139,785         -           520,000
 President and Chief
  Operating Officer
Bryan D. McCaul(4).........      163,542   25,050         -           110,000
 Vice President and Chief
  Information/Technology
  Officer
Bradley H. Nickels.........      163,542   25,000         -           110,000
 Vice President, Government
  Services
F. Thomas Latham...........      131,250   23,125         -            77,500
 Vice President, Commercial
  Services

--------
* Mr. George K. Ross, the Company's Executive Vice President, Chief Financial Officer and a member of its Board of Directors, joined the Company in February 1997. From February 1, 1997 through September 30, 1997, Mr. Ross received salary of $109,375 and bonus of $17,500. In addition, the Company granted Mr. Ross options to purchase 130,000 shares of the Company's Class B Common Stock, forgave $4,065 of debt and accrued interest thereon owed by Mr. Ross to the Company arising from a housing and relocation loan and paid Mr. Ross certain other compensation totaling $2,500.
(1) In accordance with the rules of the Securities and Exchange Commission, the compensation described in this table does not include perquisites and other personal benefits received by the Named Executive Officers which do not exceed the lesser of $50,000 or 10% of the total salary and bonus reported for such Named Executive Officer.
(2) Mr. Bildner joined the Company as an employee in December 1996.
    Previously, Mr. Bildner served as a consultant to the Company pursuant to a consulting agreement between the Company and his employer, Argus Corporation, pursuant to which Argus was paid $198,890 during the twelve months ended December 31, 1996.
(3) Represents forgiveness of debt and accrued interest thereon owed by Mr. Bildner to the Company arising from loans made for housing and relocation expenses. See "Management--Employment Agreements" and "Certain Transactions."
(4) Effective February 16, 1998, Mr. Barton's title was changed to President and Chief Technology Officer and, effective April 1, 1998, Mr. McCaul's title was changed to Vice President, Resource Management.

  The following table sets forth information concerning options granted to the Named Executive Officers during the twelve-month period ended September 30, 1997.

       OPTION GRANTS IN THE TWELVE-MONTH PERIOD ENDED SEPTEMBER 30, 1997

                                                                                   POTENTIAL REALIZABLE
                                                                                     VALUE AT ASSUMED
                                                                                   ANNUAL RATES OF STOCK
                                                                                  PRICE APPRECIATION FOR
                                            INDIVIDUAL GRANTS                         OPTION TERM(3)
                         -------------------------------------------------------- -----------------------
                             NUMBER OF
                               SHARES          PERCENT
                             UNDERLYING     TOTAL OPTIONS   EXERCISE
                              OPTIONS        GRANTED TO      PRICE     EXPIRATION
NAME                        GRANTED (#)     EMPLOYEES(1)  ($/SHARE)(2)    DATE        5%          10%
----                     ------------------ ------------- ------------ ---------- ----------- -----------
James L. Bildner........ 200,000 Class A(4)      7.2%        $1.65      12/30/06  $ 2,439,000 $ 4,079,000
                         300,000 Class B(4)     10.8          1.65      12/30/06    3,659,000   6,119,000
                         120,000 Class A(5)      4.3          3.58       2/27/02      872,000   1,213,000
                         100,000 Class B(6)      3.6          5.77       7/30/02      508,000     792,000
William G. Barton....... 120,000 Class A(5)      4.3          1.82      12/30/01    1,083,000   1,424,000
                         180,000 Class B(5)      6.5          1.82      12/30/01    1,625,000   2,136,000
                         120,000 Class A(5)      4.3          3.58       2/27/02      872,000   1,213,000
                         100,000 Class B(6)      3.6          5.77       7/30/02      508,000     792,000
Bradley H. Nickels...... 100,000 Class B(7)      3.6          3.25       2/27/07    1,060,000   1,880,000
                          10,000 Class B(6)      0.4          5.25       7/31/07       86,000     168,000
Bryan D. McCaul......... 100,000 Class B(7)      3.6          3.25       2/27/07    1,060,000   1,880,000
                          10,000 Class B(6)      0.4          5.25       7/31/07       86,000     168,000
F. Thomas Latham........  67,500 Class B(7)      2.4          3.25       2/27/07      715,000   1,269,000
                          10,000 Class B(6)      0.4          5.25       7/31/07       86,000     168,000

--------
(1) Based on an aggregate of 2,783,075 options granted to employees in the twelve-month period ended September 30, 1997, including options granted to the Named Executive Officers.
(2) The exercise price equals or exceeds the fair market value of the stock as of the grant date as determined by the Board of Directors after consideration of a number of factors, including, but not limited to, the Company's financial performance, the price of shares of equity securities sold to or purchased by outside investors and third-party appraisals.
(3) The amounts shown are hypothetical gains based on the indicated assumed rates of appreciation of the Class B Common Stock based on the public offering price in the Company's initial public offering of $8.50 per share, compounded annually for the term of the option. Actual gains, if any, on stock option exercises are dependent on the future performance of the Class B Common Stock and overall stock market conditions. There can be no assurance that the Class B Common Stock will appreciate at any particular rate, or at all, in future years.
(4) Options vest 40% on the date of grant and then 20% on each of the first three anniversaries of the date of grant; provided, however, that 20% vest upon completion of this offering. Certain of these options were exercised in advance of vesting, subject to a right of repurchase by the Company at such option's exercise price.
(5) Options vest 33.3% on each of the first three anniversaries of the date of the option; provided, however, that 33.3% vested immediately upon completion of the Company's initial public offering on December 17, 1997 with the remaining shares vesting over the scheduled period. Certain of these options were exercised in advance of vesting, subject to a right of repurchase by the Company at such option's exercise price.
(6) Options vest 25% on each of the first four anniversaries of the date of grant.
(7) Options vest 33.3% on each of the first three anniversaries of the date of grant.

  The following table sets forth certain information regarding option exercises during the twelve-month period ended September 30, 1997 and the value of unexercised options held as of September 30, 1997 by the Named Executive Officers.

  AGGREGATED OPTION EXERCISES IN THE TWELVE-MONTH PERIOD ENDED SEPTEMBER 30,
                     1997AND FISCAL YEAR-END OPTION VALUES

                                                       NUMBER OF SECURITIES              VALUE OF UNEXERCISED
                          NUMBER OF                   UNDERLYING UNEXERCISED            IN-THE-MONEY OPTIONS AT
                            SHARES                OPTIONS AT FISCAL YEAR-END (#)          FISCAL YEAR-END(2)
                         ACQUIRED ON     VALUE    ----------------------------------   -------------------------
NAME                     EXERCISE (#) REALIZED(1)  EXERCISABLE       UNEXERCISABLE     EXERCISABLE UNEXERCISABLE
----                     ------------ ----------- --------------    ----------------   ----------- -------------
James L. Bildner........   910,000    $1,256,000            10,000             100,000   $49,000     $273,000
William G. Barton.......   410,000       429,000            10,000             100,000    49,000      273,000
Bradley H. Nickels......         -             -                 -             110,000         -      558,000
Bryan D. McCaul.........         -             -                 -             110,000         -      558,000
F. Thomas Latham........         -             -                 -              77,500         -      387,000

--------
(1) The value realized is based on the difference between the market price at the time of exercise of the options and the applicable exercise price.
(2) The value of unexercised in-the-money options is calculated based on the initial public offering price of $8.50 per share. Amounts reflected are based on such estimated fair market value minus the aggregate exercise price and do not necessarily reflect that the optionee sold such stock.

INCENTIVE PLANS

  Amended and Restated 1996 Equity Incentive Plan. The Company's Amended and Restated 1996 Equity Incentive Plan (the "Plan") provides for grants to employees of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, and for grants to employees, directors and consultants of non-qualified stock options, restricted stock and stock bonuses. The purposes of the Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentives to the employees and consultants of the Company and to promote business.

  In October 1997, the Company amended the Plan to authorize a total of 2,989,333 shares of Class B Common Stock for issuance pursuant to the Plan. As of March 31, 1998, options to purchase 2,088,346 shares of Class B Common Stock were outstanding at a weighted average exercise price of $5.65. As of March 31, 1998, 785,624 shares were available for future grant under the Plan. The Company believes that it may be necessary to increase the authorized number of shares under the Plan prior to its next annual meeting and may circulate a resolution to that effect to its control shareholders for approval during the last quarter of fiscal 1998 or the first quarter of fiscal 1999. The increase in the number of shares authorized under the Plan will depend upon factors such as increased hiring, acquisition activity and increased incentives to current employees, including the issuance of options as annual incentive compensation pursuant to employment agreements with certain executive officers. See "--Employment Agreements."

  The Plan is administered by the Compensation Committee of the Board of Directors. The Compensation Committee has the power to determine the terms of the options granted, including the exercise price, the number of shares subject to the option and the exercisability thereof, and the form of consideration payable upon exercise. Except as permitted by the Compensation Committee, options granted under the Plan are not transferable by the optionee, and each option is exercisable during the lifetime of the optionee only by such optionee. The exercise price of all incentive stock options granted under the Plan must be at least equal to the fair market value of the Class B Common Stock on the date of grant. The exercise price of non-qualified stock options may not be less than 85% of the fair market value of a share of Class B Common Stock on the date of grant. With respect to any optionee who owns 10% or more of the Company's outstanding capital stock, the exercise price of any incentive stock option granted to such optionee must equal or exceed 110% of the fair market value of the Class B Common Stock on the grant date and the term of the option must not exceed five years. The aggregate fair market value of the Class B Common Stock (determined at the time the option is granted) with respect to which incentive stock options granted to an individual first become exercisable in any calendar year shall not exceed $100,000. No more than 300,000 shares (subject to shareholder approval of a recent increase in this number) may be granted pursuant to options to any one person under the Plan in any single fiscal year. The term of all options (other than options granted to any optionee who owns 10% or more of the Company's outstanding capital stock) may not exceed ten years.

  The Compensation Committee may grant restricted shares, i.e., shares of Class B Common Stock which are subject to transfer restrictions determined by the Compensation Committee and subject to substantial risk of forfeiture unless and until specific conditions established by the Compensation Committee at the time of grant are met. Such conditions may be based on continuing employment or achievement of pre-established performance goals, or both, as determined by the Compensation Committee.

  The Plan also authorizes the Compensation Committee to award or to offer bonuses of shares of Class B Common Stock, either restricted or unrestricted, and as current or deferred compensation, in lieu of all or any portion of the cash compensation to which the employee is entitled, for a number of shares having a value on the grant date equal to the amount of such cash compensation.

  Stock options and performance-based restricted stock granted under the Plan are intended to be "performance-based compensation" and therefore not subject to the deduction limitation of Code Section 162(m).

  The Company accounts for employee stock options in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and in the year ended December 31, 1996 adopted the disclosure-only alternative described in Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation." Restricted and unrestricted stock bonuses under the Plan would, however, involve an earnings charge.

  The Plan was approved by the Board of Directors and shareholders and became effective on February 10, 1997. Unless terminated sooner, the Plan will terminate automatically on February 9, 2007. The Board of Directors has the authority to amend, suspend or terminate the Plan, subject to any required shareholder approval under applicable law. Notwithstanding the foregoing, no amendment, suspension or termination of the Plan shall alter or impair an interest granted to a beneficiary under the Plan without such beneficiary's written consent.

  Employee Stock Purchase Plan. In October 1997, the Company adopted an Employee Stock Purchase Plan (the "Purchase Plan"). A total of 100,000 shares of Class B Common Stock are reserved for issuance under the Purchase Plan. The Purchase Plan, which is intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code, permits eligible employees to purchase shares of Class B Common Stock through payroll deductions. Eligible employees may select a rate of payroll deduction between 1% and 10% of their cash compensation, but not more than 500 shares may be purchased per participant on any purchase date. The price of stock purchased under the purchase plan will be 85% of the lower of the fair market value of the Common Stock at the beginning or the end of the six-month purchase period. Employees will generally be eligible to participate if they are employed by the Company on the beginning of a purchase period. Employees may end their participation in the Purchase Plan at any time, and participation ends automatically on termination of employment with the Company.

  The Board of Directors may amend, suspend or terminate the Purchase Plan at any time, to be effective immediately after the close of any purchase period. However, the Board of Directors may not, without shareholder approval, materially increase the number of shares of Class B Common Stock available for issuance, alter the purchase price formula so as to reduce the purchase price payable for shares of

Class B Common Stock, or materially modify the eligibility requirements for participation. The Purchase Plan will in all events terminate on September 30, 2007, unless terminated earlier by the Board of Directors.

  401(k) Plan. The Company maintains a 401(k) profit-sharing and deferred contribution plan (the "401(k) Plan"). All employees of the Company who have reached 21 years of age and who have completed one month of employment are eligible to participate in the 401(k) Plan, pursuant to which each participant may contribute up to 15% of eligible compensation (up to a statutorily prescribed annual limit of $10,000 in 1998). Although the Company is permitted to contribute to the 401(k) Plan, it has not made such contributions in the past. Participants vest in Company contributions, if any, ratably on the third through seventh anniversaries of the Company's contribution. All amounts contributed by employee participants and earnings on these contributions are fully vested at all times. Employee participants may elect to invest their contributions in various established funds.

                             CERTAIN TRANSACTIONS

  The Company retained the consulting services of Argus Corporation ("Argus"), a consulting firm for which the Company's Chairman of the Board and Chief Executive Officer, James L. Bildner, was then a principal, for payments aggregating $198,890 for services rendered during the year ended December 31, 1996.

  The Company has made loans to certain employees in connection with their exercise of stock options, the payment of taxes associated with those exercises, relocation expenses, costs associated with the purchase of housing, educational expenses and personal purposes. All loans are made pursuant to full-recourse, interest-bearing promissory notes and certain notes are secured by a pledge of Common Stock held by the employee. Interest rates range from 5.59% to 9.00% and vary based on the term of the loan and its date of origination. Generally, the loans have ten-year terms, with the exception of forgivable loans which have three-year terms and are typically forgiven ratably over the note's term so long as the employee remains with the Company and housing loans, which are payable upon termination of employment, subject to forgiveness in their entirety if the employee remains with the Company for three years. Loans to Mr. Bildner total $1,859,302, of which $135,250 plus accrued interest may be forgiven. Loans to Mr. Barton total $1,164,558, of which $47,677 plus accrued interest may be forgiven. Loans to Mr. Ross total $105,000, which amount plus accrued interest may be forgiven in its entirety. Loans to Mr. Latham total $27,500, which amount plus accrued interest may be forgiven in its entirety. See "Management--Employment Agreements."

  The Company has entered into employment agreements with Mr. Bildner, Mr. Barton, its President and Chief Technology Officer, and Mr. Ross, its Executive Vice President and Chief Financial Officer. See "Management-- Employment Agreements."

  In July 1997, certain officers, directors and more than 5% shareholders participated in the private placement of shares of the Company's Series A Preferred Stock (the "Private Placement"). Messrs. Barton, Cabot, Ross and Rossetti purchased 9,524, 3,810, 4,762 and 9,524 shares of Series A Preferred Stock, respectively, at a price of $5.25 per share, which price was determined based on arm's length negotiations with unaffiliated third parties. The Private Placement was made pursuant to Rule 506 of Regulation D under the Act. Upon the closing of the Company's initial public offering, these shares automatically converted into an equal number of shares of Class B Common Stock. These shareholders have identical registration rights to those of other purchasers in the Private Placement. See "Description of Capital Stock-- Registration Rights."

  In August 1997, the Company entered into an agreement (the "Direct Sale Agreement") with AH&H Partners Fund Limited Partnership, Wilson Hitchings (who served as a director of the Company until September 1997), Leon Normand (who served as a director of the Company until September 1997), Robert Butorac, James Hinson and Greg Bowen (the "Selling Founders"), wherein the Selling Founders agreed to sell a total of 95,238 shares of their Class A Common Stock (which, upon the consummation of the sale converted to an equal number of shares of Class B Common Stock) to the AH&H Partners Fund Limited Partnership. Messrs. Hitchings and Normand each received approximately $113,636, before payment of expenses associated with the transaction. The purchase price was determined based on arm's length negotiations with unaffiliated third parties.

  The Company has entered into indemnification agreements with each of its directors and executive officers. These agreements provide such persons with indemnification, to the maximum extent permitted by the Company's Articles or Bylaws or by the California General Corporation Law, against all expenses, claims, damages, judgments and other amounts (including amounts paid in settlement) for which such persons become liable as a result of acting on behalf of the Company, subject to certain limitations.

  In August 1996, the Company repurchased 5,000 shares of its common stock from one of its directors, William C. Lavin, upon his resignation, for a total of $74,970, which price was determined based on book value per share in accordance with the terms of his stock purchase agreement. This amount is payable to Mr. Lavin pursuant to the terms of a promissory note. The note bears interest at 8.25% per annum over five years and principal and interest thereunder are payable monthly. The description of this transaction does not reflect the Company's recapitalization, pursuant to which each outstanding share of common stock was exchanged for 40 shares of Class A Common Stock and 60 shares of Class B Common Stock.

                      PRINCIPAL AND SELLING SHAREHOLDERS

  The following table sets forth, as of March 31, 1998, and as adjusted to reflect the sale of Class B Common Stock offered hereby, certain information with respect to the beneficial ownership of the Company's Common Stock by (i) each person known by the Company to own beneficially more than five percent of the outstanding shares of Common Stock; (ii) each director of the Company;
(iii) each of the Named Executive Officers; (iv) all officers and directors of the Company as a group; and (v) each of the Selling Shareholders. Unless otherwise indicated below, to the knowledge of the Company, all persons listed below have sole voting and investment power with respect to their shares of Common Stock, except to the extent authority is shared by spouses under applicable law.

                                   SHARES BENEFICIALLY OWNED      NUMBER OF     SHARES BENEFICIALLY OWNED
                                      PRIOR TO OFFERING(1)        SHARES OF       AFTER THE OFFERING(1)
                               ----------------------------------  CLASS B  ----------------------------------
                                 NUMBER     NUMBER    PERCENT OF   COMMON     NUMBER     NUMBER    PERCENT OF
EXECUTIVE OFFICERS, DIRECTORS  OF CLASS A OF CLASS B TOTAL VOTING   STOCK   OF CLASS A OF CLASS B TOTAL VOTING
AND 5% STOCKHOLDERS(2)           SHARES     SHARES     POWER(3)    OFFERED    SHARES     SHARES     POWER(3)
-----------------------------  ---------- ---------- ------------ --------- ---------- ---------- ------------
James L. Bildner(4).....       1,659,762    560,000      70.1%      75,000  1,659,762    485,000      64.9%
William G. Barton(4)....       1,659,762    545,524      70.1      150,000  1,659,762    395,524      64.7
George K. Ross..........              -      89,762         *       10,000         -      79,762         *
F. Thomas Latham........              -      22,500         *           -          -      22,500         *
Bryan McCaul............         115,070    333,333       6.1      100,000    115,070    233,333       5.3
Bradley H. Nickels......         115,070    333,333       6.1      150,000    115,070    183,333       5.1
Samuel Cabot III........              -       8,810         *           -          -       8,810         *
Ronald L. Rossetti......              -      14,524         *           -          -      14,524         *
All officers and
 directors as a group(16
 persons)...............       1,659,762  1,966,119      75.0      515,000  1,659,762  1,451,119      67.8
OTHER SELLING
SHAREHOLDERS(2)(5)
-----------------------------
Albemarle Partners......              -      10,000         *        5,000         -       5,000         *
Andrew Armstrong(6).....              -      15,000         *       15,000         -           0        -
Greg Bowen..............         119,303    301,666       6.2      125,000    119,303    176,666       5.3
Robert G. Butorac.......          93,425    301,666       5.1      150,000     93,425    151,666       4.2
James B. Hinson.........          97,754    301,666       5.3      125,000     97,754    176,666       4.4
Wilson Hitchings........          93,425    303,333       5.1      150,000     93,425    153,333       4.2
Leon Normand............          93,425    303,333       5.1      125,000     93,425    178,333       4.3
Deborah Rogers..........              -      55,000         *       30,000         -      25,000         *
Tom Thomson(6)..........              -      15,000         *       15,000         -           0        -

--------
* Less than 1%.

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting power and investment power with respect to shares. Shares issuable upon the exercise of outstanding stock options that are currently exercisable or become exercisable within 60 days from March 31, 1998 are considered outstanding for the purpose of calculating the percentage of voting power of such person but not for the purpose of calculating the percentage of voting power of any other person. The number of shares subject to stock options that are exercisable within 60 days of March 31, 1998 is as follows: Mr. Bildner, 10,000 shares of Class A Common Stock and 80,000 shares of Class B Common Stock; Mr. Barton, 10,000 shares of Class A Common Stock and 60,000 shares of Class B Common Stock; Mr. Ross, 85,000 shares of Class B Common Stock; Mr. Latham, 22,500 shares of Class B Common Stock; Mr. McCaul, 33,333 shares of Class B Common Stock; Mr. Nickels, 33,333 shares of Class B Common Stock; Mr. Cabot, 5,000 shares of Class B Common Stock; Mr. Rossetti, 5,000 shares of Class B Common Stock (which options were issued to Riverside Capital Partners, Inc., an entity controlled by Mr. Rossetti, and are therefore deemed to be beneficially owned by Mr. Rossetti); Mr. Armstrong, 15,000 shares of Class B Common Stock; Mr. Bowen, 1,666 shares of Class B Common Stock; Mr. Butorac, 1,666 shares of Class B Common Stock; Mr. Hinson, 1,666 shares of Class B Common Stock; Mr. Hitchings, 3,333 shares of Class B Common Stock; Mr. Normand, 3,333 shares of Class B Common Stock; Ms. Rogers, 55,000 shares of Class B Common Stock; Mr. Thomson, 15,000 shares of Class B Common Stock; and all officers and directors as a group, 20,000 shares of Class A Common Stock and 382,499 shares of Class B Common Stock.
(2) The address of each of the officers, directors and Selling Shareholders listed above, other than Albemarle Partners, is c/o Tier Technologies, Inc., 1350 Treat Boulevard, Suite 250, Walnut Creek, CA 94596.
(3) In calculating the percentage of total voting power, the voting power of shares of Class A Common Stock (ten votes per share) and Class B Common Stock (one vote per share) is aggregated. Applicable percentage of beneficial ownership is based on 7,781,535 shares of Class B Common Stock outstanding as of March 31, 1998 (adjusted to reflect the issuance of 48,768 shares in the SFC acquisition, but excluding 70,000 shares to be issued upon exercise of outstanding options upon completion of this offering) and 9,626,535 shares of Class B Common Stock outstanding after completion of this offering (which includes the shares issued in the SFC acquisition, the options exercised in connection with this offering and the shares to be sold by the Company).
(4) Includes all shares of Class A Common Stock held in the Voting Trust as to which Messrs. Bildner and Barton exercise voting control as trustees. Messrs. Bildner and Barton disclaim beneficial ownership of 1,219,762 shares of Class A Common Stock. See "Description of Capital Stock--Voting Trust."
(5) Employees of the Company, with the exception of Albemarle Partners.
(6) Includes options to purchase 1,252 shares of Class B Common Stock which will vest more than 60 days after March 31, 1998, but prior to the consummation of the offering.

                         DESCRIPTION OF CAPITAL STOCK

  The authorized capital stock of the Company consists of 1,659,762 shares of Class A Common Stock, without par value, 42,600,000 shares of Class B Common Stock, without par value, and 4,579,047 shares of Preferred Stock. As of March 31, 1998, there were 1,639,762 shares of Class A Common Stock outstanding held by a voting trust for the benefit of ten shareholders, and 7,732,767 shares of Class B Common Stock outstanding held by 54 holders of record.

CLASS A AND CLASS B COMMON STOCK

  Voting Rights. Each share of Class A Common Stock entitles the holder to ten votes and each share of Class B Common Stock entitles the holder to one vote on all matters submitted to a vote of the shareholders. Except as described below, holders of the Class A Common Stock and Class B Common Stock vote together as a single class on all matters presented for a vote of the shareholders. However, holders of the Class B Common Stock, voting as a separate class, elect that number of Directors which is the largest integral number which is less than 50% of the authorized number of Directors (i.e. two of the present five directors) (the "Class B Specified Voting Right"). The holders of Class A and Class B Common Stock, voting together, elect the remaining members of the Board (i.e. three of the present five directors). Immediately following this offering, the holders of Class A Common Stock will retain effective control, and will continue to direct the business, management and policies of the Company through holding 63.0% of the combined voting power of the outstanding Class A and Class B Common Stock and the ability to elect three of the currently authorized five members of the Board of Directors. The holders of the Class A Common Stock also hold a number of shares of Class B Common Stock that will represent 21.8% of the shares of Class B Common Stock outstanding after this offering.

  Directors may be removed with or without cause by the holders of the class of stock that elected them or, to the extent permitted by applicable law, with cause by the Board of Directors. A vacancy on the Board created by the removal or resignation of a director or an increase in the authorized number of directors may be filled either by directors in office or, if the directors have not filled the vacancy, by the shareholders. Elections or appointments for any such vacancies shall be made in accordance with the Class B Specified Voting Right.

  Voting Trust. All of the current holders of Class A Common Stock (the "Beneficiaries") have transferred their Class A Common Stock into a Voting Trust. James L. Bildner and William G. Barton are the trustees of the Voting Trust (the "Trustees") and have the exclusive right to vote all shares of Class A Common Stock held in the Voting Trust. Shares held in the Voting Trust are evidenced by a voting trust certificate. The Voting Trust has a term of ten years and is renewable by consent of the Beneficiaries and the Trustees during the last two years of the original or an extended term. The Voting Trust terminates upon the earlier of the expiration of the original or an extended term or in the event of (i) an agreement of the Trustees to terminate; or (ii) the death of the sole remaining Trustee, leaving no incumbent or identified successor.

  Shares of Class A Common Stock transferred to Messrs. Bildner and Barton remain within the Voting Trust; however, Messrs. Bildner and Barton have each agreed with the Underwriters that in the event any shares of Class A Common Stock are transferred to him (other than a transfer by Messrs. Bildner or Barton to the other), he shall immediately convert all of such transferred shares into shares of Class B Common Stock, which will cause such shares to be removed from the Voting Trust. Shares of Class A Common Stock transferred to any Beneficiary other than Messrs. Bildner and Barton, other than transfers of Class A Common Stock into the Voting Trust or a transfer of such shares from the Voting Trust back to the person or entity which transferred the shares into the Voting Trust, will result in the conversion of such shares into an equal number of shares of Class B Common Stock.

  Buy-Sell Agreement. In November 1997, Messrs. Bildner and Barton entered into a buy-sell agreement ("Buy-Sell Agreement") respecting their ownership of shares of Class A Common Stock. Under the terms of the Buy-Sell Agreement, they each agree, (i) that for five years from the date of the Buy-Sell Agreement they will not voluntarily transfer their shares of Class A Common Stock, or their voting trust certificates, if the transfer would result in a conversion of Class A Common Stock to Class B Common Stock, and that after five years from the date of the Buy-Sell Agreement, they grant each other a right of first refusal on such shares on any such transfer; (ii) that on the death of one of them, the other has an obligation to purchase the shares of Class A Common Stock (or the voting trust certificate for such shares) of the deceased party; (iii) that they will maintain life insurance policies at their own expense on each others' lives to fund in part the obligation to purchase the shares at the death of the other; (iv) that the Buy-Sell Agreement terminates on the termination of the Voting Trust or if earlier, on the death of both parties; (v) that the price for the shares of Class A Common Stock (or the voting trust certificates) is the market price of the shares of Class B Common Stock on the date that the right or obligation to purchase arises; and
(vi) that there is no restriction on the parties' ability to amend the Buy-Sell Agreement without the consent of any other person.

  Dividends. Holders of Class A and Class B Common Stock are entitled to receive dividends at the same rate if, as and when declared by the Board of Directors of the Company out of any funds legally available therefore, subject to the dividend rights of any Preferred Stock that may be issued and outstanding. If a dividend is declared on either class of Common Stock, a proportionate dividend must be paid to the other. No dividend may be declared or paid in shares of Class A Common Stock.

  Convertibility. Each share of Class A Common Stock is convertible at any time at the option of the holder into Class B Common Stock on a share-for-share basis. Shares of Class A Common Stock will be automatically converted into shares of Class B Common Stock on the happening of certain transfers described below. Transfers of shares of Class A Common Stock are also subject to the terms of the Voting Trust Agreement. The Class B Common Stock has no conversion rights.

  Each share of Class A Common Stock shall automatically be converted into Class B Common Stock, on a share-for-share basis, in the event that the beneficial or record ownership of such share of Class A Common Stock shall be transferred (including, without limitation, by way of gift, settlement, will or intestacy) to any person or entity except for (i) transfers to Messrs. Bildner and Barton, subject to Messrs. Bildner and Barton's agreement with the Underwriters that in the event any shares of Class A Common Stock are transferred to him (other than a transfer by Messrs. Bildner or Barton to the other), he shall immediately convert all of such transferred shares into shares of Class B Common Stock, which will cause such shares to be removed from the Voting Trust; or (ii) a transfer of Class A Common Stock into the Voting Trust, or a transfer of such shares from the Voting Trust back to the person or entity which transferred the shares into the Voting Trust.

  Liquidation Rights. In the event of the liquidation of the Company, after satisfaction of amounts payable to creditors and distribution to the holders of outstanding Preferred Stock, if any, of amounts to which they may be preferentially entitled, holders of the Class A Common Stock and Class B Common Stock are entitled to share ratably in the assets available for distribution to the shareholders.

  Other Provisions. There are no preemptive rights to subscribe to any additional securities which the Company may issue and there are no redemption provisions or sinking fund provisions applicable to the Class A or Class B Common Stock, nor is either class subject to calls or assessments by the Company. All outstanding shares are, and all shares to be outstanding upon completion of this offering will be, legally issued, fully paid and nonassessable.

PREFERRED STOCK

  Under the Articles, the Board of Directors has the authority, without further action by the shareholders, to issue up to 4,579,047 shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions granted to or imposed upon any unissued shares of Preferred Stock and to fix the number of shares constituting any series and the designations of such series. The issuance of Preferred Stock with voting or conversion rights could adversely affect the voting power or other rights of the holders of Common Stock and the likelihood that such holders will receive dividend payments and payments upon liquidation may have the effect of delaying, deferring or preventing a change in control of the Company. The Company has no present intention to issue any Preferred Stock.

BYLAW PROVISIONS

  The Company's Bylaws provide that special meetings of the shareholders may be called only by the Board of Directors, the Chairman of the Board, the President, the Chief Executive Officer of the Company, or by one or more shareholders holding shares entitled to cast not less than 10% of the aggregate votes entitled to be cast at such meeting. The Bylaws also provide that any action which may be taken at any meeting of shareholders, subject to certain exceptions relating to the election of directors, may be taken without a meeting if written consents approving the action are signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to take such action at a meeting of shareholders. Accordingly, the holders of the Class A Common Stock may take certain actions by written consent without formally convening a meeting of shareholders and without giving prior notice to the holders of the Class B Common Stock. The Bylaws provide that shareholders may not bring business before or nominate directors at a meeting of shareholders unless certain advance notice requirements are satisfied. In addition, the Articles and Bylaws provide for the automatic elimination of the cumulative voting rights of shareholders in the election of directors as soon as the Company has 800 shareholders of record. Without cumulative voting, the holders of a majority of the voting power of the Common Stock can determine the composition of the Board of Directors.

REGISTRATION RIGHTS

  The holders ("Registration Rights Holders") of 415,953 shares of Class B Common Stock are entitled to certain rights with respect to registration of such shares under the Securities Act, pursuant to an Investors' Rights Agreement dated July 28, 1997. In particular, under certain circumstances and subject to certain conditions, the Registration Rights Holders can require the Company to register shares under the Act, which right becomes exercisable one year from the closing of this offering. The Registration Rights Holders were also granted certain "piggy-back" registration rights, whereby on two occasions during the period beginning on July 28, 1997 and ending on July 27, 2002, they may include shares in any Company registration of shares of Common Stock under the Securities Act, other than a registration relating solely to employee benefit plans or a registration on a form which does not permit the registration of shares by selling shareholders, and subject to the ability of the Underwriters to limit the participation of the Registration Rights Holders due to marketing concerns. All Registration Rights Holders have waived registration rights with respect to this offering.

TRANSFER AGENT AND REGISTRAR

  The transfer agent and registrar for the Class B Common Stock is ChaseMellon Shareholder Services ("Chase"). Chase's address is 235 Montgomery Street, 23rd Floor, San Francisco, California 94104, and its telephone number is (415) 743-1444.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of this offering, the Company will have outstanding an aggregate of 1,639,762 shares of Class A Common Stock and an aggregate of 9,626,535 shares of Class B Common Stock, based upon the number of shares outstanding as of June 4, 1998. The Class A Common Stock is convertible on a share-for-share basis into Class B Common Stock and must be converted to effect any public sale of such stock. In addition to the 3,000,000 shares sold in this offering, 3,910,666 shares of the outstanding Class B Common Stock (which were sold in the Company's initial public offering or issued upon exercise of stock options covered by a registration statement) will be freely tradeable without restriction or further registration under the Securities Act unless such shares are purchased by "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act. The remaining 2,715,869 shares of Class B Common Stock and all of the outstanding shares of Class A Common Stock held by existing shareholders are restricted securities as that term is defined under the Securities Act (the "Restricted Shares"). Restricted Shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act. As a result of contractual restrictions and provisions of Rule 144, 144(k) and 701, additional shares will be available for sale in the public market as follows: (i) 14,697 shares of Class B Common Stock will be eligible for immediate sale upon completion of this offering;
(ii) 348,759 shares of Class B Common Stock will be eligible for sale under Rule 144 after July 28, 1998; (iii) 860,000 shares of Class A Common Stock and 763,620 shares of Class B Common Stock will be eligible for sale upon expiration of lock-up agreements 90 days after the date of this Prospectus;
(iv) 779,762 shares of Class A Common Stock and 1,488,812 shares of Class B Common Stock will be eligible for sale upon expiration of lock-up agreements on December 17, 1998; and (v) the remaining 99,981 shares of Class B Common Stock will be eligible for sale from time to time thereafter upon expiration of their respective one-year holding periods under Rule 144. Sales of substantial numbers of shares of Class B Common Stock of the Company in the public market following this offering could adversely affect the market price of the Class B Common Stock.

  In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including persons deemed to be affiliates of the Company, whose Restricted Shares have been fully paid for and held for at least a year from the later of the date of the issuance by the Company or acquisition from an affiliate of the Company, may sell such securities in brokers' transactions or directly to market makers, provided the number of shares sold in any three-month period does not exceed the greater of 1% of the then outstanding shares of the Class B Common Stock (approximately 96,626 shares, based on the number of shares to be outstanding after this offering) or the average weekly trading volume in the public market during the four calendar weeks preceding the filing of the seller's Form 144. Sales under Rule 144 are also subject to certain notice of sale requirements and availability of current public information concerning the Company. After two years have elapsed from the later of the issuance of Restricted Shares by the Company or their acquisition from an affiliate of the Company, such shares may be sold without limitation, pursuant to Rule 144(k), by persons who have not been affiliates of the Company for at least three months. Rule 144 also provides that affiliates who are selling shares that are not Restricted Shares must nonetheless comply with the same restrictions applicable to Restricted Shares with the exception of the holding period requirement.

  Restricted Shares that have been issued in reliance on Rule 701 (such as shares of Class B Common Stock issued under the Plan) may be resold by persons other than affiliates of the Company, subject only to the manner of sale provisions of Rule 144, and may be resold by affiliates of the Company under Rule 144 without compliance with its one-year holding period requirement.

  Rule 144A under the Securities Act would permit, subject to certain conditions, the sale by the current holders of Restricted Shares of all or a portion of their shares to certain "qualified institutional buyers," as defined in Rule 144A.

  Certain shareholders of the Company hold registration rights. See "Description of Capital Stock--Registration Rights." If such holders exercise their demand registration rights and cause a large number of shares to be registered and sold in the public market, such sales may have a material adverse effect on the market price of the Class B Common Stock. If the Company is required in a Company-initiated registration to register the shares held by such holders pursuant to the exercise of their piggyback registration rights, such sales may have a material adverse effect on the Company's ability to raise needed capital.

  At March 31, 1998, the Company had outstanding options to purchase 2,008,346 shares of Class B Common Stock. The Company has filed a Form S-8 registration statement under the Securities Act to register all shares of Class B Common Stock issuable under the Plan and the Purchase Plan. Shares of Class B Common Stock issued pursuant to the S-8 registration statement will be eligible for resale in the public market, subject to the Rule 144 limitations applicable to affiliates of the Company.

  Sales of substantial numbers of shares of Class B Common Stock in the public market could adversely affect the market price of the Class B Common Stock and could impair the Company's ability to raise capital through a sale of its equity securities.

                                 UNDERWRITING

  Subject to the terms and conditions of the Underwriting Agreement, the Company and the Selling Shareholders have agreed to sell to each of the Underwriters named below, and each of such Underwriters, for whom Adams, Harkness & Hill, Inc. and NationsBanc Montgomery Securities LLC are acting as representatives (the "Representatives"), has severally agreed to purchase from the Company and the Selling Shareholders, the respective numbers of shares of Class B Common Stock set forth opposite each Underwriter's name below:

                                                                   NUMBER OF
                                                               SHARES OF CLASS B
   UNDERWRITER                                                   COMMON STOCK
   -----------                                                 -----------------
   Adams, Harkness & Hill, Inc................................
   NationsBanc Montgomery Securities LLC......................
                                                                   ---------
     Total....................................................     3,000,000
                                                                   =========

  Under the terms and conditions of the Underwriting Agreement, the Underwriters are committed to take and pay for all shares offered hereby, if any are taken.

  The Underwriters propose to offer the shares of Class B Common Stock in part directly to the public at the public offering price set forth on the cover page of this Prospectus, and in part to certain securities dealers at such price less a concession not in excess of $ per share. The Underwriters may allow, and such dealers may reallow, a concession not in excess of $ per share to certain brokers and dealers. After the shares of Class B Common Stock are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Representatives.

  The Company has granted the Underwriters an option exercisable for 30 days after the date of this Prospectus to purchase up to an aggregate of 450,000 additional shares of Class B Common Stock to cover over-allotments, if any. If the Underwriters exercise their over-allotment option, the Underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof that the number of shares to be purchased by each of them, as shown in the foregoing table, bears to the 3,000,000 shares of Class B Common Stock offered hereby. The Underwriters may exercise such option only to cover over-allotments in connection with the sale of the 3,000,000 shares of Class B Common Stock offered hereby.

  The Company has agreed not to offer, sell, contract to sell, or otherwise dispose of any shares of Class B Common Stock for a period of 90 days after the date of this Prospectus without the prior written consent of Adams, Harkness & Hill, Inc., except for the shares of Class B Common Stock offered hereby and except that the Company may issue securities pursuant to the Plan and the Purchase Plan. In addition, the Company's directors, executive officers and certain other of the Company's officers and the Selling Shareholders have agreed with the Underwriters not to offer to sell, contract to sell, or otherwise sell, dispose of, loan, pledge, or grant any rights with respect to any shares of Class A or Class B Common Stock owned beneficially by them, other than as a bona fide gift to a person or entity who agrees in writing to be bound the foregoing restrictions, without the prior written consent of Adams, Harkness & Hill, Inc.

  The Representatives of the Underwriters have advised the Company that the Underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

  In general, the rules of the Securities and Exchange Commission (the "Commission") will prohibit the Underwriters from making a market in the Class B Common Stock during the "cooling off" period immediately preceding the commencement of sales in the offering. The Commission has, however, adopted exemptions from these rules that permit passive market making under certain conditions. These rules permit an Underwriter to continue to make a market subject to the conditions, among others, that its bid not exceed the highest bid by a market maker not connected with the offering and that its net purchases on any one trading day not exceed prescribed limits. Pursuant to these exemptions, certain Underwriters, selling group members (if any), or their respective affiliates may engage in passive market making in the Class B Common Stock during the cooling off period.

  In order to facilitate the offering of the Class B Common Stock, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Class B Common Stock. Specifically, the Underwriters may over-allot the Class B Common Stock in connection with this offering, creating a short position in the Class B Common Stock for their own account. In addition, to cover over-allotments or to stabilize the price of the Class B Common Stock, the Underwriters may bid for, and purchase, shares of the Class B Common Stock in the open market. The Underwriters may also reclaim selling concessions allowed to an underwriter or a dealer for distributing Class B Common Stock in this offering, if the Underwriters repurchase previously distributed Class B Common Stock in transactions to cover their short positions, in stabilization transactions or otherwise. Finally, the Underwriters may bid for, and purchase, shares of the Class B Common Stock in market making transactions and impose penalty bids. These activities may stabilize or maintain the market price of the Class B Common Stock above the market level that may otherwise prevail. The Underwriters are not required to engage in these activities, and may terminate any such activities at any time.

  The Company and the Selling Shareholders have agreed to indemnify the several Underwriters against, or contribute to losses arising out of, certain liabilities, including liabilities under the Securities Act.

  In July 1997, the Company issued 420,953 shares of Series A Preferred Stock, resulting in aggregate proceeds of approximately $2.2 million. Certain employees of Adams, Harkness & Hill, Inc., one of the Representatives, purchased an aggregate of 38,574 shares of the Company's Series A Preferred Stock for an aggregate purchase price of approximately $203,000, which was converted into 38,574 shares of the Company's Class B Common Stock upon completion of the Company's initial public offering. Such individuals also agreed not to offer, sell, contract to sell or otherwise dispose of such shares of Common Stock until December 17, 1998. For services as placement agent in connection with the Series A Preferred Stock financing, Adams, Harkness & Hill, Inc. received approximately $100,000 (approximately $68,000 net of certain expenses). In August 1997, AH&H Partners Fund Limited Partnership, a related party to Adams, Harkness & Hill, Inc., purchased 95,238 shares of the Company's Class B Common Stock from certain of the Company's shareholders for an aggregate purchase price of approximately $500,000. See "Certain Transactions." In connection with the Company's initial public offering, AH&H Partners Fund Limited Partnership agreed not to offer, sell, contract to sell or otherwise dispose of such shares of Common Stock until December 17, 1998.

                                 LEGAL MATTERS

  The validity of the shares of Common Stock offered hereby is being passed upon for the Company by Paul, Hastings, Janofsky & Walker LLP, San Francisco, California. Certain legal matters with respect to this offering are being passed upon for the Underwriters by Cooley Godward LLP, San Diego, California.

                                    EXPERTS

  The Consolidated Financial Statements of Tier Technologies, Inc. as of December 31, 1996 and September 30, 1997 and each of the two years in the period ended December 31, 1996 and for the nine-month period ended September 30, 1997 appearing in this Prospectus and the Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

  The financial statements of Albanycrest Limited as of June 30, 1997 and for the period from November 13, 1996 (inception) through June 30, 1997 appearing in this Prospectus and the Registration Statement have been audited by Ernst & Young, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and audit.

  The Consolidated Financial Statements of Sancha Computer Group Pty Ltd. as of June 30, 1997 and for the years ended June 30, 1995, 1996 and 1997 appearing in this Prospectus and the Registration Statement have been audited by Ernst & Young, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and audit.

                            ADDITIONAL INFORMATION

  This Prospectus constitutes a part of a Registration Statement on Form S-1 (herein together with all amendments thereto referred to as the "Registration Statement") filed by the Company with the Commission under the Securities Act. This Prospectus does not contain all the information contained in the Registration Statement, certain portions of which are omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement including the exhibits and schedules thereto, which may be inspected at the Commission's offices without charge or copies of which may be obtained from the Commission upon payment of prescribed fees. Statements contained in this Prospectus as to the contents of any contract or other document filed as an exhibit to the Registration Statement are not necessarily complete, and in each instance reference is hereby made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

  The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports and other information with the Commission. Reports, proxy and information statements and other information filed by the Company with the Commission pursuant to the informational requirements of the Exchange Act, can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the Regional Offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison, Suite 1400, Chicago, Illinois 60661. Copies thereof can also be obtained by written request addressed to the Public Reference Section of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and its public reference facilities in New York, New York and Chicago, Illinois, at prescribed rates. In addition, the Registration Statement, including the exhibits and schedules thereto, and such reports, proxy and information statements and other information filed electronically by the Company are also available at the Commission's website at http://www.sec.gov.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                            TIER TECHNOLOGIES, INC.

Report of Independent Auditors...........................................  F-2
Consolidated Balance Sheets..............................................  F-3
Consolidated Statements of Income........................................  F-4
Consolidated Statements of Shareholders' Equity..........................  F-5
Consolidated Statements of Cash Flows....................................  F-6
Notes to Consolidated Financial Statements...............................  F-7

                           ALBANYCREST LIMITED
Report of Independent Auditors........................................... F-21
Balance Sheet............................................................ F-22
Statement of Income...................................................... F-23
Statement of Shareholders' Equity........................................ F-24
Statement of Cash Flows.................................................. F-25
Notes to Financial Statements............................................ F-26

                      SANCHA COMPUTER GROUP PTY LTD
Report of Independent Auditors........................................... F-28
Consolidated Balance Sheets.............................................. F-29
Consolidated Statements of Income........................................ F-30
Consolidated Statements of Stockholders' Equity.......................... F-31
Consolidated Statements of Cash Flows.................................... F-32
Notes to Consolidated Financial Statements............................... F-33

                 SELECTED UNAUDITED PRO FORMA CONDENSED
                   CONSOLIDATED FINANCIAL INFORMATION
Introduction............................................................. F-36
Selected Unaudited Pro Forma Condensed Consolidated Statements of Income
 for the Nine Months Ended September 30, 1997............................ F-37
Selected Unaudited Pro Forma Condensed Consolidated Statements of Income
 for the Six Months Ended March 31, 1998................................. F-38
Notes to the Selected Unaudited Pro Forma Condensed Consolidated
 Financial Statements.................................................... F-39

                            TIER TECHNOLOGIES, INC.

                        REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders
Tier Technologies, Inc.

  We have audited the accompanying consolidated balance sheets of Tier Technologies, Inc. as of December 31, 1996 and September 30, 1997, and the related consolidated statements of income, shareholders' equity, and cash flows for the years ended December 31, 1995 and 1996 and for the nine month period ended September 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Tier Technologies, Inc. at December 31, 1996 and September 30, 1997, and the results of its operations and its cash flows for the years ended December 31, 1995 and 1996 and for the nine month period ended September 30, 1997 in conformity with generally accepted accounting principles.

                                                              Ernst & Young LLP

Walnut Creek, California
October 6, 1997

                            TIER TECHNOLOGIES, INC.

                          CONSOLIDATED BALANCE SHEETS

                                         DECEMBER 31, SEPTEMBER 30,  MARCH 31,
                                             1996         1997         1998
                                         ------------ ------------- -----------
                                                                    (UNAUDITED)
                ASSETS
Current assets:
  Cash and cash equivalents............   $  305,546   $   106,435  $ 7,072,223
  Short-term investments...............          --            --     8,222,879
  Accounts receivable, net of allowance
   for doubtful accounts of $0 in 1996,
   $50,000 in 1997, and $100,000 in
   1998................................    2,978,119     5,905,809    9,224,369
  Income taxes receivable..............       26,750       693,235          --
  Prepaid expenses and other current
   assets..............................       73,018       285,779      498,550
                                          ----------   -----------  -----------
Total current assets...................    3,383,433     6,991,258   25,018,021
Equipment and improvements, net........      337,184       773,666    1,274,412
Notes and accrued interest receivable
 from related parties..................          --      1,011,650    1,178,329
Deferred financing costs...............          --        223,597          --
Acquired intangible assets, net........      347,833     1,754,579    7,282,531
Other assets...........................       64,215        68,060      635,153
                                          ----------   -----------  -----------
Total assets...........................   $4,132,665   $10,822,810  $35,388,446
                                          ==========   ===========  ===========
 LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Borrowings under bank lines of
   credit..............................   $  223,116   $ 1,232,111  $       --
  Accounts payable.....................      841,979     1,373,358    1,402,560
  Accrued liabilities..................       35,390       652,322    1,263,096
  Accrued compensation and related
   liabilities.........................      785,378     1,228,295    1,493,196
  Income taxes payable.................          --            --       575,974
  Deferred income......................       54,309        33,762       81,091
  Notes payable to current and former
   shareholders........................       69,487        52,704       32,319
  Capital lease obligations due within
   one year............................       42,690        31,198       32,566
  Deferred income taxes................      139,663       153,116        3,969
                                          ----------   -----------  -----------
Total current liabilities..............    2,192,012     4,756,866    4,884,771
Borrowings under bank lines of credit,
 less current portion..................      432,916     1,526,441          --
Accrued royalties......................          --         59,385       59,385
Notes payable to current and former
 shareholders, less current portion....       96,960        57,244       51,988
Capital lease obligations, less current
 portion...............................       46,193        24,944       76,659
Deferred income taxes..................      336,631       234,656      120,548
Commitments and contingent liabilities
Shareholders' equity:
  Convertible preferred stock, no par
   value; Authorized shares--4,579,047
   Issued and outstanding shares-- none
   in 1996, 420,953 in 1997, none in
   1998................................          --      1,892,223          --
  Common stock, no par value;
   Authorized shares-- 44,259,762
   Issued and outstanding shares--
   4,300,000 in 1996, 5,620,000 in
   1997, and 9,372,529 in 1998.........       78,812     2,948,852   29,543,995
  Notes receivable from shareholders...      (94,830)   (2,253,430)  (2,158,600)
  Foreign currency translation
   adjustment..........................          --        (40,198)     (96,342)
  Retained earnings....................    1,043,971     1,615,827    2,906,042
                                          ----------   -----------  -----------
Total shareholders' equity.............    1,027,953     4,163,274   30,195,095
                                          ----------   -----------  -----------
Total liabilities and shareholders'
 equity................................   $4,132,665   $10,822,810  $35,388,446
                                          ==========   ===========  ===========

                            See accompanying notes.

                            TIER TECHNOLOGIES, INC.

                       CONSOLIDATED STATEMENTS OF INCOME

                                YEAR ENDED           NINE MONTHS ENDED       SIX MONTHS ENDED
                               DECEMBER 31,            SEPTEMBER 30,             MARCH 31,
                          ----------------------- ----------------------- -----------------------
                             1995        1996        1996        1997        1997        1998
                          ----------- ----------- ----------- ----------- ----------- -----------
                                                  (UNAUDITED)                   (UNAUDITED)
Revenues................  $12,373,309 $16,197,466 $11,790,231 $22,478,643 $11,206,323 $21,822,563
Cost of revenues........    9,065,832  11,616,662   8,668,805  14,916,846   7,676,379  14,436,706
                          ----------- ----------- ----------- ----------- ----------- -----------
Gross profit............    3,307,477   4,580,804   3,121,426   7,561,797   3,529,944   7,385,857
Costs and expenses:
 Selling and marketing..      626,954     975,236     576,967   1,836,082     871,016   1,416,145
 General and
  administrative........    1,560,589   2,573,942   1,774,601   4,397,315   2,007,071   3,703,190
 Depreciation and
  amortization..........       45,018      80,350      55,546     273,676      83,318     422,851
                          ----------- ----------- ----------- ----------- ----------- -----------
Income from operations..    1,074,916     951,276     714,312   1,054,724     568,539   1,843,671
Interest income.........          435       3,866       3,065      70,429      15,611     407,799
Interest expense........       61,504      77,625      53,468     169,299      67,251      83,039
                          ----------- ----------- ----------- ----------- ----------- -----------
Income before income
 taxes..................    1,013,847     877,517     663,909     955,854     516,899   2,168,431
Provision for income
 taxes..................      570,336     351,007     265,563     383,998     206,398     878,216
                          ----------- ----------- ----------- ----------- ----------- -----------
Net income..............  $   443,511 $   526,510 $   398,346 $   571,856 $   310,501 $ 1,290,215
                          =========== =========== =========== =========== =========== ===========
Basic net income per
 share..................  $      0.04 $      0.11 $      0.08 $      0.11 $      0.07 $      0.17
                          =========== =========== =========== =========== =========== ===========
Shares used in computing
 basic net income per
 share..................   10,061,644   4,987,946   5,219,780   5,399,560   4,618,791   7,642,587
                          =========== =========== =========== =========== =========== ===========
Diluted net income per
 share..................  $      0.04 $      0.10 $      0.07 $      0.10 $      0.06 $      0.14
                          =========== =========== =========== =========== =========== ===========
Shares used in computing
 diluted net income per
 share..................   10,061,644   5,245,810   5,477,645   5,794,155   4,793,062   8,952,682
                          =========== =========== =========== =========== =========== ===========


                            See accompanying notes.

                            TIER TECHNOLOGIES, INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
  FOR THE YEARS ENDED DECEMBER 31, 1995, 1996, THE NINE MONTHS ENDED SEPTEMBER
               30, 1997, AND THE SIX MONTHS ENDED MARCH 31, 1998

                     PREFERRED STOCK                     COMMON STOCK                        NOTES        FOREIGN
                   --------------------  -----------------------------------------------   RECEIVABLE    CURRENCY
                                          CLASS A                 CLASS B                     FROM      TRANSLATION  RETAINED
                    SHARES     AMOUNT      SHARES      AMOUNT      SHARES      AMOUNT     SHAREHOLDERS  ADJUSTMENT   EARNINGS
                   --------  ----------  ----------  ----------  ----------  -----------  ------------  ----------- ----------
Balance at
December 31,
1994.............       --   $      --    4,600,000  $   46,000   6,900,000  $    69,000  $        --    $     --   $   73,950
 Retirement of
 common stock and
 assumption of
 liabilities by
 Tier Group
 partners upon
 the dissolution
 of the
 partnership.....       --          --   (2,200,000)     82,662  (3,300,000)     123,993      (94,830)        --           --
 Issuance of
 common stock for
 cash and notes
 receivable......       --          --      200,000      14,644     300,000       21,966      (31,610)        --           --
 Repurchase of
 common stock....       --          --     (400,000)    (30,759)   (600,000)     (46,139)         --          --           --
 Net income......       --          --          --          --          --           --           --          --       443,511
                   --------  ----------  ----------  ----------  ----------  -----------  -----------    --------   ----------
Balance at
December 31,
1995.............       --          --    2,200,000     112,547   3,300,000      168,820     (126,440)        --       517,461
 Repurchase of
 common stock....       --          --     (480,000)    (81,022)   (720,000)    (121,533)      31,610         --           --
 Net income......       --          --          --          --          --           --           --          --       526,510
                   --------  ----------  ----------  ----------  ----------  -----------  -----------    --------   ----------
Balance at
December 31,
1996.............       --          --    1,720,000      31,525   2,580,000       47,287      (94,830)        --     1,043,971
 Issuance of
 Series A
 convertible
 preferred stock
 for cash, net of
 issuance costs
 of $317,778.....   420,953   1,892,223     (95,238)     (1,746)     95,238        1,746          --          --           --
 Exercise of
 stock options...       --          --      660,000   1,350,040     660,000      846,000   (2,196,040)        --           --
 Tax benefit of
 exercise of
 stock options...       --          --          --      269,600         --       404,400          --          --           --
 Payment on notes
 receivable......       --          --          --          --          --           --        37,440         --           --
 Net income......       --          --          --          --          --           --           --          --       571,856
 Foreign currency
 translation
 adjustment......       --          --          --          --          --           --           --      (40,198)         --
                   --------  ----------  ----------  ----------  ----------  -----------  -----------    --------   ----------
Balance at
September 30,
1997.............   420,953   1,892,223   2,284,762   1,649,419   3,335,238    1,299,433   (2,253,430)    (40,198)   1,615,827
 Exercise of
 employee stock
 options
 (unaudited).....       --          --          --          --       45,363      145,162          --          --           --
 Conversion of
 Series A
 convertible
 preferred stock
 and Class A
 common stock
 into Class B
 common stock
 (unaudited).....  (420,953) (1,892,223)   (645,000)    (11,822)  1,065,953    1,904,045          --          --           --
 Offering
 proceeds, net of
 issuance costs
 of $3,605,241
 (including
 underwriter's
 over allotment
 option)
 (unaudited).....       --          --          --          --    3,235,000   23,892,258          --          --           --
 Payments on
 notes receivable
 (unaudited).....       --          --          --          --          --           --        94,830         --           --
 Issuance of
 Class B common
 stock in
 business
 combination
 (unaudited).....       --          --          --          --       51,213      665,500          --          --           --
 Net income
 (unaudited).....       --          --          --          --          --           --           --          --     1,290,215
 Foreign currency
 translation
 adjustment
 (unaudited).....       --          --          --          --          --           --           --      (56,144)         --
                   --------  ----------  ----------  ----------  ----------  -----------  -----------    --------   ----------
 Balance as of
 March 31, 1998
 (unaudited).....       --   $      --    1,639,762  $1,637,597   7,732,767  $27,906,398  $(2,158,600)   $(96,342)  $2,906,042
                   ========  ==========  ==========  ==========  ==========  ===========  ===========    ========   ==========
                       TOTAL
                   SHAREHOLDERS'
                      EQUITY
                   -------------
Balance at
December 31,
1994.............   $   188,950
 Retirement of
 common stock and
 assumption of
 liabilities by
 Tier Group
 partners upon
 the dissolution
 of the
 partnership.....       111,825
 Issuance of
 common stock for
 cash and notes
 receivable......         5,000
 Repurchase of
 common stock....       (76,898)
 Net income......       443,511
                   -------------
Balance at
December 31,
1995.............       672,388
 Repurchase of
 common stock....      (170,945)
 Net income......       526,510
                   -------------
Balance at
December 31,
1996.............     1,027,953
 Issuance of
 Series A
 convertible
 preferred stock
 for cash, net of
 issuance costs
 of $317,778.....     1,892,223
 Exercise of
 stock options...           --
 Tax benefit of
 exercise of
 stock options...       674,000
 Payment on notes
 receivable......        37,440
 Net income......       571,856
 Foreign currency
 translation
 adjustment......       (40,198)
                   -------------
Balance at
September 30,
1997.............     4,163,274
 Exercise of
 employee stock
 options
 (unaudited).....       145,162
 Conversion of
 Series A
 convertible
 preferred stock
 and Class A
 common stock
 into Class B
 common stock
 (unaudited).....           --
 Offering
 proceeds, net of
 issuance costs
 of $3,605,241
 (including
 underwriter's
 over allotment
 option)
 (unaudited).....    23,892,258
 Payments on
 notes receivable
 (unaudited).....        94,830
 Issuance of
 Class B common
 stock in
 business
 combination
 (unaudited).....       665,500
 Net income
 (unaudited).....     1,290,215
 Foreign currency
 translation
 adjustment
 (unaudited).....       (56,144)
                   -------------
 Balance as of
 March 31, 1998
 (unaudited).....   $30,195,095
                   =============

                            See accompanying notes.

                            TIER TECHNOLOGIES, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                               YEAR ENDED            NINE MONTHS ENDED        SIX MONTHS ENDED
                              DECEMBER 31,             SEPTEMBER 30,              MARCH 31,
                          ----------------------  -----------------------  ------------------------
                             1995        1996        1996        1997         1997         1998
                          -----------  ---------  ----------- -----------  -----------  -----------
                                                  (UNAUDITED)                    (UNAUDITED)
OPERATING ACTIVITIES
 Net income.............  $   443,511  $ 526,510   $ 398,346  $   571,856  $   310,501  $ 1,290,215
 Adjustments to
  reconcile net income
  to net cash (used in)
  provided by operating
  activities:
 Depreciation and
  amortization..........       45,018     80,350      55,547      273,676       82,430      409,161
 Provision for doubtful
  accounts..............          --         --          --        50,000       62,836       50,000
 Deferred income taxes..      570,336    (94,042)        --       (88,522)     (94,042)    (263,255)
 Change in operating
  assets and
  liabilities:
  Accounts receivable...   (1,231,926)  (420,868)   (634,325)  (2,739,995)  (1,962,357)  (3,368,560)
  Income taxes
   receivable...........          --     (26,750)     (5,261)    (666,485)    (725,933)         --
  Prepaid expenses and
   other current
   assets...............       11,592    (72,218)   (100,771)    (213,861)    (648,915)     (84,162)
  Other assets..........       (9,405)   (31,234)        281       13,312      (68,336)    (533,890)
  Accounts payable and
   accrued liabilities..       14,661    487,793     534,951    1,234,267    1,999,364    1,313,500
  Income taxes payable..          --         --          --           --           --     1,269,209
  Deferred income.......      (20,972)    41,438         --       (20,547)         --        47,329
                          -----------  ---------   ---------  -----------  -----------  -----------
Net cash (used in)
 provided by operating
 activities.............     (177,185)   490,979     248,768   (1,586,299)  (1,044,452)     129,547
INVESTING ACTIVITIES
Purchase of equipment
 and improvements.......     (116,039)  (145,449)    (49,716)    (553,867)    (171,387)    (600,220)
Notes and accrued
 interest receivable
 from related parties...          --         --          --    (1,027,706)         --      (166,679)
Business combinations,
 net of cash acquired...          --    (152,008)        --    (1,384,387)  (1,166,396)  (5,492,123)
Purchases of available-
 for-sale securities....          --         --          --           --           --    (9,283,078)
Sales of available-for-
 sale securities........          --         --          --           --           --     1,060,199
Other assets............          --         --          --           --           --      (179,813)
                          -----------  ---------   ---------  -----------  -----------  -----------
Net cash used in
 investing activities...     (116,039)  (297,457)    (49,716)  (2,965,960)  (1,337,783) (14,661,714)
FINANCING ACTIVITIES
Borrowings under bank
 lines of credit........      443,322    688,116     312,307   10,356,122    1,903,647    6,912,010
Payment of borrowings on
 bank lines of credit...     (160,000)  (450,000)   (400,000)  (8,253,602)    (134,058)  (9,670,562)
Repurchase of common
 stock..................      (36,898)   (36,635)    (36,635)         --           --           --
Net proceeds from
 issuance of common
 stock..................        5,000        --          --           --           --    23,892,258
Net proceeds from sale
 of preferred stock.....          --         --          --     1,892,223          --           --
Repayment by shareholder
 on note receivable.....          --         --          --        37,440          --        94,830
Deferred financing
 costs..................          --         --          --      (223,597)         --       223,597
Exercise of stock
 options................          --         --          --           --           --       145,162
Tax benefit of exercise
 of stock options.......          --         --          --       674,000      674,000          --
Payments on capital
 lease obligations......      (15,517)   (46,594)    (40,240)     (32,741)     (17,267)     (17,555)
Borrowings under
 (payments on) notes
 payable to
 shareholders...........       35,000    (42,863)    (34,484)     (56,499)     (20,286)     (25,641)
                          -----------  ---------   ---------  -----------  -----------  -----------
Net cash provided by
 (used in) financing
 activities.............      270,907    112,024    (199,052)   4,393,346    2,406,036   21,554,099
Effect of exchange rate
 changes on cash........          --         --          --       (40,198)         538      (56,144)
                          -----------  ---------   ---------  -----------  -----------  -----------
Net (decrease) increase
 in cash and cash
 equivalents............      (22,317)   305,546         --      (199,111)      24,339    6,965,788
Cash and cash
 equivalents at
 beginning of period....       22,317        --          --       305,546          --       106,435
                          -----------  ---------   ---------  -----------  -----------  -----------
Cash and cash
 equivalents at end of
 period.................  $       --   $ 305,546   $     --   $   106,435  $    24,339  $ 7,072,223
                          ===========  =========   =========  ===========  ===========  ===========
SUPPLEMENTAL DISCLOSURES
 OF CASH FLOW
 INFORMATION
 Cash paid during the
  year for:
 Interest paid..........  $    54,760  $  74,789   $  53,468  $   170,188  $    64,717  $    83,039
                          ===========  =========   =========  ===========  ===========  ===========
 Income taxes paid
  (refunded), net.......  $       800  $ 472,600   $ 322,600  $   465,000  $   302,000  $  (127,495)
                          ===========  =========   =========  ===========  ===========  ===========
 Equipment acquired
  under capital lease
  obligations...........  $   130,512  $   8,734   $   8,734  $       --   $       --   $    70,638
                          ===========  =========   =========  ===========  ===========  ===========
 Retirement of common
  stock and assumption
  of liabilities by Tier
  Group partners upon
  the dissolution of the
  partnership...........  $   111,825  $     --    $     --   $       --   $       --   $       --
                          ===========  =========   =========  ===========  ===========  ===========
 Common stock issued in
  exchange for notes
  receivable............  $   126,440  $     --    $     --   $ 2,196,040  $ 2,196,040  $       --
                          ===========  =========   =========  ===========  ===========  ===========
 Repurchase of common
  stock in exchange for
  forgiveness of notes
  receivable............  $       --   $  31,610   $  31,610  $       --   $       --   $       --
                          ===========  =========   =========  ===========  ===========  ===========
 Repurchase of common
  stock in exchange for
  a note payable........  $    40,000  $ 134,310   $ 134,310  $       --   $       --   $       --
                          ===========  =========   =========  ===========  ===========  ===========
 Accrued purchase price
  and assumed
  liabilities related to
  business
  combinations..........  $       --   $ 427,049   $     --   $   715,949  $   545,819  $       --
                          ===========  =========   =========  ===========  ===========  ===========
 Conversion of preferred
  stock into common
  stock.................  $       --   $     --    $     --   $       --   $       --   $ 1,892,233
                          ===========  =========   =========  ===========  ===========  ===========
 Common stock issued in
  business combination..  $       --   $     --    $     --   $       --   $       --   $   665,500
                          ===========  =========   =========  ===========  ===========  ===========

                            See accompanying notes.

                            TIER TECHNOLOGIES, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

           (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND THE SIX MONTHS ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 The Company

  Tier Technologies, Inc. (the "Company") provides information technology consulting, application development and software engineering services to large companies and government entities.

  The Company was formerly owned by Tier Group (a partnership) and its partners. In November 1995, the partners of Tier Group transferred all of the assets of the partnership to the Company and simultaneously dissolved the partnership. In conjunction with this dissolution, certain partners assumed the outstanding liabilities of Tier Group and other partners contributed additional capital in the form of notes payable to the Company. As a result of the transaction, the shares owned by Tier Group were retired and the partners of Tier Group retained identical ownership and voting percentages. The transferred assets and liabilities of Tier Group were recorded at historical cost.

 Basis of Presentation

  The accompanying financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated. The Company translates the accounts of its foreign subsidiaries using the local foreign currency as the functional currency. The assets and liabilities of the foreign subsidiaries are translated into U.S. dollars using exchange rates in effect at the balance sheet date, revenues and expenses are translated using the average exchange rate for the period, and gains and losses from this translation process are credited or charged to shareholders' equity. Foreign currency transaction gains and losses have not been material.

  In September 1997, the Company changed its fiscal year end to September 30.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported results of operations during the reporting period. Actual results could differ from those estimates.

 Interim Financial Information

  The interim financial statements for the nine months ended September 30, 1996 and the six months ended March 31, 1997 and 1998 are unaudited but have been prepared on the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, that the Company considers necessary for a fair presentation of its results of operations and cash flows for this period. Operating results for the nine months ended September 30, 1996 and 1997 and the six months ended March 31, 1997 and 1998 are not necessarily indicative of the results that may be expected for any future periods.

 Revenue Recognition

  The majority of the Company's revenues are from time and material contracts and are recognized as services are performed. Revenues from fixed price contracts are recognized using the percentage-of-

                            TIER TECHNOLOGIES, INC.

  (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996AND THE SIX MONTHS
                  ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

completion method of contract accounting based on the ratio of incurred costs to total estimated costs. Losses on contracts are recognized when they become known. Actual results of contracts may differ from management's estimates and such differences could be material to the consolidated financial statements. Most of the Company's contracts are terminable by the client following limited notice and without significant penalty to the client. The completion, cancellation or significant reduction in the scope of a large project could have a material adverse effect on the Company's business, financial condition and results of operations. Unbilled receivables were $0, $676,021 and $2,241,322 at December 31, 1996, September 30, 1997 and March 31, 1998,
respectively. An unbilled receivable from one client accounted for 11% and 16% of total accounts receivable at September 30, 1997 and March 31, 1998, respectively.

  Revenues derived from governmental agencies were $799,211, $2,709,706, $10,133,147 and $9,783,201 for the years ended December 31, 1995 and 1996, the nine months ended September 30, 1997, and the six months ended March 31, 1998, respectively. During the six months ended March 31, 1998, the Company recorded $1,887,950 in software sublicense revenue from one customer.

 Credit Evaluation and Significant Clients

  The Company extends credit based on an evaluation of its client's financial condition and does not require collateral. The Company's historical credit losses have not been significant.

  During the six months ended March 31, 1998, revenues from four clients totaled $4,472,565, $4,268,884, $2,593,754 and $2,504,282 which represented
21%, 20%, 12% and 12% of total revenues, respectively. Accounts receivable balances at March 31, 1998 relating to these four clients amounted to $4,257,821. During the nine months ended September 30, 1997, revenues from three clients totaled $5,019,140, $4,734,373 and $4,436,656, which represented 22%, 21% and 20% of total revenues, respectively. Accounts receivable balances at September 30, 1997 relating to these three clients amounted to $1,610,627. During 1996, revenues from two clients totaled $9,471,534 and $2,338,730, which represented 59% and 15% of total revenues, respectively. Accounts receivable balances at December 31, 1996 relating to these two clients amounted to $1,727,702. During 1995, sales to one client totaled $8,423,946, which represented approximately 68% of total revenues.

 Equipment and Improvements

  Equipment and improvements are stated at cost. Depreciation and amortization are computed using the straight-line method over the shorter of the estimated useful life of the asset or the lease term, which range from three to five years.

 Long-Lived Assets

  The Company records impairment losses on long-lived assets used in operations, such as equipment and improvements, and intangible assets when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amount of the assets.

 Deferred Financing Costs

  Deferred financing costs represented costs incurred in connection with the Company's initial public offering of the Company's Class B common stock. This amount was recorded as a reduction of shareholders' equity upon the completion of the initial public offering of Class B common stock in December 1997.

                            TIER TECHNOLOGIES, INC.

  (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996AND THE SIX MONTHS
                  ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

 Stock-Based Compensation

  The Company accounts for employee stock options in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and, in the year ended December 31, 1996, adopted the disclosure-only alternative described in Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("FAS 123").

 Income Taxes

  The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes" ("FAS 109"), which requires the use of the liability method in accounting for income taxes. Under this method, deferred income tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using enacted tax rules and laws that are expected to be in effect when the differences are expected to reverse.

 Net Income Per Share

  The Company has adopted Financial Accounting Standards Statement No 128, "Earnings per Share" ("FAS 128"), which replaced the calculation of primary and fully diluted net income per share with basic and diluted net income per share. Unlike primary net income per share, basic net income per share excludes any dilutive effects of options, warrants and convertible securities. Diluted net income per share is very similar to the previously reported fully diluted net income per share.

  In February 1998, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 98 ("SAB 98"). Under SAB 98, certain shares of convertible preferred stock, options and warrants to purchase common stock, issued at prices substantially below the per share price sold in the Company's initial public offering in December 1997, previously included in the computation of shares outstanding pursuant to Staff Accounting Bulletin Nos. 55, 64 and 83, are now excluded from the computation. Basic and diluted net income per share for years ended December 31, 1995 and 1996 and the nine months ended September 30, 1996 and 1997 have been restated to apply the requirements of FAS 128 and SAB 98.

 Reclassifications

  Certain reclassifications have been made to the prior years' financial statements to conform to the current year presentation.

 Impact of Recently Issued Accounting Standards

  In June 1997, the Financial Accounting Standards Board issued Statement No. 130 "Reporting Comprehensive Income" ("FAS 130"), and Statement No. 131 "Disclosure about Segments of an Enterprise and Related Information" ("FAS 131"). The Company is required to adopt these Statements in fiscal year 1999. FAS 130 establishes new standards for reporting and displaying comprehensive income and its components. FAS 131 requires disclosure of certain information regarding operating segments, products and services, geographic areas of operation and major customers. Adoption of these Statements is expected to have no impact on the Company's consolidated financial position, results of operations or cash flows.

                            TIER TECHNOLOGIES, INC.

  (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996AND THE SIX MONTHS
                  ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)

2. FINANCIAL INSTRUMENTS

 Cash and Cash Equivalents

  Cash equivalents are highly liquid investments with insignificant interest rate risk and maturities of three months or less and are stated at amounts that approximate fair value, based on quoted market prices. Cash equivalents consist principally of investments in interest-bearing demand deposit accounts with financial institutions and highly liquid debt securities of corporations and the U.S. Government. The Company includes in cash and cash equivalents all short-term, highly liquid investments that mature within three months of their acquisition date.

 Short-Term Investments

  The Company has classified all short-term investments as available-for-sale. Available-for-sale securities are recorded at amounts that approximate fair market value based on quoted market prices. Realized gains and losses and declines in value judged to be other-than-temporary on available-for-sale securities are included in interest income. Interest on securities classified as available-for-sale is included in interest income. Unrealized and realized gains and losses have not been material. Accordingly, the Company has not made a provision for such amounts in its consolidated balance sheets.

3. NET INCOME PER SHARE

  Net income per share is calculated as follows:

                               YEAR ENDED         NINE MONTHS ENDED     SIX MONTHS ENDED
                              DECEMBER 31,          SEPTEMBER 30,           MARCH 31,
                         ---------------------- --------------------- ---------------------
                            1995        1996       1996       1997       1997       1998
                         ----------- ---------- ---------- ---------- ---------- ----------
Numerator:
  Net income............ $   443,511 $  526,510 $  398,346 $  571,856 $  310,501 $1,290,215
                         =========== ========== ========== ========== ========== ==========
Denominator for basic
 net income per share--
 weighted average common
 shares outstanding.....  10,061,644  4,987,946  5,219,780  5,399,560  4,618,791  7,642,587
Effects of dilutive
 securities:
  Common stock options..         --     257,864    257,865    274,323    174,271  1,129,687
  Convertible preferred
   stock................         --         --         --     120,272        --     180,408
                         ----------- ---------- ---------- ---------- ---------- ----------
Denominator for diluted
 net income per share--
 adjusted weighted
 average common shares
 and assumed
 conversions............  10,061,644  5,245,810  5,477,645  5,794,155  4,793,062  8,952,682
                         =========== ========== ========== ========== ========== ==========
Basic net income per
 share.................. $      0.04 $     0.11 $     0.08 $     0.11 $     0.07 $     0.17
                         =========== ========== ========== ========== ========== ==========
Diluted net income per
 share.................. $      0.04 $     0.10 $     0.07 $     0.10 $     0.06 $     0.14
                         =========== ========== ========== ========== ========== ==========

4. EQUIPMENT AND IMPROVEMENTS

  The components of equipment and improvements are as follows:

                             DECEMBER 31, SEPTEMBER 30,
                                 1996         1997
                             ------------ -------------
   Computer equipment and
    software...............   $ 441,229    $  870,180
   Furniture, equipment and
    leasehold
    improvements...........      58,901       183,816
                              ---------    ----------
                                500,130     1,053,996
   Less accumulated
    depreciation and
    amortization...........    (162,946)     (280,330)
                              ---------    ----------
                              $ 337,184    $  773,666
                              =========    ==========

                            TIER TECHNOLOGIES, INC.

  (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996AND THE SIX MONTHS
                  ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)


4. EQUIPMENT AND IMPROVEMENTS--(CONTINUED)

  The cost of assets acquired under capital leases is $155,382 and $155,382 and the related accumulated amortization is $49,723 and $71,727 at December 31, 1996 and September 30, 1997, respectively.

5. ACQUIRED INTANGIBLES AND OTHER ASSETS

  The components of acquired intangibles are as follows:

                                                      DECEMBER 31, SEPTEMBER 30,
                                                          1996         1997
                                                      ------------ -------------
   Acquired client contracts and client lists, less
    accumulated amortization of $820 in 1996 and
    $131,638 in 1997................................    $304,657    $1,537,294
   Acquired workforce, less accumulated amortization
    of $200 in 1996 and $17,951 in 1997.............      43,176       217,285
                                                        --------    ----------
                                                        $347,833    $1,754,579
                                                        ========    ==========

  The components of other assets are as follows:

                                                    DECEMBER 31, SEPTEMBER 30,
                                                        1996         1997
                                                    ------------ -------------
   Acquisition costs and long-term receivables.....   $29,535       $36,512
   Deposits........................................    34,680        31,548
                                                      -------       -------
                                                      $64,215       $68,060
                                                      =======       =======

6. BANK LINES OF CREDIT

  The Company had a credit agreement with a bank which provided for lines of credit of up to $2,250,000 for general corporate purposes and $1,500,000 for acquisition purposes (including up to $500,000 for stand-by letters of credit). The lines of credit bore interest at the bank's prime rate (8.5% at September 30, 1997) plus 1.5% and 1.75%, respectively. Total borrowings were limited to the lesser of $3,750,000 or 85% of eligible accounts receivable and were secured by the Company's assets. At December 31, 1996 and September 30, 1997, the outstanding borrowings were $555,532 and $2,417,813, respectively. Interest payments were due monthly. At December 31, 1997, all outstanding principal and remaining interest borrowed under the $1,500,000 line of credit converted into a term loan to be repaid over four years.

  The Company also had an equipment line of credit agreement with the same bank. Under the agreement, the Company could borrow up to $399,500 through May 31, 1998 at variable rates of 1.75% above the bank's prime rate. At December 31, 1996 and September 30, 1997, the Company had outstanding borrowings of $100,500 and $252,440, respectively, of this amount. Interest payments were due monthly and, at six-month intervals, all outstanding principal and interest converted into term loans to be repaid over three years.

  At September 30, 1997, the Company had an equipment term loan of $88,299 with the same bank which was intended to mature August 31, 2001 at a variable interest rate of 1.75% above the bank's prime rate. Accrued interest and principal were due monthly through maturity.

                            TIER TECHNOLOGIES, INC.

  (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996AND THE SIX MONTHS
                  ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)


6. BANK LINES OF CREDIT--(CONTINUED)

  Certain executive officers personally guaranteed borrowings under the bank lines of credit.

  Among other provisions, the bank lines of credit required the Company to maintain certain minimum financial ratios. At September 30, 1997, the Company was not in compliance with certain financial ratios and had received a letter from the bank waiving such noncompliance.

  Payments on the outstanding balances of the lines of credit and term loan were to be made as follows:

   YEARS ENDING
   SEPTEMBER 30,
   -------------
   1998.............................................................. $1,232,111
   1999..............................................................    448,043
   2000..............................................................    496,186
   2001..............................................................    469,468
   2002 and thereafter...............................................    112,744
                                                                      ----------
                                                                      $2,758,552
                                                                      ==========

  On March 31, 1998, the Company entered into a $10 million revolving credit facility with another bank and simultaneously paid all its outstanding amounts under the previous credit facility and canceled the previous agreements. This facility matures on March 31, 2001. Total borrowings are limited to the lesser of 85% of eligible accounts receivable or $10 million and are secured by the Company's assets. Interest is charged monthly and is based on, at the Company's option, the adjusted LIBOR rate plus 2.5% or an alternate base rate plus 0.5%. The alternate base rate is the greater of the bank's base rate or the federal funds effective rate plus 0.5%. Among other provisions, the bank lines of credit require the Company to maintain certain minimum financial ratios. As of March 31, 1998, the Company had no outstanding borrowings under its credit facility.

7. NOTES PAYABLE TO CURRENT AND FORMER SHAREHOLDERS

  The unsecured notes payable to current and former shareholders are payable at interest rates ranging from 8.25% to 9.00%. The notes payable to current and former shareholders are payable as follows:

   YEARS ENDING
   SEPTEMBER 30,
   -------------
   1998................................................................ $ 52,704
   1999................................................................   23,743
   2000................................................................   25,824
   2001................................................................    7,677
                                                                        --------
                                                                        $109,948
                                                                        ========

8. COMMITMENTS

  The Company leases its principal facilities and certain equipment under operating and capital leases which expire at various dates through 2001. Future minimum lease payments for noncancellable leases with terms of one year or more are as follows:

                            TIER TECHNOLOGIES, INC.

  (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996AND THE SIX MONTHS
                  ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)


8. COMMITMENTS--(CONTINUED)

                                                             OPERATING  CAPITAL
                                                               LEASES   LEASES
                                                             ---------- -------
   Years ending September 30,
     1998................................................... $  325,079 $31,198
     1999...................................................    304,442  21,606
     2000...................................................    251,356  17,072
     2001...................................................    224,376     --
     2002...................................................     37,396     --
                                                             ---------- -------
     Total minimum lease payments........................... $1,142,649  69,876
                                                             ==========
     Less amounts representing interest.....................            (13,734)
                                                                        -------
     Present value of capital lease obligations.............             56,142
     Less amounts due within one year.......................            (31,198)
                                                                        -------
                                                                        $24,944
                                                                        =======

  Rent expense for years ended December 31, 1995 and 1996 and the nine months ended September 30, 1997 was $93,616, $163,700 and $183,823, respectively.

9. SHAREHOLDERS' EQUITY

 Common Stock

  In February 1997, the Company's Board of Directors authorized two classes of common stock, Class A common stock and Class B common stock. Each then outstanding share of common stock was converted into 40 shares of Class A common stock and 60 shares of Class B common stock. All share and per share information in the accompanying financial statements has been retroactively adjusted to reflect this conversion. In October 1997, the Board of Directors increased the authorized shares of Class B common stock to 42,600,000.

  The holders of Class A and Class B common stock have 10 votes and 1 vote, respectively. Each share of Class A common stock will convert into one share of Class B common stock upon transfer, except in limited circumstances, or at the election of the holder of such Class A common stock. Upon conversion of shares of Class A common stock into shares of Class B common stock, such Class A common stock shares are retired from the authorized shares and are not reissuable by the Company. As a result of such conversions, the number of authorized shares of Class A common stock is 1,659,762 at March 31, 1998.

 Voting Trust

  All of the current Class A shareholders (the "Beneficiaries") have transferred their Class A common stock into a voting trust. The Company's Chief Executive Officer and President are the trustees of the voting trust (the "Trustees") and have the exclusive right to vote all shares of Class A common stock held in the voting trust. The voting trust has a term of 10 years and is renewable by consent of the Beneficiaries and the Trustees during the last 2 years of the original or an extended term. The voting trust terminates upon the earlier of the expiration of the term or in the event of (i) an agreement of the Trustees to terminate or (ii) the death of the sole remaining Trustee, leaving no incumbent or identified successor.

                            TIER TECHNOLOGIES, INC.

  (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996AND THE SIX MONTHS
                  ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)


9. SHAREHOLDERS' EQUITY--(CONTINUED)

 Initial Public Offering

  In December 1997, the Company completed an initial public offering of 3,400,000 shares of its Class B common stock at $8.50 per share. Of those shares, 2,725,000 shares were sold by the Company and 675,000 shares were sold by certain selling shareholders. In January 1998, the underwriters from the Company's initial public offering exercised their over-allotment option to purchase an additional 510,000 shares of Class B common stock from the Company at the initial public offering price. Net proceeds to the Company, including the over-allotment option, were approximately $23,900,000 million after deducting the underwriters' discount, commissions, and related issuance costs.

 Convertible Preferred Stock

  In July 1997, the Company issued 420,953 shares of Series A preferred stock at $5.25 per share resulting in net proceeds of approximately $1,900,000. The Series A preferred stock had the same voting rights as the Class B common stock. Series A preferred stock is initially convertible into one share of the Class B common stock, subject to certain antidilution provisions. On December 17, 1997, as a result of the Company's initial public offering, 420,953 shares of Series A preferred stock converted into 420,953 shares of Class B common stock.

 Stock Options

  For the year ended December 31, 1996, the Company issued options to purchase 440,000 shares of Class A common stock and 660,000 shares of Class B common stock. The options were issued to two officers of the Company at exercise prices ranging from $0.12 to $1.82 per share. Options for 200,000 shares of Class A common stock and 300,000 shares of Class B common stock vested upon grant. The remaining options vest one-third upon the completion of the Company's initial public offering in December 1997, one-third on December 31, 1997 and one-third on December 31, 1998. These same two officers were granted options in February 1997 to purchase an additional 240,000 shares of Class A common stock at an exercise price of $3.58 per share. As of September 30, 1997, options for 660,000 shares of Class A and 660,000 shares of Class B common stock had been exercised at prices ranging from $0.12 to $3.58 per share (weighted average exercise price of $1.66 per share) and options for 20,000 shares of Class A common stock at an exercise price of $3.58 per share remain outstanding. These outstanding options will expire in 2002. In January 1998, these officers were issued additional options to purchase 140,000 shares of Class B common stock at an exercise price of $10.88 per share, which were immediately vested upon grant. The weighted average fair value of options granted to these two employees during the year ended December 31, 1996 and the nine months ended September 30, 1997 were $0.18 and $0.48 per share, respectively. At March 31, 1998, 360,000 shares of nonvested stock issued pursuant to exercises were subject to repurchase.

 1996 Equity Incentive Plan

  In February 1997, the Company adopted the Plan, under which the Board of Directors may issue Class B incentive stock options to employees and nonstatutory stock options, stock bonuses or the right to purchase restricted stock to employees, consultants and outside directors. Upon the adoption of the Plan, the Company reserved 1,250,000 shares of Class B common stock for issuance under the Plan, of which 100,000 shares are reserved for outside directors. The Board of Directors determines who shall receive awards, the number of shares and the exercise price (which cannot be less than the fair market value at date of grant for incentive stock options and other awards, or 85% of the fair market value for nonstatutory

                            TIER TECHNOLOGIES, INC.

  (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996AND THE SIX MONTHS
                  ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)


9. SHAREHOLDERS' EQUITY--(CONTINUED)

stock options). Options granted under the Plan expire no more than 10 years from the date of grant and must vest at a rate of at least 20% per year over 5 years from date of grant. In July 1997, the Plan was amended to increase the number of shares authorized for issuance under the Plan to 1,811,714. In October 1997, the Plan was amended to increase the number of shares of Class B common stock authorized for issuance under the Plan to 2,989,333.

  A summary of activity under the Plan is as follows:

                                                     NUMBER OF  WEIGHTED AVERAGE
                                                      SHARES     EXERCISE PRICE
                                                     ---------  ----------------
   Options outstanding at December 31, 1996.........       --        $ --
     Options granted................................ 1,782,675        3.91
     Options cancelled..............................   (39,600)       3.33
                                                     ---------       -----
   Options outstanding at September 30, 1997........ 1,743,075        3.93
     Options granted................................   523,134       11.27
     Options cancelled..............................   (62,500)       7.53
     Options exercised..............................   (45,363)       2.99
                                                     ---------       -----
   Options outstanding at March 31, 1998............ 2,158,346       $5.62
                                                     =========       =====

  The weighted average fair value of options granted to employees under the Plan during the nine months ended September 30, 1997 was $0.85 per share. At March 31, 1998, options to acquire 682,369 Class B common shares had vested and no shares of nonvested stock issued pursuant to exercises of options were subject to repurchase. At March 31, 1998 options to purchase 785,624 shares of Class B common stock were available for grant. The weighted average remaining life of outstanding options under the Plan at March 31, 1998 is 9.19 years.

 Pro Forma Disclosures of the Effect of Stock-Based Compensation

  The Company has elected to follow APB 25 and related interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under FAS 123 requires the use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company's employee stock options has equaled or exceeded the market price of the underlying common stock on the grant date, no compensation expense has been recorded.

  Pro forma information regarding net income and net income per share is required by FAS 123, which also requires that the information be determined as if the Company has accounted for its employee stock options granted subsequent to December 31, 1994 under the fair value method of FAS 123. Under this method, the estimated fair value of the options is amortized to expense over the options' vesting period. The effect of applying FAS 123 fair value method to the Company's stock-based awards results in net income and net income per share as follows:

                                                                NINE-MONTH
                                             YEAR ENDED        PERIOD ENDED
                                          DECEMBER 31, 1996 SEPTEMBER 30, 1997
                                          ----------------- ------------------
   Net income, as reported...............     $526,510           $571,856
   Net income, pro forma.................      524,710            436,902
   Basic net income per share, as
    reported.............................         0.11               0.11
   Basic net income per share, pro
    forma................................         0.11               0.08
   Diluted net income per share, as
    reported.............................         0.10               0.10
   Diluted net income per share, pro
    forma................................         0.10               0.08

                            TIER TECHNOLOGIES, INC.

  (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996AND THE SIX MONTHS
                  ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)


9. SHAREHOLDERS' EQUITY--(CONTINUED)

  The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions:

                                                                  NINE-MONTH
                                               YEAR ENDED        PERIOD ENDED
                                            DECEMBER 31, 1996 SEPTEMBER 30, 1997
                                            ----------------- ------------------
   Expected dividend yield.................            0%                0%
   Expected volatility.....................            0%                0%
   Risk-free interest rate.................         5.78%             6.48%
   Expected life of the option.............     1-4 years         1-5 years

  The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimates, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

  Because FAS 123 is applicable only to options granted subsequent to December 31, 1994, its adjusted effect will not be fully reflected until 1999.

  Employee Stock Purchase Plan

  In October 1997, the Company adopted the Employee Stock Purchase Plan. The Company has reserved a total of 100,000 shares of Class B common stock for issuance under the plan. The plan has consecutive six-month purchase periods and eligible employees may purchase Class B common stock at 85% of the lesser of the fair market value of the Company's Class B common stock on the first day or the last day of the applicable purchase period. The first purchase period commenced in February 1998.

10. ACQUISITIONS

  On December 16, 1996, the Company acquired certain assets and liabilities of Chicago Consulting Alliance, LLC ("CCA"). CCA was based in Chicago, Illinois and provided consulting services for the custom design of software and computer systems for business applications. The cost of the acquisition was $170,329 and was accounted for as a purchase. Intangible assets recorded are being amortized over a six year period.

  On December 31, 1996, the Company acquired certain assets and liabilities of Encore Consulting, Inc. ("Encore"), a Missouri based S corporation, which provided consulting services for computer systems integration on a government contract. The cost of the acquisition totalled $934,268 and was accounted for as a purchase. Intangible assets are being amortized over a six-year period. A contingent payment of $150,000 was accrued in July 1997, upon the first year's renewal of the government contract, and an additional $150,000 is payable by the Company upon the second year's renewal of this contract.

  On January 2, 1997, the Company acquired certain assets and liabilities of Five Points Consulting, LLC ("Five Points") which was based in Atlanta, Georgia. Five Points custom designed software and computer systems for special business applications. The cost of the acquisition totalled $283,775 and was accounted for as a purchase. Intangible assets recorded are being amortized over a six year period.

                            TIER TECHNOLOGIES, INC.

  (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996AND THE SIX MONTHS
                  ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)


10. ACQUISITIONS--(CONTINUED)

  On March 10, 1997, the Company acquired certain assets and liabilities of Tangent Group, Pty. Limited ("Tangent Group") an Australian entity which provided computer systems consulting services. The cost of the acquisition totalled $487,698 and the transaction was accounted for as a purchase. Intangible assets recorded are being amortized over a six-year period. In addition, the Company will pay at least $120,000 in royalties over the first two year period following the acquisition. The royalty is based on 3% of the Company's gross revenues generated by its Australian operations. The maximum royalties to be paid over the first three-year period are approximately $240,000.

  On July 11, 1997, the Company acquired certain assets and liabilities of Albanycrest Limited, a United Kingdom private limited company, which provided information and management consulting services on the design of software and computer systems. The purchase price totalled $868,135 and the transaction was accounted for as a purchase. Intangible assets recorded are being amortized over a six-year period. During the six months ended March 31, 1998, the purchase price was adjusted for additional acquisition costs and all contingent payments were paid to former shareholders based on performance criteria. At March 31, 1998, the final purchase price totalled $1,373,973, including the contingent payments.

  On March 1, 1998 the Company acquired certain assets and liabilities of Sancha Computer Services Pty Limited and Sancha Software Development Pty Limited ("Sancha Group"), Australian entities which provided computer systems consulting services. The cost of the acquisition totaled $5,219,507, of which $4,554,007 was paid in cash and $665,500 was issued for common stock. The acquisition was accounted for as a purchase. Intangible assets in the amount of $5,202,858 are being amortized over a period of 8 to 15 years. A contingent payment totaling approximately $297,000 will be paid in equal installments over May, June and July of 1998 if certain performance targets are met. In addition, additional contingent payments of up to $1,324,000 may be paid by May 15, 2000 if certain performance targets are met.

  The accompanying consolidated financial statements include the results of operations of these acquired businesses for periods subsequent to the respective acquisition dates.

 Pro Forma Disclosure of Significant Subsidiaries (Unaudited)

  The following summary, prepared on a pro forma basis, combines the consolidated results of operations of the Company as if Albanycrest had been purchased by the Company at its inception on November 1, 1996 and as if the Sancha Group had been purchased by the Company as of January 1, 1997, after including the impact of certain adjustments, such as the unaudited pro forma adjustment for increased amortization expense due to recording of intangible assets:

                                                       NINE-MONTH    SIX-MONTH
                                          YEAR ENDED  PERIOD ENDED  PERIOD ENDED
                                         DECEMBER 31, SEPTEMBER 30,  MARCH 31,
                                             1996         1997          1998
                                         ------------ ------------- ------------
   Revenues............................. $18,217,583   $29,105,225  $24,883,520
   Net income...........................     761,447     1,101,545    1,653,114
   Basic net income per share........... $      0.15   $      0.20  $      0.21
   Diluted net income per share......... $      0.14   $      0.19  $      0.18

  The pro forma results of operations are not necessarily indicative of what actually would have occurred if the acquisition had been in effect for the entire period presented and are not intended to be a projection of future results.

                            TIER TECHNOLOGIES, INC.

  (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996AND THE SIX MONTHS
                  ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)

11. NOTES RECEIVABLE FROM RELATED PARTIES

  The Company's outstanding notes receivable as of September 30, 1997, which total $942,426, are from certain officers who are also shareholders of the Company. These notes bear interest at rates ranging from 5.75% to 9.0% and have due dates ranging from three to ten years. Certain of these notes with original principal amounts totaling $212,927 are being forgiven in accordance with the terms of the officers' employment agreements and have an aggregate balance of $190,869 at September 30, 1997.

  In February 1997, the Company advanced a total of $2,196,040 to two shareholders, who are also executive officers of the Company, in connection with the exercise of options to purchase common stock. These notes are due in February 2007, bear interest at 6.99%, are secured and are full recourse.

12. SEGMENT AND GEOGRAPHIC AREAS

  The Company operates in one industry segment, information technology consulting, and markets its services in the United States, Australia and the United Kingdom.

  The following table presents a summary of operating information and certain year end balance sheet information by geographic region:

                                                 YEAR ENDED         NINE MONTHS
                                                DECEMBER 31,           ENDED
                                           ----------------------- SEPTEMBER 30,
                                              1995        1996         1997
                                           ----------- ----------- -------------
   Revenues:
     United States........................ $12,373,309 $16,197,466  $19,406,743
     Australia............................         --          --     2,048,493
     United Kingdom.......................         --          --     1,023,407
                                           ----------- -----------  -----------
   Total.................................. $12,373,309 $16,197,466  $22,478,643
                                           =========== ===========  ===========
   Income from operations:
     United States........................ $ 1,074,916 $   951,276  $   591,607
     Australia............................         --          --       205,890
     United Kingdom.......................         --          --       257,227
                                           ----------- -----------  -----------
   Total.................................. $ 1,074,916 $   951,276  $ 1,054,724
                                           =========== ===========  ===========
   Identifiable assets:
     United States........................ $ 2,315,833 $ 4,132,665  $ 8,145,337
     Australia............................         --          --     1,257,348
     United Kingdom.......................         --          --     1,420,125
                                           ----------- -----------  -----------
   Total.................................. $ 2,315,833 $ 4,132,665  $10,822,810
                                           =========== ===========  ===========

13. INCOME TAXES

  The domestic and foreign components of income before income taxes are as follows:

                                                   YEAR ENDED       NINE MONTHS
                                                  DECEMBER 31,         ENDED
                                               ------------------- SEPTEMBER 30,
                                                  1995      1996       1997
                                               ---------- -------- -------------
United States................................. $1,013,847 $877,517   $491,566
Foreign.......................................        --       --     464,288
                                               ---------- --------   --------
  Total....................................... $1,013,847 $877,517   $955,854
                                               ========== ========   ========

                            TIER TECHNOLOGIES, INC.

  (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996AND THE SIX MONTHS
                  ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)


13. INCOME TAXES--(CONTINUED)

  Significant components of the Company's deferred tax liabilities and assets at December 31, 1996 and September 30, 1997 are as follows:

                                                      DECEMBER 31, SEPTEMBER 30,
                                                          1996         1997
                                                      ------------ -------------
   Deferred tax liabilities:
     Accrual basis to cash basis adjustments.........   $499,213     $374,412
     Depreciation....................................     34,328       46,580
     Other...........................................        226      113,100
                                                        --------     --------
   Total deferred tax liabilities....................    533,767      534,092
   Deferred tax assets:
     Vacation accruals...............................     21,593       72,182
     Accrued expenses................................        --        20,435
     Accrued revenue.................................     21,724        2,032
     Accrued rent....................................     14,156       11,738
     Intangibles.....................................        --        19,933
     Accounts receivable allowance...................        --        20,000
                                                        --------     --------
   Total deferred tax assets.........................     57,473      146,320
                                                        --------     --------
   Net deferred tax liabilities......................   $476,294     $387,772
                                                        ========     ========

  Effective January 1, 1996, the Company changed from the cash to the accrual method of accounting for income tax purposes. Differences in income tax basis existing at that date are being amortized to taxable income over a four-year period.

  Significant components of the provision for income taxes are as follows:

                                                   YEAR ENDED       NINE MONTHS
                                                  DECEMBER 31,         ENDED
                                                -----------------  SEPTEMBER 30,
                                                  1995     1996        1997
                                                -------- --------  -------------
   Current:
     Federal................................... $    --  $373,151    $252,394
     State.....................................      --    71,898      65,844
     Foreign...................................      --       --      154,282
                                                -------- --------    --------
                                                     --   445,049     472,520
   Deferred (benefit):
     Federal...................................  480,021  (74,646)    (75,358)
     State.....................................   90,315  (19,396)    (13,164)
                                                -------- --------    --------
                                                 570,336  (94,042)    (88,522)
                                                -------- --------    --------
   Total provision for income taxes............ $570,336 $351,007    $383,998
                                                ======== ========    ========

                            TIER TECHNOLOGIES, INC.

  (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996AND THE SIX MONTHS
                  ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)


13. INCOME TAXES--(CONTINUED)

  The effective tax rate differs from the applicable U.S. statutory federal income tax rate as follows:

                                                YEAR ENDED        NINE MONTHS
                                               DECEMBER 31,          ENDED
                                               ---------------   SEPTEMBER 30,
                                                1995     1996        1997
                                               ------   ------   -------------
   U.S. statutory federal tax rate............     34%      34%        34%
   State taxes, net of federal tax benefit....      6        6          6
   Deferred income taxes recorded upon
    dissolution of Tier Group.................     16       --         --
                                               ------   ------   -------------
   Effective tax rate.........................     56%      40%        40%
                                               ======   ======   =============

  Prior to December 31, 1994, earnings of the Company accrued to Tier Group for income tax purposes through consulting and management agreements. Any U.S. federal and state income taxes on the earnings of the partnership were payable by the partners and, accordingly, no provision for U.S. federal or state income taxes was made for those years, with the exception of minimum state franchise taxes. Effective January 1, 1995, the Company terminated its consulting and management agreements with Tier Group. In connection with the dissolution of Tier Group and the transfer of all of its assets and liabilities, the Company recorded deferred income taxes related to temporary differences associated with the transfer of assets and liabilities. The recording of such deferred income taxes resulted in a charge to the provision for income taxes of approximately $165,000 in the year ended December 31, 1995.

  The income tax provisions for the six months ended March 31, 1997 and 1998 are computed based on the estimated tax rate in effect for the full fiscal year.

14. RETIREMENT PLAN

  The Company maintains a savings plan under Section 401(k) of the Internal Revenue Code (the "401(k) Plan"). Under the 401(k) Plan, participating employees may defer a portion of their pretax earnings up to the Internal Revenue Service annual contribution limit. The Company's contributions to the 401(k) Plan are discretionary. The Company has not contributed any amounts to the 401(k) Plan to date.

15. SUBSEQUENT EVENTS (UNAUDITED)

  On April 1, 1998, the Company acquired certain assets and liabilities of Simpson Fewster & Co. Pty Limited ("SFC"), an Australian entity which provided IT consulting services to develop and implement call center applications. The cost of the acquisition totaled approximately $1,500,000, of which $788,000 was paid in cash and $712,000 was issued in Class B common stock. The SFC acquisition was accounted for as a purchase. Certain contingent payments may be paid upon the achievement of future performance targets.

 Secondary Public Offering of Common Stock

  In May 1998, the Board of Directors authorized the Company to proceed with a secondary public offering of the Company's Class B common stock.

                              ALBANYCREST LIMITED

                        REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders
Albanycrest Limited

  We have audited the accompanying balance sheet of Albanycrest Limited as of June 30, 1997 and the related statements of income, shareholders' equity and cash flows for the period from inception (November 13, 1996) to June 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with United Kingdom auditing standards which do not differ in any significant respect from United States generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Albanycrest Limited at June 30, 1997 and the results of its operations and its cash flows for the period from inception (November 13, 1996) to June 30, 1997 in conformity with United States generally accepted accounting principles.

                                          Ernst & Young
                                          Chartered Accountants

Reading, England
September 30, 1997

                              ALBANYCREST LIMITED

                                 BALANCE SHEET

                                                                  JUNE 30,
                                                                    1997
                                                               ---------------
                            ASSETS
Current assets:
  Cash........................................................ (Pounds) 31,796
  Accounts receivable.........................................         109,141
  Accrued revenue.............................................          49,152
                                                               ---------------
Total assets.................................................. (Pounds)190,089
                                                               ===============
             LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable............................................ (Pounds)118,672
  Accrued and other liabilities...............................          34,850
                                                               ---------------
Total current liabilities.....................................         153,522
Shareholders' equity:
  Ordinary shares - nominal value (Pounds)1 per share; at
   amounts paid up; 1,000 shares authorized, issued and
   outstanding at June 30, 1997...............................           1,000
  Retained earnings...........................................          36,567
                                                               ---------------
                                                                        37,567
                                                               ---------------
  Notes receivable from shareholders..........................          (1,000)
                                                               ---------------
Total shareholders' equity....................................          36,567
                                                               ---------------
Total liabilities and shareholders' equity.................... (Pounds)190,089
                                                               ===============


        The accompanying notes are an integral part of these statements.

                              ALBANYCREST LIMITED

                              STATEMENT OF INCOME

                                                                  INCEPTION
                                                             (NOVEMBER 13, 1996)
                                                              TO JUNE 30, 1997
                                                             -------------------
Revenues....................................................   (Pounds)829,957
Operating expenses:
  Cost of revenues..........................................           778,345
  General and administrative................................             4,285
                                                               ---------------
Total operating expenses....................................           782,630
                                                               ---------------
Income before provision for income taxes....................            47,327
Provision for income taxes..................................            10,760
                                                               ---------------
Net income..................................................   (Pounds) 36,567
                                                               ===============



        The accompanying notes are an integral part of these statements.

                              ALBANYCREST LIMITED

                       STATEMENT OF SHAREHOLDERS' EQUITY

                           ORDINARY SHARES                                       TOTAL
                         --------------------    RETAINED      NOTES FROM    SHAREHOLDERS'
                         SHARES    AMOUNT        EARNINGS     SHAREHOLDERS       EQUITY
                         ------ ------------- -------------- --------------  --------------
Issuance of ordinary
 shares to founders..... 1,000  (Pounds)1,000 (Pounds)   --  (Pounds)(1,000) (Pounds)   --
Net income..............   --             --          36,567            --           36,567
                         -----  ------------- -------------- --------------  --------------
Balance at June 30,
 1997................... 1,000  (Pounds)1,000 (Pounds)36,567 (Pounds)(1,000) (Pounds)36,567
                         =====  ============= ============== ==============  ==============



        The accompanying notes are an integral part of these statements.

                              ALBANYCREST LIMITED

                            STATEMENT OF CASH FLOWS

                                                                INCEPTION
                                                           (NOVEMBER 13, 1996)
                                                            TO JUNE 30, 1997
                                                           -------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income................................................   (Pounds)36,567
Adjustments to reconcile net income to net cash provided
 by operating activities
  Changes in assets and liabilities:
    Accounts receivable...................................         (109,141)
    Accrued revenue.......................................          (49,152)
    Accounts payable......................................          118,672
    Accrued and other liabilities.........................           34,850
                                                             --------------
Net cash provided by operating activities.................           31,796
Cash at beginning of period...............................              --
                                                             --------------
Cash at end of period.....................................   (Pounds)31,796
                                                             ==============



        The accompanying notes are an integral part of these statements.

                              ALBANYCREST LIMITED

                         NOTES TO FINANCIAL STATEMENTS

1 BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

 Organization and Basis of Presentation

  Albanycrest Limited ("Albanycrest") provides information technology ("IT') consulting, conforming applications development and systems integration services.

  Albanycrest was incorporated in November 1996 under the laws of England and Wales as a private limited company.

  On July 11, 1997, the shareholders and directors of Albanycrest entered into an agreement with Tier Technologies, Inc., a California corporation, for the sale of Albanycrest's business. The accompanying financial statements do not reflect any adjustments arising from this agreement.

  The accompanying financial statements have been prepared in accordance with United States generally accepted accounting principles ("US GAAP').

  These financial statements do not comprise statutory accounts of Albanycrest within the meaning of section 240 of the Companies Act 1985, as amended, of Great Britain. Albanycrest has not prepared any such accounts.

 Concentrations

  Sales to one customer accounted for 100% of Albanycrest's revenue from the date of inception to June 30, 1997. The loss of this customer would have a material adverse effect on Albanycrest's business, financial condition and results of operations.

 Use of Estimates

  The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

 Revenue Recognition

  Revenue is derived from time and material contracts and recognized during the period in which the services are provided.

 Income Taxes

  Income taxes are computed using the liability method, in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Under this method, deferred income tax assets and liabilities are determined based on temporary differences between the financial reporting and tax bases of assets and liabilities and are measured using enacted tax rates and laws.

2 ACCRUED AND OTHER LIABILITIES

  Accrued and other liabilities consist of the following:

                                                                   JUNE 30,
                                                                     1997
                                                                --------------
     Income tax authorities.................................... (Pounds)10,760
     Accrued expenses..........................................         14,926
     Other.....................................................          9,164
                                                                --------------
                                                                (Pounds)34,850
                                                                ==============

                              ALBANYCREST LIMITED

3 INCOME TAXES

  Albanycrest is subject to taxes in the United Kingdom. The income tax expense for the period ending June 30, 1997 consists entirely of a current charge computed at the United Kingdom statutory rate.

4 RELATED PARTY TRANSACTIONS

  Included within cost of revenues is an amount of approximately
(Pounds)313,000 relating to consulting costs invoiced by three companies. Albanycrest shareholders are also shareholders and directors of these companies.

                         SANCHA COMPUTER GROUP PTY LTD

                        REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Sancha Computer Group Pty Ltd

  We have audited the accompanying consolidated balance sheets of Sancha Computer Group Pty Ltd. as of June 30, 1996 and 1997, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended June 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sancha Computer Group Pty Ltd. at June 30, 1996 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended June 30, 1997 in conformity with generally accepted accounting principles.

                                                                  Ernst & Young

Sydney, Australia
April 29, 1998

                         SANCHA COMPUTER GROUP PTY LTD

                          CONSOLIDATED BALANCE SHEETS

                                                                 JUNE 30,
                                                            -------------------
                                                              1996      1997
                                                            -------- ----------
ASSETS
Current assets:
  Cash..................................................... $362,850 $  547,380
  Accounts receivable, net.................................  383,171    417,534
  Other receivables........................................   32,817     53,241
                                                            -------- ----------
Total current assets.......................................  778,838  1,018,155
Equipment and furniture, net...............................   17,683     37,281
                                                            -------- ----------
Total assets............................................... $796,521 $1,055,436
                                                            ======== ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Bank overdraft........................................... $103,299 $  197,687
  Accounts payable.........................................  144,589    228,259
  Accrued liabilities......................................   21,487     26,634
  Accrued compensation and related liabilities.............   66,081     85,923
  Accounts payable to affiliated entities..................   54,663     65,310
  Income taxes payable.....................................   96,725    132,452
                                                            -------- ----------
Total current liabilities..................................  486,844    736,265
Other liabilities..........................................   10,718     17,626

Stockholders' equity:
  Common stock A$1 par; authorized shares - 82,000; Issued
   and outstanding shares - 8,005 in 1996 and 1997.........    6,551      6,551
  Settlement funds.........................................   44,415      9,496
  Foreign currency translation adjustment..................   21,542      1,884
  Retained earnings........................................  226,451    283,614
                                                            -------- ----------
Total stockholders' equity.................................  298,959    301,545
                                                            -------- ----------
Total liabilities and stockholders' equity................. $796,521 $1,055,436
                                                            ======== ==========


                            See accompanying notes.

                         SANCHA COMPUTER GROUP PTY LTD

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                  SIX MONTHS
                               YEAR ENDED JUNE 30,            ENDED DECEMBER 31,
                         ----------------------------------  ----------------------
                            1995        1996        1997        1996        1997
                         ----------  ----------  ----------  ----------  ----------
Revenues................ $4,300,362  $5,159,888  $7,176,518  $3,750,299  $3,637,882
Cost of revenues........  2,641,510   3,145,145   4,656,204   2,465,729   2,478,014
                         ----------  ----------  ----------  ----------  ----------
Gross profit............  1,658,852   2,014,743   2,520,314   1,284,570   1,159,868
General and
 administrative
 expense................    310,123     599,270     749,379     330,271     432,693
                         ----------  ----------  ----------  ----------  ----------
Net operating income....  1,348,729   1,415,473   1,770,935     954,299     727,795
Interest income.........     11,454      15,435      18,848      10,116       7,814
Interest expense........     (1,862)     (1,184)       (951)       (812)       (351)
                         ----------  ----------  ----------  ----------  ----------
Income before income
 taxes..................  1,358,321   1,429,724   1,788,832     963,603     734,638
Provision for income
 taxes..................     62,989     102,737     133,685      72,013      34,711
                         ----------  ----------  ----------  ----------  ----------
Net income.............. $1,295,332  $1,326,987  $1,655,147  $  891,590  $  699,927
                         ==========  ==========  ==========  ==========  ==========



                            See accompanying notes.

                         SANCHA COMPUTER GROUP PTY LTD

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                FOR THE YEARS ENDED JUNE 30, 1995, 1996 AND 1997

                                                     FOREIGN
                          COMMON STOCK              CURRENCY                    TOTAL
                          ------------- SETTLEMENT TRANSLATION  RETAINED    STOCKHOLDERS'
                          SHARES AMOUNT   FUNDS    ADJUSTMENT   EARNINGS       EQUITY
                          ------ ------ ---------- ----------- -----------  -------------
Balance, July 30, 1994..  1,604  $1,894  $  9,457   $    --    $   225,423   $   236,774
  Dividends paid........    --      --        --         --       (192,487)     (192,487)
  Distributions paid....    --      --        --         --     (1,160,414)   (1,160,414)
  Net income............    --      --        --         --      1,295,332     1,295,332
  Foreign currency
   translation
   adjustment...........    --      --        --      (2,528)          --         (2,528)
                          -----  ------  --------   --------   -----------   -----------
Balance, June 30, 1995..  1,604   1,894     9,457     (2,528)      167,854       176,677
  Stock issued..........  6,401   4,657       --         --            --          4,657
  Units issued..........    --      --     34,958        --            --         34,958
  Dividends paid........    --      --        --         --       (126,452)     (126,452)
  Distributions paid....    --      --        --         --     (1,141,938)   (1,141,938)
  Net income............    --      --        --         --      1,326,987     1,326,987
  Foreign currency
   translation
   adjustment...........    --      --        --      24,070           --         24,070
                          -----  ------  --------   --------   -----------   -----------
Balance, June 30, 1996..  8,005   6,551    44,415     21,542       226,451       298,959
  Units redeemed........    --      --    (34,919)       --            --        (34,919)
  Dividends paid........    --      --        --         --       (204,022)     (204,022)
  Distributions paid....    --      --        --         --     (1,393,962)   (1,393,962)
  Net income............    --      --        --         --      1,655,147     1,655,147
  Foreign currency
   translation
   adjustment...........    --      --        --     (19,658)          --        (19,658)
                          -----  ------  --------   --------   -----------   -----------
Balance, June 30, 1997..  8,005   6,551     9,496      1,884       283,614       301,545
  Dividends paid
   (unaudited)..........    --      --        --         --       (122,500)     (122,500)
  Distributions paid
   (unaudited)..........    --      --        --         --       (130,842)     (130,842)
  Net income
   (unaudited)..........    --      --        --         --        699,927       699,927
  Foreign currency
   translation
   adjustment
   (unaudited)..........    --      --        --     (76,473)          --        (76,473)
                          -----  ------  --------   --------   -----------   -----------
Balance, December 31,
 1997 (unaudited).......  8,005  $6,551  $  9,496   $(74,589)  $   730,199   $   671,657
                          =====  ======  ========   ========   ===========   ===========

                            See accompanying notes.

                         SANCHA COMPUTER GROUP PTY LTD

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                 SIX MONTHS ENDED
                                  YEAR ENDED JUNE 30,              DECEMBER 31,
                          -------------------------------------  ------------------
                             1995         1996         1997        1996      1997
                          -----------  -----------  -----------  --------  --------
OPERATING ACTIVITIES
Net income..............  $ 1,295,332  $ 1,326,987  $ 1,655,147   891,590   699,927
Adjustments to reconcile
 net income to net cash
 provided by operating
 activities:
  Depreciation..........       19,792       14,948        6,340     4,692     6,102
  Write down of
   equipment and
   furniture............        6,592          --           --        --        --
  Changes in operating
   assets and
   liabilities:
    Accounts
     receivable.........      (51,510)    (151,435)     (34,363) (170,660) (350,224)
    Other receivables...          --       (32,104)     (20,424)   (2,774)     (908)
    Bank overdraft......      186,430      (83,131)      94,388    68,224   (63,395)
    Accounts payable....          --       144,589       83,670    39,171     2,947
    Accrued
     liabilities........       12,125        9,362        5,147    55,574    69,990
    Accrued compensation
     and related
     liabilities........       39,860       21,135       19,842   (63,625)  (24,676)
    Other liabilities...        7,472        3,246        6,908     4,122    (2,202)
    Income taxes
     payable............      (55,357)      58,414       35,727   (30,637)  (63,411)
    Accounts payable to
     affiliated
     entities...........       47,442      (29,982)      10,647    28,125   (65,310)
                          -----------  -----------  -----------  --------  --------
Net cash provided by
 operating activities...    1,508,178    1,282,029    1,863,029   823,802   208,840
INVESTING ACTIVITIES
Purchases of equipment
 and furniture..........      (18,341)     (15,802)     (25,938)  (15,024)   (6,844)
                          -----------  -----------  -----------  --------  --------
Net cash used in
 investing activities...      (18,341)     (15,802)     (25,938)  (15,024)   (6,844)
FINANCING ACTIVITIES
Dividends paid..........     (192,487)    (126,452)    (204,022) (260,800) (122,500)
Distributions paid......   (1,160,414)  (1,141,938)  (1,393,962) (526,737) (130,842)
Repayments on loan......       92,393          --           --        --        --
Units issued............          --        34,958      (34,919)  (34,919)      --
Stockholders' capital
 issued.................          --         4,657          --        --        --
                          -----------  -----------  -----------  --------  --------
Net cash provided by
 (used in) financing
 activities.............   (1,260,508)  (1,228,775)  (1,632,903) (822,456) (253,342)
Effect of exchange rate
 changes on cash........       (2,528)      24,070      (19,658)  (12,815)  (76,473)
                          -----------  -----------  -----------  --------  --------
Net increase (decrease)
 in cash................      226,801       61,522      184,530   (26,493) (127,819)
Cash at beginning of
 period.................       74,527      301,328      362,850   362,850   547,380
                          -----------  -----------  -----------  --------  --------
Cash at end of period...  $   301,328  $   362,850  $   547,380   336,357   419,561
                          ===========  ===========  ===========  ========  ========
SUPPLEMENTAL CASH FLOW INFORMATION
  Interest paid.........  $     1,862  $     1,184  $       951  $    812  $    345
                          ===========  ===========  ===========  ========  ========
  Income tax paid.......  $   118,346  $    50,925  $   129,507  $ 12,013  $ 34,711
                          ===========  ===========  ===========  ========  ========

                            See accompanying notes.

                         SANCHA COMPUTER GROUP PTY LTD

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(INFORMATION FOR THE SIX MONTHS ENDED DECEMBER 31, 1996 AND 1997 IS UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Description of Business

  Sancha Computer Services Pty Limited and its subsidiaries ("the Group") are organized under the laws of Australia.

  The Group comprises the following wholly owned entities:

    Sancha Computer Group Pty Ltd
    Sancha Computer Services Pty Ltd
    Sancha Computer Services Unit Trust
    Sancha Software Development Pty Ltd
    Sancha Research Pty Ltd
    Balesyn Computer Services Pty ltd
    Balesyn Unit Trust

  The Group is in the business of providing computer consultancy services to businesses primarily in New South Wales, Victoria, Western Australia and South Australia.

 Basis of Presentation

  The Company's financial statements are prepared using the accrual basis under generally accepted accounting principles. The financial statements of the subsidiaries are consolidated where the parent company controls the subsidiary.

  The Group operates wholly in Australia and conducts all transactions in Australian dollars. The financial statements have been translated into U.S. dollars, unless otherwise denoted, with the functional currency being Australian dollars. All assets and liabilities are translated at the exchange rate at the end of the period. Changes in stockholders' equity are translated at the rate applicable on the day the transaction occurred. Income and expense items are translated using the average rate for the period. Resulting translation adjustments are included in stockholders' equity.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of certain assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities. Accordingly, the actual amounts could differ from those estimates. Any adjustments applied to estimated amounts are recognized in the year in which such adjustments are determined.

 Cash

  Cash consists of demand deposits and bank overdrafts held at a major financial institution.

 Revenue Recognition

  Revenue from consultancy services is recognized as the service is performed.

                         SANCHA COMPUTER GROUP PTY LTD

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

 Equipment and Furniture

  Equipment and furniture are stated at cost. Depreciation of equipment and furniture is computed using straight-line and declining balance methods over the estimated useful lives of individual classes of assets, which range from four to eight years. The cost and accumulated depreciation of fixed assets sold or otherwise disposed are removed from the accounts and the resulting gain or loss is included in income in the period realized.

 Income Taxes

  Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and deferred tax liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and deferred tax liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

  Two of the operating entities which form part of the Group are unit trusts established pursuant to trust deeds. Under Australian Taxation Law, unit trusts are not required to pay tax on their net income provided the net taxable income is distributed in full to the unitholders. Therefore, the actual tax payable by the Group only represents tax payable on the income earned by the companies which form part of the Group.

  The Australian company tax rate was 33%, 36% and 36% for the years ended June 30, 1995, 1996 and 1997, respectively.

 Concentration of Credit Risk

  In the normal course of business, the Company provides unsecured credit terms to its customers. Accordingly, the Company performs ongoing credit evaluations of its customers and maintains allowances for possible losses which, when realized, have been within the range of management's expectations.

 Employee Entitlements

  Provision is made for the Group's liability for employee entitlements arising from services rendered by employees to the period end. These entitlements are payable pursuant to Australian employment legislation. Entitlements expected to be paid within one year are recorded at their nominal amount. Employee entitlements payable later than one year are recorded at the present value of the estimated future cash outflows relating to those entitlements and are classified as other long-term liabilities.

2. EQUIPMENT AND FURNITURE

  The components of equipment and furniture are as follows:

                                                                  JUNE 30,
                                                              -----------------
                                                               1996      1997
                                                              -------  --------
   Equipment................................................. $99,785  $125,909
   Furniture.................................................   3,461     3,275
                                                              -------  --------
                                                              103,246   129,184
   Less Accumulated Depreciation............................. (85,563)  (91,903)
                                                              -------  --------
                                                              $17,683  $ 37,281
                                                              =======  ========

                         SANCHA COMPUTER GROUP PTY LTD

3. LINE OF CREDIT

  Sancha Software Development Pty Limited had a line of credit agreement with a financial institution which provided for maximum principle borrowings of $60,000. Interest accrues at 13% per annum and amounts are secured by a debt and interest guarantee by certain stockholders.

  There were no amounts outstanding at June 30, 1997 and 1996 under this agreement.

4. STOCKHOLDERS' EQUITY

  The following table shows the shares issued and outstanding as at the end of each period:

                              JUNE 30,
                          -----------------
                          1995  1996  1997
                          ----- ----- -----
Ordinary Shares -- Par
 Value A$1, 72,000
 Shares Authorized .....  1,600 8,000 8,000
Class A Stock -- Par
 Value A$1, 2,000 Shares
 Authorized.............      1     1     1
Class B Stock -- Par
 Value A$1, 2,000 Shares
 Authorized.............      1     1     1
Class C Stock -- Par
 Value A$1, 2,000 Shares
 Authorized.............      1     1     1
Class D Stock -- Par
 Value A$1, 2,000 Shares
 Authorized.............      1     1     1
Class E Stock -- Par
 Value A$1, 2,000 Shares
 Authorized.............    --      1     1

5. RETIREMENT PLAN

  The Company has a statutory obligation under the laws of Australia to contribute certain amounts into a regulated superannuation fund on behalf of all employees, except where certain exemptions apply. The Company has no involvement with the management, control or organization of the Fund. The participants are fully vested at all times in both employee contributions and statutory employer contributions. Employer contributions to superannuation funds expensed in the financial statements for the years ended June 30, 1995, 1996 and 1997 were $49,121, $239,368 and $136,066, respectively.

6. SUBSEQUENT EVENTS

  Pursuant to a Sale Agreement dated February 26, 1998 the Company sold substantially all of the assets relating to its computer consulting business to Tier Technologies (Australia) Pty Limited, a subsidiary of Tier Technologies Inc. which is incorporated in the United States. The effective date of the sale is March 1, 1998. The financial statements do not include any adjustments to the recorded amounts of assets and liabilities which may result from this transaction.

                    SELECTED UNAUDITED PRO FORMA CONDENSED
                      CONSOLIDATED FINANCIAL INFORMATION

  The selected unaudited pro forma condensed consolidated financial information for the Company set forth below gives effect to the acquisition of certain assets and liabilities of Albanycrest Ltd. ("Albanycrest") and Sancha Computer Group Pty Ltd. ("Sancha"). The historical financial information set forth below has been derived from, and is qualified by reference to, the financial statements of the Company, Albanycrest and Sancha and should be read in conjunction with those financial statements and the notes thereto included elsewhere herein. The selected unaudited pro forma condensed consolidated statement of income data for the nine months ended September 30, 1997 and the six months ended March 31, 1998 set forth below gives effect to the acquisitions as if both occurred on January 1, 1997. The selected unaudited pro forma condensed consolidated financial information set forth below reflects certain adjustments, including adjustments to reflect the amortization of the intangible assets. The information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations." The selected unaudited pro forma condensed consolidated financial information set forth below does not purport to represent what the consolidated results of operations or financial condition of the Company would actually have been if the Albanycrest and Sancha acquisitions and related transactions had in fact occurred on such date or to project the future consolidated results of operations or financial condition of the Company.

        SELECTED UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF
              INCOME FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997

                             COMPANY    ALBANYCREST     SANCHA                  PRO FORMA    PRO FORMA
                          FOR THE NINE  FOR THE SIX  FOR THE NINE               BUSINESS   FOR THE NINE
                          MONTHS ENDED  MONTHS ENDED MONTHS ENDED              COMBINATION MONTHS ENDED
                          SEPTEMBER 30,   JUNE 30,   SEPTEMBER 30,             ADJUSTMENTS SEPTEMBER 30,
                              1997        1997 (1)     1997 (1)     COMBINED     (2)(3)        1997
                          ------------- ------------ ------------- ----------- ----------- -------------
Revenues................   $22,478,643   $1,366,859   $5,259,723   $29,105,225  $     --    $29,105,225
Cost of revenues........    14,916,846    1,281,856    3,473,715    19,672,417        --     19,672,417
                           -----------   ----------   ----------   -----------  ---------   -----------
Gross profit............     7,561,797       85,003    1,786,008     9,432,808        --      9,432,808
Costs and expenses:
 Selling and marketing..     1,836,082          --           --      1,836,082        --      1,836,082
 General and
  administrative........     4,397,315        7,057      671,156     5,075,528        --      5,075,528
 Depreciation and
  amortization..........       273,676          --         4,700       278,376    320,346       598,722
                           -----------   ----------   ----------   -----------  ---------   -----------
 Income from
  operations............     1,054,724       77,946    1,110,152     2,242,822   (320,346)    1,922,476
Interest income.........        70,429          --        12,656        83,085        --         83,085
Interest expense........       169,299          --           354       169,653        --        169,653
                           -----------   ----------   ----------   -----------  ---------   -----------
Income before income
 taxes..................       955,854       77,946    1,122,454     2,156,254   (320,346)    1,835,908
Provision for income
 taxes..................       383,998       17,721      161,237       562,956    171,407       734,363
                           -----------   ----------   ----------   -----------  ---------   -----------
Net income..............   $   571,856   $   60,225   $  961,217   $ 1,593,298  $(491,753)  $ 1,101,545
                           ===========   ==========   ==========   ===========  =========   ===========
Pro forma basic net
 income per share (4)...                                                                    $      0.20
                                                                                            ===========
Shares used in computing
 pro forma basic net
 income per share (4)...                                                                      5,450,773
                                                                                            ===========
Pro forma diluted net
 income per share (4)...                                                                    $      0.19
                                                                                            ===========
Shares used in computing
 pro forma diluted net
 income per share (4)...                                                                      5,845,368
                                                                                            ===========


                            See accompanying notes.

        SELECTED UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF
                 INCOME FOR THE SIX MONTHS ENDED MARCH 31, 1998

                            COMPANY       SANCHA                                 PRO FORMA
                          FOR THE SIX  FOR THE FIVE                PRO FORMA    FOR THE SIX
                          MONTHS ENDED MONTHS ENDED                BUSINESS     MONTHS ENDED
                           MARCH 31,   FEBRUARY 28,               COMBINATION    MARCH 31,
                              1998       1998 (1)    COMBINED   ADJUSTMENTS (3)     1998
                          ------------ ------------ ----------- --------------- ------------
Revenues................  $21,822,563   $3,060,957  $24,883,520    $     --     $24,883,520
Cost of revenues........   14,436,706    2,041,731   16,478,437          --      16,478,437
                          -----------   ----------  -----------    ---------    -----------
Gross profit............    7,385,857    1,019,226    8,405,083          --       8,405,083
Costs and expenses:
 Selling and marketing..    1,416,145          --     1,416,145          --       1,416,145
 General and
  administrative........    3,703,190      257,396    3,960,586          --       3,960,586
 Depreciation and
  amortization..........      422,851        5,085      427,936      151,872        579,808
                          -----------   ----------  -----------    ---------    -----------
Income from operations..    1,843,671      756,745    2,600,416     (151,872)     2,448,544
Interest income.........      407,799        5,181      412,980          --         412,980
Interest expense........       83,039          142       83,181          --          83,181
                          -----------   ----------  -----------    ---------    -----------
Income before income
 taxes..................    2,168,431      761,784    2,930,215     (151,872)     2,778,343
Provision for income
 taxes..................      878,216       75,054      953,270      171,959      1,125,229
                          -----------   ----------  -----------    ---------    -----------
Net income..............  $ 1,290,215   $  686,730  $ 1,976,945    $(323,831)   $ 1,653,114
                          ===========   ==========  ===========    =========    ===========
Pro forma basic net
 income per share (4)...                                                        $      0.21
                                                                                ===========
Shares used in computing
 pro forma basic net
 income per share (4)...                                                          7,690,705
                                                                                ===========
Pro forma diluted net
 income per share (4)...                                                        $      0.18
                                                                                ===========
Shares used in computing
 pro forma diluted net
 income per share (4)...                                                          9,000,800
                                                                                ===========


                            See accompanying notes.

                   NOTES TO THE SELECTED UNAUDITED PRO FORMA
                  CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

  Pro forma and offering adjustments for statements of income for the nine months ended September 30, 1997 and the six months ended March 31, 1998 are as follows:

1. The Albanycrest and Sancha condensed statements of income are presented after translation using the local currency as the functional currency.

2. Reflects the amortization of intangible assets acquired in the Albanycrest acquisition recorded at $565,628 amortized over a six year period.

3. Reflects the amortization of intangible assets acquired in the Sancha acquisition recorded at $5,202,858 amortized over eight to fifteen years.

4. Basic net income per share is computed using the weighted average number of shares of common stock outstanding. Diluted net income per share is computed using the weighted average number of shares of common stock outstanding plus all dilutive common stock equivalents, which include stock options and convertible preferred stock. Basic and diluted net income per share amounts have been adjusted to reflect the issuance of 51,213 shares of common stock issued as part of the Sancha acquisition as if the shares had been outstanding for all periods presented.

GLOBAL DELIVERY CAPABILITIES

  Tier Technologies has eleven sales locations in the United States, Australia and the United Kingdom.















    [MAP DEPICTING GEOGRAPHIC AREAS COVERED BY TIER AND LIST OF LOCATION OF
                                    OFFICES]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

 NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, OR BY ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                                ---------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Prospectus Summary.......................................................   3
Risk Factors.............................................................   6
Acquisitions.............................................................  14
Use of Proceeds..........................................................  16
Price Range of Class B Common Stock......................................  16
Dividend Policy..........................................................  16
Capitalization...........................................................  17
Selected Consolidated Financial Data.....................................  18
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  19
Business.................................................................  27
Management...............................................................  36
Certain Transactions.....................................................  46
Principal and Selling Shareholders.......................................  48
Description of Capital Stock.............................................  49
Shares Eligible for Future Sale..........................................  52
Underwriting.............................................................  54
Legal Matters............................................................  55
Experts..................................................................  56
Additional Information...................................................  56
Index to Consolidated Financial Statements............................... F-1

                                ---------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                3,000,000 SHARES

                          [TIER TECHNOLOGIES(R) LOGO]

                              CLASS B COMMON STOCK

                                 ------------

                                   PROSPECTUS

                                 ------------

                          ADAMS, HARKNESS & HILL, INC.

                             NATIONSBANC MONTGOMERY
                                 SECURITIES LLC

                                       , 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                  INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table sets forth the costs and expenses, other than underwriting discounts and commissions, expected to be incurred by the Registrant and the Selling Shareholders in connection with the offering described in this Registration Statement. All amounts, except the SEC registration fee, the NASD filing fee and the Nasdaq listing fee are estimates.

   SEC Registration Fee............................................... $ 18,320
   NASD Filing Fee....................................................    6,710
   Nasdaq Listing Fee.................................................   17,500
   Printing and Engraving Expenses....................................  143,000
   Accounting Fees and Expenses.......................................  220,000
   Legal Fees and Expenses............................................  300,000
   Blue Sky Fees and Expenses (including fees of counsel).............   10,000
   Miscellaneous expenses.............................................  114,470
                                                                       --------
       Total.......................................................... $830,000
                                                                       ========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Article IV of the Registrant's Amended and Restated Articles of Incorporation provides for the indemnification of the officers and directors of the Registrant to the fullest extent permissible under California law. In addition, Article IX, Section 1 of the Registrant's Amended and Restated Bylaws requires that the Registrant indemnify, and, in certain instances, advance expenses to, its agents, with respect to certain costs, expenses, judgments, fines, settlements and other amounts incurred in connection with any proceeding, to the fullest extent permitted by applicable law. Pursuant to its Articles and Bylaws, the Registrant has entered into indemnification agreements with each of its officers and directors, the form of which is filed as Exhibit 10.24.

  Section 317(b) of the California Corporations Code (the "Corporations Code") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any "proceeding" (as defined in Section 317(a) of the Corporations Code), other than an action by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that such person is or was a director, officer, employee or other agent of the corporation (collectively, an "Agent"), against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with such proceeding if the Agent acted in good faith and in a manner the Agent reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful.

  Section 317(c) of the Corporations Code provides that a corporation shall have power to indemnify any Agent who was or is a party or is threatened to be made a party to any threatened, pending or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was an Agent, against expenses actually and reasonably incurred by the Agent in connection with the defense or settlement of such action if the Agent acted in good faith and in a manner such Agent believed to be in the best interest of the corporation and its shareholders.

  Section 317(c) further provides that no indemnification may be made thereunder for any of the following: (i) in respect of any claim, issue or matter as to which the Agent shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which such proceeding is or was pending shall determine that such Agent is fairly and reasonably entitled to indemnification for expenses, (ii) of amounts paid in settling or otherwise disposing of a pending action without court approval and
(iii) of expenses incurred in defending a pending action which is settled or otherwise disposed of without court approval.

  Section 317(d) of the Corporations Code requires that an Agent be indemnified against expenses actually and reasonably incurred to the extent the Agent has been successful on the merits in the defense of proceedings referred to in subdivisions (b) or (c) of Section 317.

  Except as provided in Section 317(d), and pursuant to Section 317(e), indemnification under Section 317 shall be made by the corporation only if specifically authorized and upon a determination that indemnification is proper in the circumstances because the Agent has met the applicable standard of conduct set forth in Section 317(b) or (c), by any of the following: (i) a majority vote of a quorum consisting of directors who are not parties to the proceeding, (ii) if such a quorum of directors is not obtainable, by independent legal counsel in a written opinion, (iii) approval of the shareholders, provided that any shares owned by the Agent may not vote thereon, or (iv) the court in which such proceeding is or was pending.

  Pursuant to Section 317(f) of the Corporations Code, the corporation may advance expenses incurred in defending any proceeding upon receipt of an undertaking by the Agent to repay such amount if it is ultimately determined that the Agent is not entitled to be indemnified.

  Section 317(h) provides, with certain exceptions, that no indemnification shall be made under Section 317 where it appears that it would be inconsistent with a provision of the corporation's articles, bylaws, a shareholder resolution or an agreement which prohibits or otherwise limits indemnification, or where it would be inconsistent with any condition expressly imposed by a court in approving a settlement.

  Section 317(i) authorized a corporation to purchase and maintain insurance on behalf of an Agent for liabilities arising by reason of the Agent's status, whether or not the corporation would have the power to indemnify the Agent against such liability under the provisions of Section 317.

  Section 10 of the Underwriting Agreement between the Underwriters, the Registrant and the Selling Shareholders, provides that the Underwriters shall indemnify and hold harmless the Selling Shareholders and the Registrant from and against any liability caused by any materially misleading or untrue statement or omission in the Registration Statement or Prospectus furnished to the Registrant by the Underwriter for use therein.

  In addition, Article IX, Section 1 of the Bylaws of the Registrant authorizes the Registrant to purchase and maintain insurance on behalf of any person indemnified by the Company. The Registrant currently maintains a directors and officers liability policy in the amount of $3,000,000.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  In the three years preceding the filing of this registration statement, the Registrant has issued the following securities that were not registered under the Act (issuances prior to February 1997 do not reflect the Company's recapitalization pursuant to which each outstanding share of Common Stock was exchanged for 40 shares of Class A Common Stock and 60 shares of Class B Common Stock):

  In January 1997, the Company issued 3,000 shares of Common Stock to James L. Bildner upon the exercise of a stock option with an exercise price of $12.48 per share. The Company received total consideration of $37,440.

  From January 1996 to March 3, 1998, the Company granted options to purchase a total of 680,000 shares of Class A Common Stock and 2,811,309 shares of Class B Common Stock at exercise prices ranging from $0.125 per share to $10.875 per share.

  In February 1997, 1,840,000 shares of Class A Common Stock and 2,760,000 shares of Class B Common Stock were issued to certain employees and directors of the Registrant in exchange for 46,000 shares of Common Stock.

  In February 1997, the Company issued 80,000 shares of Class A Common Stock and 120,000 shares of Class B Common Stock to James L. Bildner upon the exercise of a stock option with an exercise price of $1.65 per share. The Company received total consideration of $330,000.

  In February 1997, the Company issued 120,000 shares of Class A Common Stock and 180,000 shares of Class B Common Stock to James L. Bildner upon the exercise of a stock option with an exercise price of $1.65 per share. The Company received total consideration of $495,000.

  In February 1997, the Company issued 120,000 shares of Class A Common Stock and 180,000 shares of Class B Common Stock to William G. Barton upon the exercise of a stock option with an exercise price of $1.82 per share. The Company received total consideration of $546,000.

  In February 1997, the Company issued 110,000 shares of Class A Common Stock and 180,000 shares of Class B Common Stock to James L. Bildner upon the exercise of a stock option with an exercise price of $3.58 per share. The Company received total consideration of $393,800.

  In February 1997, the Company issued 120,000 shares of Class A Common Stock and 180,000 shares of Class B Common Stock to William G. Barton upon the exercise of a stock option with an exercise price of $3.58 per share. The Company received total consideration of $393,800.

  In July 1997, pursuant to the terms of an equity financing of the Company (the "Equity Financing"), the Registrant issued a total of 420,953 shares of the Company's Series A Convertible Preferred Stock to the following shareholders: Albermarie Partners; Allen I. Bildner; Allyn C. Woodward, Jr.; Barry A. Sylvetsky; Benjamin A. Marsh; Bernad K. Chiu; Donald Baron; Delaware Charter Guarantee & Trust Co. (TTEE) fbo George K. Ross; Eunice Buckland; Francis H. Zenie; Frederick Mark D'Annolfo; Ira Stepanian; John L. Newbold; Thomas Newbold; John W. Adams; Josef von Rickenbach; Kevin M. McCafferty; Larry Moore; Merchants' Fund; Nucon Capital Corporation; Peter Goodman; Ralph Casazzone; Richard K. Bendetson; Richard N. Goldman & Co.; Ronald E. English; Ronald L. Rossetti; Samuel Cabot III; Scott H. Cummings; Sherif A. Nada; Steven J. Sheftel; Tucks Point LP; and William G. Barton. The price per share was $5.25, for an aggregate consideration of $2,210,003. In connection with the Equity Financing, Adams, Harkness & Hill, Inc. received a commission of $68,374.

  In December 1997, the Company issued 14,697 shares of Class B Common Stock to David Beman upon the exercise of a stock option with an exercise price of $2.45 per share. The Company received total consideration of $36,008.

  In March 1998, the Company issued 51,213 shares of Class B Common Stock to Sancha Pty Limited, Nordrana Pty Limited, Shatten Pty Limited and Julian Midwinter & Associates Pty Limited as partial consideration for its acquisition of certain assets and liabilities of Sancha Computer Services Pty Limited and Sancha Software Development Pty Limited which totaled $5.2 million.

  In April 1998, the Company issued 48,768 shares of Class B Common Stock to Simpson Fewster & Co. Pty Limited as trustee for the SFC Unit Trust for the benefit of Mark Jonathan Simpson and Jody Louise Fewster as partial consideration for its acquisition of certain assets and liabilities of Simpson Fewster & Co. Pty Limited which totaled $1.5 million.

  The shares of capital stock and other securities issued in the above transactions were offered and sold in reliance upon the exemptions from registration under Section 4(2) and Section 3(a)(9) of the Securities Act, or Regulation D or Rule 701 promulgated under the Securities Act, relative to sales by an issuer not involving any public offering. The recipients of the above-described securities represented their intention to acquire the securities for investment only and not with a view to distribution thereof. Appropriate legends were affixed to the stock certificates issued in such transactions. All recipients had adequate access, through employment or other relationship, to information about the Registrant.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) Exhibits

 NUMBER                                DESCRIPTION
 ------                                -----------
  1.1    Form of Underwriting Agreement
  3.1**  Amended and Restated Articles of Incorporation
  3.2**  Amended and Restated Bylaws
  4.1**  Form of Class B Common Stock Certificate
  4.2**  See Exhibits 3.1 and 3.2 for provisions of the Amended and Restated
         Articles and Amended and Restated Bylaws of the Registrant defining rights of the holders of Class B Common Stock of the Registrant
  5.1    Opinion of Paul, Hastings, Janofsky & Walker LLP, Counsel to the
         Registrant, as to the legality of the shares being registered
 10.1**  Amended and Restated 1996 Equity Incentive Plan
 10.2*   Second Amended and Restated Employment Agreement by and between the
         Registrant and James L. Bildner, dated as of February 16, 1998
 10.3*   Second Amended and Restated Employment Agreement by and between the
         Registrant and William G. Barton, dated as of February 16, 1998
 10.4**  Investors' Rights Agreement by and among the Registrant and holders of the Registrant's Series A Convertible Preferred Stock, dated as of
         July 28, 1997
 10.5**  Stock Purchase Agreement by and among the Registrant and holders of the Registrant's Series A Convertible Preferred Stock, dated as of
         July 28, 1997
 10.6**  Full Recourse Promissory Note by and between the Registrant and James
         L. Bildner, dated as of December 31, 1996
 10.7**  Full Recourse Promissory Note by and between the Registrant and James
         L. Bildner, dated as of January 2, 1997
 10.8**  Full Recourse Promissory Note by and between the Registrant and James
         L. Bildner, dated as of May 31, 1997
 10.9**  Full Recourse Promissory Note by and between the Registrant and James
         L. Bildner, dated as of May 31, 1997
 10.10** Full Recourse Promissory Note by and between the Registrant and James
         L. Bildner, dated as of July 15, 1997
 10.11*  Amended and Restated Full Recourse Secured Promissory Note, dated as of April 1, 1998, and Amended and Restated Pledge Agreement dated
         April 1, 1998, by and between the Registrant and James L. Bildner.
 10.12*  Amended and Restated Full Recourse Secured Promissory Note, dated as of April 1, 1998, and Amended and Restated Pledge Agreement dated
         April 1, 1998, by and between the Registrant and James L. Bildner.
 10.13** Full Recourse Promissory Note by and between the Registrant and
         William G. Barton, dated as of December 31, 1996
 10.14** Full Recourse Secured Promissory Note, dated as of February 28, 1997, and Amended and Restated Pledge Agreement, dated as of August 1, 1997, by and between the Registrant and William G. Barton
 10.15** Full Recourse Promissory Note by and between the Registrant and
         William G. Barton, dated as of February 28, 1997
 10.16** Full Recourse Promissory Note by and between the Registrant and
         William G. Barton, dated as of July 15, 1997
 10.17** Full Recourse Promissory Note by and between the Registrant and F.
         Thomas Latham, dated as of July 15, 1997
 10.18*  Amended and Restated Employment Agreement by and between the
         Registrant and George K. Ross, dated as of February 16, 1998

  NUMBER                               DESCRIPTION
  ------                               -----------
 10.19**  Full Recourse Promissory Note by and between the Registrant and
          George K. Ross, dated as of February 3, 1997
 10.20**  Office Lease by and between Urban West Business Park, Colony MB
          Partners, L.P., as Landlord, and Tier Corporation, a California
          Corporation, as Tenant, as amended July 29, 1997
 10.21**  Form of Indemnification Agreement
 10.22**  Tier Corporation 401(k) Plan, Summary Plan Description
 10.23**  Asset Purchase Agreement by and among the Registrant, Encore
          Consulting LLC, Robert D. Beman, Thomas E. McCleod and David Myers,
          dated as of December 31, 1996
 10.24**  Asset Purchase Agreement by and among the Registrant, Albanycrest
          Limited, a Limited Liability Company Incorporated in England, and
          Andrew David Armstrong, Thomas Thomson and Howard Moore, dated as of
          July 11, 1997
 10.25**  Agreement for provision of consulting services by and between the
          Registrant and Kaiser Foundation Health Plan, Inc.
 10.26**  Agreement for provision of consulting services by and between the
          Registrant and the State of Missouri
 10.27**  Agreement for provision of consulting services by and between the
          Registrant and Unisys Corporation (Arizona)
 10.28**  Agreement for provision of consulting services by and between the
          Registrant and Unisys Corporation (Australia)
 10.29**  Form of Voting Trust Agreement
 10.30**  Employee Stock Purchase Plan
 10.31**  Voting Trust Agreement
 10.32**  Form of Buy-Sell Agreement between James L. Bildner and William G.
          Barton
 10.33*** Business Purchase Agreement by and among Sancha Computer Services Pty
          Limited, Sancha Software Development Pty Limited and Tier
          Technologies (Australia) Pty Limited, dated as of February 26, 1998
 10.34*** Amendment of Business Purchase Agreement, among Sancha Computer
          Services Pty Limited, Sancha Software Development Pty Limited and
          Tier Technologies (Australia) Pty Limited.
 10.35*   Revolving Credit Agreement by and between the Registrant, Tier
          Technologies (United Kingdom) Inc. and BankBoston, N.A.
 10.36*   Agreement for provision of consulting services by and between the
          Registrant and Humana, Inc.
 10.37*   Full Recourse Promissory Note by and between the Registrant and
          George K. Ross, dated as of February 10, 1998
 21.1**   Subsidiaries of the Registrant
 23.1     Consent of Paul, Hastings, Janofsky & Walker LLP (included in legal opinion filed as Exhibit 5.1)
 23.2     Consent of Ernst & Young LLP, Independent Auditors
 23.3     Consent of Ernst & Young, Independent Auditors
 23.4     Consent of Ernst & Young, Independent Auditors
 24.1*    Powers of Attorney (included in signature page in Part II of the
          Registration Statement)
 27.1*    Financial Data Schedule
 27.2*    Financial Data Schedule

--------

*   Previously filed
** Filed as an exhibit to the Registrant's Registration Statement on Form S-1 (No. 333-37661), as amended, initially filed on October 10, 1997, and incorporated herein by reference.
*** Filed as an exhibit to the Registrant's Current Report on Form 8-K dated
    March 27, 1998, and incorporated herein by reference.

  (b) Financial Statement Schedules

    None

ITEM 17. UNDERTAKINGS

  (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  (b) The undersigned registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF WALNUT CREEK, STATE OF CALIFORNIA, ON THE 5TH DAY OF JUNE, 1998.

                                          Tier Technologies, Inc.

                                                   /s/ James L. Bildner
                                          By: _________________________________
                                             JAMES L. BILDNER CHAIRMAN OF THE
                                             BOARD AND CHIEF EXECUTIVE OFFICER

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:


                NAME                            TITLE                DATE
        /s/ James L. Bildner            Chairman of the
-------------------------------------    Board and Chief         June 5, 1998
          JAMES L. BILDNER               Executive Officer
                                         (Principal
                                         Executive Officer)

                                        President, Chief
     /s/ William G. Barton               Technology Officer      June 5, 1998
-------------------------------------    and Director
          WILLIAM G. BARTON

                                        Executive Vice
       /s/ George K. Ross                President, Chief        June 5, 1998
-------------------------------------    Financial Officer
           GEORGE K. ROSS                and Director
                                         (Principal
                                         Financial and
                                         Accounting Officer)

                                        Director
-------------------------------------
         RONALD L. ROSSETTI

                                        Director
               *
-------------------------------------
          SAMUEL CABOT III

*By: /s/James L. Bildner                                         June 5, 1998
-------------------------------------

        JAMES L. BILDNER

        ATTORNEY-IN-FACT

                                 EXHIBIT INDEX

 EXHIBIT                         DESCRIPTION                           PAGE NO.
 -------                         -----------                           --------
  1.1    Form of Underwriting Agreement
  3.1**  Amended and Restated Articles of Incorporation
  3.2**  Amended and Restated Bylaws
  4.1**  Form of Class B Common Stock Certificate
  4.2**  See Exhibits 3.1 and 3.2 for provisions of the Amended and
         Restated Articles and Amended and Restated Bylaws of the
         Registrant defining rights of the holders of Class B Common
         Stock of the Registrant
  5.1    Opinion of Paul, Hastings, Janofsky & Walker LLP, Counsel
         to the Registrant, as to the legality of the shares being
         registered
 10.1**  Amended and Restated 1996 Equity Incentive Plan
 10.2*   Second Amended and Restated Employment Agreement by and
         between the Registrant and James L. Bildner, dated as of
         February 16, 1998
 10.3*   Second Amended and Restated Employment Agreement by and
         between the Registrant and William G. Barton, dated as of
         February 16, 1998
 10.4**  Investors' Rights Agreement by and among the Registrant and holders of the Registrant's Series A Convertible Preferred
         Stock, dated as of July 28, 1997
 10.5**  Stock Purchase Agreement by and among the Registrant and holders of the Registrant's Series A Convertible Preferred
         Stock, dated as of July 28, 1997
 10.6**  Full Recourse Promissory Note by and between the Registrant and James L. Bildner, dated as of December 31, 1996
 10.7**  Full Recourse Promissory Note by and between the Registrant and James L. Bildner, dated as of January 2, 1997
 10.8**  Full Recourse Promissory Note by and between the Registrant and James L. Bildner, dated as of May 31, 1997
 10.9**  Full Recourse Promissory Note by and between the Registrant and James L. Bildner, dated as of May 31, 1997
 10.10** Full Recourse Promissory Note by and between the Registrant and James L. Bildner, dated as of July 15, 1997
 10.11*  Amended and Restated Full Recourse Secured Promissory Note,
         dated as of April 1, 1998, and Amended and Restated Pledge
         Agreement dated April 1, 1998, by and between the
         Registrant and James L. Bildner.
 10.12*  Amended and Restated Full Recourse Secured Promissory Note,
         dated as of April 1, 1998, and Amended and Restated Pledge
         Agreement dated April 1, 1998, by and between the
         Registrant and James L. Bildner.
 10.13** Full Recourse Promissory Note by and between the Registrant and William G. Barton, dated as of December 31, 1996
 10.14** Full Recourse Secured Promissory Note, dated as of February
         28, 1997, and Amended and Restated Pledge Agreement, dated as of August 1, 1997, by and between the Registrant and
         William G. Barton
 10.15** Full Recourse Promissory Note by and between the Registrant and William G. Barton, dated as of February 28, 1997
 10.16** Full Recourse Promissory Note by and between the Registrant and William G. Barton, dated as of July 15, 1997
 10.17** Full Recourse Promissory Note by and between the Registrant and F. Thomas Latham, dated as of July 15, 1997
 10.18*  Amended and Restated Employment Agreement by and between the Registrant and George K. Ross, dated as of February 16,
         1998
 10.19** Full Recourse Promissory Note by and between the Registrant and George K. Ross, dated as of February 3, 1997

 EXHIBIT                          DESCRIPTION                          PAGE NO.
 -------                          -----------                          --------
 10.20**  Office Lease by and between Urban West Business Park,
          Colony MB Partners, L.P., as Landlord, and Tier
          Corporation, a California Corporation, as Tenant, as
          amended July 29, 1997
 10.21**  Form of Indemnification Agreement
 10.22**  Tier Corporation 401(k) Plan, Summary Plan Description
 10.23**  Asset Purchase Agreement by and among the Registrant,
          Encore Consulting LLC, Robert D. Beman, Thomas E. McCleod
          and David Myers, dated as of December 31, 1996
 10.24**  Asset Purchase Agreement by and among the Registrant,
          Albanycrest Limited, a Limited Liability Company
          Incorporated in England, and Andrew David Armstrong,
          Thomas Thomson and Howard Moore, dated as of July 11, 1997
 10.25**  Agreement for provision of consulting services by and between the Registrant and Kaiser Foundation Health Plan,
          Inc.
 10.26**  Agreement for provision of consulting services by and between the Registrant and the State of Missouri
 10.27**  Agreement for provision of consulting services by and between the Registrant and Unisys Corporation (Arizona)
 10.28**  Agreement for provision of consulting services by and between the Registrant and Unisys Corporation (Australia)
 10.29**  Form of Voting Trust Agreement
 10.30**  Employee Stock Purchase Plan
 10.31**  Voting Trust Agreement
 10.32**  Form of Buy-Sell Agreement between James L. Bildner and
          William G. Barton
 10.33*** Business Purchase Agreement by and among Sancha Computer
          Services Pty Limited, Sancha Software Development Pty
          Limited and Tier Technologies (Australia) Pty Limited,
          dated as of February 26, 1998
 10.34*** Amendment of Business Purchase Agreement, among Sancha
          Computer Services Pty Limited, Sancha Software Development
          Pty Limited and Tier Technologies (Australia) Pty Limited.
 10.35*   Revolving Credit Agreement by and between the Registrant,
          Tier Technologies (United Kingdom) Inc. and BankBoston,
          N.A.
 10.36*   Agreement for provision of consulting services by and
          between the Registrant and Humana, Inc.
 10.37*   Full Recourse Promissory Note by and between the
          Registrant and George K. Ross, dated as of February 10,
          1998
 21.1**   Subsidiaries of the Registrant
 23.1     Consent of Paul, Hastings, Janofsky & Walker LLP (included in legal opinion filed as Exhibit 5.1)
 23.2     Consent of Ernst & Young LLP, Independent Auditors
 23.3     Consent of Ernst & Young, Independent Auditors
 23.4     Consent of Ernst & Young, Independent Auditors
 24.1*    Powers of Attorney (included in signature page in Part II
          of the Registration Statement)
 27.1*    Financial Data Schedule
 27.2*    Financial Data Schedule

--------

*   Previously filed
** Filed as an exhibit to the Registrant's Registration Statement on Form S-1 (No. 333-37661), as amended, initially filed on October 10, 1997, and incorporated herein by reference.
*** Filed as an exhibit to the Registrant's Current Report on Form 8-K dated
    March 27, 1998, and incorporated herein by reference.

                                       2